PROSPECTUS

             700,000 Class A Cumulative Convertible Preferred Shares

                             -----------------------

                           WELLINGTON PROPERTIES TRUST

                             -----------------------

         We are a real estate investment trust, formed to acquire,  develop, own
and  operate  investment  real  estate,   principally  office  buildings,  light
industrial facilities, community shopping centers and apartment communities.

         This prospectus relates to the public offering of our Class A Cumulative Convertible Preferred Shares (the "Class A Preferred Shares"), on which dividends will accrue at an annual rate of 9.5%. The Class A Preferred Shares may be converted by the holder into our common shares at any time. Our board of trustees may, but has no obligation to, declare dividends on our common shares from time to time, provided accrued dividends on our preferred shares have then been paid.

         Our common shares are currently listed for quotation on the Nasdaq SmallCap Market(sm) under the symbol "WLPT." Our common shares have been approved for listing on the American Stock Exchange under the symbol "RPP" following the closing of the offering and once so listed, will no longer be listed on the Nasdaq SmallCap Market(sm). No market currently exists for our Class A Preferred Shares, but they have been approved for listing on the American Stock Exchange under the symbol "RPP.A" upon the closing of the offering.

         The public offering price of our Class A Preferred Shares will be $10.00 per share.

         An investment by you in our Class A Preferred Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 10 of this prospectus.

  The Offering                       Per Share       Total

  --------------------------------- ------------ ---------------

  Public offering price               $10.00         $7,000,000

  Underwriting discount               $ 0.75          $ 525,000
                                     -------         ----------
  Proceeds to us (before
  deduction of other
  offering expenses)                  $ 9.25         $6,475,000

         We are also offering our underwriters a 45-day option to purchase up to 105,000 additional shares, solely to cover any overallotments. In addition to the underwriters' discount, we will pay the underwriters an aggregate of 2% of total proceeds of this offering as payment for expenses they incur. We will also issue the underwriters' representative a warrant to purchase 35,500 Class A Preferred Shares.

         In considering an investment in our Class A Preferred Shares, you should rely only on the information in this prospectus. We have not authorized anyone to provide you with information that is different.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our Class A Preferred Shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

[logo of R. J. Steichen & Company]
                                 [logo of Miller, Johnson & Kuehn, Incorporated]

                                October 28, 1999

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements contained in this prospectus.

         All   information  in  this   prospectus   has  been  adjusted,   where
appropriate, to reflect a common share split on March 24, 1999, whereby every holder of our common shares was issued 4.75 shares for each 3 shares held.

                                    The Trust

         Wellington Properties Trust is a self-administered real estate investment trust or "REIT" formed on March 15, 1994 under Maryland law. In
November 1998, we became an umbrella partnership REIT when we formed an operating partnership called Wellington Properties Investments, L.P., of which we are the sole general partner. Through the operating partnership and our subsidiaries, we acquire, develop, own and operate our investment properties.

         We seek to develop a diversified portfolio of investment real estate, including office buildings, light industrial facilities, community shopping centers and apartment communities.

         Our operating partnership or our subsidiaries currently own five properties:

         o        a  119,722   square-foot   office   building  in  Minneapolis,
                  Minnesota;

         o        a 77,533 square-foot office building in St. Cloud, Minnesota;

         o a 50,291 square-foot light industrial facility in Burnsville, Minnesota;

         o        a 304-unit apartment community in Madison, Wisconsin; and

         o        a 72-unit  apartment  community in Schofield,  Wisconsin.

Our Madison, Wisconsin apartment community is currently subject to sale under a land purchase agreement.

         Currently, each of our investment properties are managed by one of our REITPLUS(sm) affiliates. We developed our REITPLUS(sm) strategy to create a unique investment partnership with potential sellers of real estate properties in order to expand our operations and attract quality properties from real estate owners. REITPLUS(sm) provides potential sellers with traditional benefits of an umbrella partnership REIT or "UPREIT," such as capital access, diversification and tax deferral, PLUS it creates an entrepreneurial opportunity uncommon in our industry, in that the sellers retain management and leasing responsibility of the property, and participate in the equity appreciation of our properties. Organizations looking to sell, but not "sell out," will be incented to complete UPREIT transactions as a means to diversify holdings and form strategic alliances. We designed the REITPLUS(sm) ownership and management structure to attract these organizations and to provide them with the following benefits:

         o        the seller becomes a partner, not an employee;

         o the seller retains franchise value and name recognition of its existing organization;

         o        the seller realizes benefits of our REIT tax status;

         o the seller aligns itself with a publicly-traded entity, with access to public capital markets; and

         o        the seller maintains autonomy and entrepreneurial focus.

         Key elements of the REITPLUS(sm) program include:

         o REITPLUS(sm) Investment Strategies (External Growth). Our investment strategy is to enter new markets and increase our penetration in existing markets by procuring REITPLUS(sm) affiliates with a significant market presence and operating history. Typically, our REITPLUS(sm) investments include the issuance of our common shares or operating partnership units, thereby creating an ongoing incentive for our REITPLUS(sm) affiliates to maximize long-term shareholder value. We believe we have certain advantages which will enhance our ability to identify and capitalize on REITPLUS(sm) opportunities, including: (1) our management's multiple-market expertise in identifying, structuring and closing acquisitions; (2) management's experience in successfully growing and operating a public real estate company; (3) management's long-standing relationship with customers, real estate brokers and institutional and other owners of real estate assets, which collectively help us identify investment opportunities; and
                  (4) our ability to offer tax deferred consideration to REITPLUS(sm) affiliates.

         o REITPLUS(sm) Operating Strategies (Internal Growth). Our operating strategy is to serve the real estate needs of our existing customers and expand our customer base. We intend to implement proactive property management and leasing programs, achieve operating efficiencies through increasing economies of scale, and complete ongoing maintenance and value enhancement improvements. We believe our operating strategy will provide increasing cash flow from our properties through rental increases and expense savings.

         As we make future acquisitions of investment properties, including through the application of the proceeds of this offering, we intend to diversify our portfolio of investment real estate by acquiring properties throughout the United States and by targeting, as opportunities present themselves, each of the office, light industrial, retail and residential market segments.

         Our principal offices are located at 18650 W. Corporate Drive, Suite 300, Brookfield, Wisconsin 53045 and 11000 Prairie Lakes Drive, Suite 610, Minneapolis, Minnesota 55344. The telephone numbers of our offices are (414) 792-8900 (Brookfield) and (612) 826-6968 (Minneapolis).


                                  The Offering

Class A Preferred
 Shares offered.................    700,000   of   our   Class   A    Cumulative
                                    Convertible   Preferred  Shares,  $0.01  par
                                    value per share.

Underwriters' overallotment
 option.........................    The  underwriters of this offering will have
                                    an option to purchase and sell up to an additional 105,000 Class A Preferred Shares solely to cover overallotments.

Trading symbols.................    Our common shares are  currently  listed for
                                    quotation on the Nasdaq SmallCap Market(sm) under the symbol "WLPT," but will be listed only on the American Stock Exchange under the symbol "RPP" upon completion of the offering.

                                    The Class A Preferred Shares have been approved for listing on the American Stock Exchange under the symbol "RPP.A" following completion of the offering.

Equity to be outstanding
 after the offering.............    1,372,152   of  our   common   shares   (not
                                                including  (1)  261,773   shares
                                                subject to outstanding  warrants
                                                and share options, (2) 2,413,793
                                                shares  issuable upon conversion
                                                of the Class A Preferred Shares,
                                                (3)  1,206,207  shares  issuable
                                                upon  conversion  of our Class B
                                                Junior  Cumulative   Convertible
                                                Preferred   Shares,    and   (4)
                                                1,719,335  shares  issuable upon
                                                conversion  of  common  units of
                                                our operating partnership);

                                      700,000   Class A  Preferred  Shares  (not
                                                including an additional  105,000
                                                Class A Preferred Shares subject
                                                to       our       underwriters'
                                                overallotment option or warrants
                                                we    will    issue    to    our
                                                underwriters'  representative to
                                                purchase  up to  35,500  Class A
                                                Preferred  Shares),  as  well as
                                                700,000 Class A preferred  units
                                                of  our  operating   partnership
                                                that  we  will  receive  when we
                                                contribute  the net  proceeds of
                                                this  offering to the  operating
                                                partnership (up to 805,000 Class
                                                A   preferred   units   if   our
                                                underwriters'      overallotment
                                                option is exercised in full);

                                      349,800   of our Class B Junior Cumulative
                                                Convertible Preferred Shares, as
                                                well   as   349,800    Class   B
                                                preferred  units  our  operating
                                                partnership has issued to us.


Voting rights...................    Each of our Class A Preferred Shares will be
                                    entitled,    at   all    meetings   of   our
                                    shareholders,  to 3.45 votes,  the number of
                                    common  shares  into  which  they  are  then
                                    convertible, subject to adjustment for stock
                                    splits and  similar  events.  Holders of our
                                    Class A Preferred Shares will generally vote
                                    together  with holders of our common  shares
                                    and holders of our Class B Junior Cumulative
                                    Convertible  Preferred  Shares  as a  single
                                    class.    However,   on   matters   directly
                                    affecting the rights and preferences of the Class A Preferred Shares, the holders of our Class A Preferred Shares will vote as a single class.


Liquidation.....................    In  the   event   of  our   dissolution   or
                                    liquidation,   holders   of  our   Class   A
                                    Preferred Shares will be entitled to receive
                                    $10.00 per share, plus any accrued but unpaid dividends on the Class A Preferred
                                    Shares, before we make any distributions to holders of any other existing class of our shares.

Dividends.......................    A dividend on our Class A  Preferred  Shares
                                    equal to $0.475 per share will accrue and be
                                    payable  every  six  months,  beginning  six
                                    months  after the  initial  closing  date of
                                    this offering.  Dividends that we pay to you
                                    as a holder of Class A Preferred  Shares, to
                                    the extent of our  current  and  accumulated
                                    earnings and profits for federal  income tax
                                    purposes, will be taxable to you as ordinary
                                    dividend income.  Distributions in excess of
                                    earnings  and  profits   generally  will  be
                                    treated as a  non-taxable  reduction of your
                                    basis in the Class A Preferred Shares to the
                                    extent  thereof,  and  thereafter as taxable
                                    gain.  Such   distributions  will  have  the
                                    effect of deferring taxation until the sale of your Class A Preferred Shares.

                                    If, at any time, we fail to declare or pay a
                                    dividend on the Class A Preferred  Shares as
                                    it   accrues,    such   dividend   will   be
                                    cumulative, without interest, with future dividends. If, at any time, we fail to pay a full year's accrued dividends on the Class A Preferred Shares, then the holders of the Class A Preferred Shares will be entitled, voting as a class, to elect a majority of the members of our board of trustees, who will then serve on the board for so long as a full year's dividends remain unpaid.

                                    In the  past,  our  board  of  trustees  has
                                    declared dividends on the common shares into
                                    which  the  Class  A  Preferred  Shares  are
                                    convertible.   In  considering   whether  to
                                    exercise  their  right  to  convert  Class A
                                    Preferred  Shares  into our  common  shares,
                                    investors  should  bear in mind that  future
                                    dividends on our common shares,  if any, may
                                    only be declared  after payment of preferred
                                    dividends  on the Class A  Preferred  Shares
                                    and   our   Class   B   Junior    Cumulative
                                    Convertible    Preferred   Shares.    Future
                                    dividends on our common shares,  if any, may
                                    be less than the  dividends we have declared
                                    on  our  common   shares  in  the  past.


Conversion......................    Each of our Class A Preferred Shares will be
                                    convertible  at any time,  at the  option of
                                    the  holder,  into a  number  of our  common
                                    shares  equal to the  quotient  obtained  by
                                    dividing (1) $10.00, plus any dividends then
                                    accrued  but unpaid on the Class A Preferred
                                    Shares,  by (2) $2.90, a price equal to 110%
                                    of the  average  closing  bid  price for our
                                    common  shares  over  the  10  trading  days
                                    preceding   the   effective   date   of  the
                                    registration  statement covering the Class A
                                    Preferred Shares.

Redemption......................    We will  have  the  option,  after  30 days'
                                    notice,  to  redeem  our  Class A  Preferred
                                    Shares (in whole or in part) at a per-share price equal to $10.00, plus any dividends then accrued but unpaid. However, we will not have the right to redeem the Class A
                                    Preferred Shares until two years after the initial closing of this offering and only if the closing bid price of our common shares equals or exceeds 150% of the then effective conversion price for 20 consecutive trading days before the date of the redemption notice.

Use of proceeds of this
 offering.......................    We  intend  to  contribute  all of  the  net
                                    proceeds  from  the  sale  of  our  Class  A
                                    Preferred  Shares  in this  offering  to our
                                    operating   partnership,    principally   to
                                    finance     acquisitions    of    additional
                                    investment properties or equity securities of other real estate investment entities. A portion of the proceeds may be used for general working capital purposes.


                            Tax Status of the Trust

         We are and currently intend to remain a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code. As a result, we are generally not subject to federal income tax if we distribute at least 95% of our taxable income (excluding net capital gains) to our shareholders. REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We have received a written opinion of Grant Thornton LLP that we are qualified as a REIT under the Internal Revenue Code.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         We have set forth in the table below certain of our summary consolidated financial information for the periods and at the dates indicated. Historical data for the years 1994 through 1998 have been derived from our audited consolidated financial statements for those years. Since this information is only a summary, you should read such data in conjunction with our financial statements, including the accompanying notes, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                         Wellington Properties Trust
                                   (Dollars in thousands, except per share data)

                                          Six Months
                                         Ended June 30,                              Year Ended December 31,
                                  ------------------------------   ------------------------------------------------------------
                                    Pro                             Pro
                                   Forma       Historical(d)       Forma                       Historical(d)
                                                                                ------------------------------------------------
                                (Unaudited)     (Unaudited)      (Unaudited)
                                  1999(a)      1999       1998     1998(a)      1998      1997       1996       1995       1994
                                  -------      ----       ----     -------      ----      ----       ----       ----       ----
Operating Data:
  Revenue:
    Rental revenue                $ 2,153    $ 3,414    $ 1,517    $ 4,229    $ 3,488    $ 2,981    $ 2,557    $ 1,209    $   196
    Other                             248         31       --          512         21        199          9         12          1
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------

    Total Revenue                   2,401      3,445      1,517      4,741      3,509      3,180      2,566      1,221        197
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------

  Expenses:
    Interest                          770      1,295        634      1,657      1,417      1,398      1,339        580        103
    Depreciation and
      amortization                    430        681        294        773        694        606        552        236         34
    Property expenses               1,007      1,589        589      1,840      1,555      1,278      1,200        671         70
    General and administrative        379        388        148        340        289        174        188        104         17
    Other nonrecurring               --        2,613       --         --        1,010       --         --         --         --
    Provision for uncollectible
      advance related party          --         --         --         --          240       --         --         --         --
    Termination of advisory
      agreement                      --          950       --         --          310       --         --         --         --
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------
    Total expenses                  2,586      7,516      1,665      4,610      5,515      3,456      3,279      1,591        224
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------

 Income (loss) before minority
     interests                       (185)    (4,071)      (148)       131     (2,006)      (276)      (713)      (370)       (27)
  Loss allocated to minority
    interests                         383      2,664       --          490      1,065       --         --         --         --
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------
  Net income (loss)                   198     (1,407)      (148)       621       (941)      (276)      (713)      (370)       (27)
  Net income allocated to
    Preferred Shares                 (499)      --         --         (997)      --         --         --         --         --
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------
  Net loss allocated to
    Common Shares                 $  (301)   $(1,407)   $  (148)   $  (376)   $  (941)   $  (276)   $  (713)   $  (370)   $   (27)
                                  =======    =======    =======    =======    =======    =======    =======    =======    =======
  Net loss per Common Share       $ (0.22)   $ (1.04)   $ (0.13)   $ (0.28)   $ (0.80)   $ (0.24)   $ (0.68)   $ (0.71)   $ (0.23)
                                  =======    =======    =======    =======    =======    =======    =======    =======    =======
  Cash dividends/distributions
   declared                                     $298       $253                  $534       $543       $571       $259        $30
                                                ====       ====                  ====       ====       ====       ====        ===
  Cash dividends/distributions
    per share                                  $0.22      $0.22                 $0.44      $0.49      $0.54      $0.52      $0.13
                                               =====      =====                 =====      =====      =====      =====      =====

Balance Sheet Data (as of
 period end):
Real estate investments, net
  of accumulated depreciation     $34,141    $49,250    $18,964    $49,747    $19,193    $21,249    $13,713   $ 1,704
Total assets                       43,796     51,016     19,919     53,527     19,785     21,871     14,679     2,201
Mortgages payable                  19,369     32,049     15,840     32,505     14,666      9,376      7,550     1,313
Total liabilities                  21,753     38,599     16,718     36,522     16,308     17,974     11,504     1,353
Minority interests                  7,689      8,755       --       12,248       --         --         --        --
Shareholders' equity               14,354      3,662      3,201      4,758      3,477      3,897      3,175       848



                                               Wellington Properties Trust
                                        (Dollars in thousands, except property data)
                                             Six Months
                                           Ended June 30,                               Year Ended December 31,
                                     ---------------------------     --------------------------------------------------------------
                                       Pro                               Pro
                                      Forma      Historical(d)          Forma                      Historical(d)
                                                 ---------------                  -------------------------------------------------
                                    (Unaudited)   (Unaudited)        (Unaudited)
                                     1999(a)      1999     1998       1998(a)       1998      1997      1996       1995     1994
                                     -------      ----     ----       -------       ----      ----      ----       ----     ----

Other Data:
Cash flows provided (used in):
  Operating activities                 (b)       $520      $129          (b)    $(1,187)      $(5)        $68       $225       $47
  Investing activities                 (b)       (20)      (86)          (b)       (662)     1,814      (992)    (8,921)       (1)
  Financing activities                 (b)      (555)     (188)          (b)       1,889   (1,894)        504      8,820       449
Funds from operations (c)            (325)        82       122         (145)         170      118        (240)      (162)        7
Weighted average shares
  outstanding (in thousands)         1,351      1,351     1,145        1,322       1,175     1,129      1,050        520       116

Property Data (as of period end):
Number of properties owned               4          5         2            4           5         2          3          3         1
Total rentable square feet
  Owned (in thousands)                 247        247         -          247         247         -          -          -         -
Total apartment units owned             72        376       376           72         376       376        410        398        34


--------------------

(a) The pro forma data reflects the effect, for the whole of the periods indicated, of the offering of the Class A Preferred Shares, the proposed sale of our Madison, Wisconsin apartment community and the various transactions described elsewhere in this prospectus, beginning at page 61. For a further description of the pro forma adjustments reflected in the data, you should read the notes and management's assumptions to pro forma condensed consolidated financial statements, beginning on page F-7 of this prospectus.

(b) Pro forma information relating to cash flows from operating, investing and financing activities has not been included because we believe that the information would not be meaningful, due to the number of assumptions required in order to calculate this information.

(c)      The White Paper on Funds from Operations  ("FFO") approved by the Board of  Governors  of the National  Association  of Real Estate  Investment
         Trusts  ("NAREIT")  in March  1995  defines  FFO as net  income  (loss)
         (computed in accordance with generally accepted accounting principles), excluding  gains  (or  losses)  from  debt  restructuring  and sales of properties,  plus real estate related depreciation and amortization and
         after  all  adjustments  for  unconsolidated   partnerships  and  joint
         ventures.  We believe  that FFO is helpful to investors as a measure of the financial  performance  of an equity REIT  because,  along with the cash flow from operating activities, financing activities and investing activities,  it provides investors with an indication of our ability to incur and service debt, to make capital  expenditures and to fund other cash needs. We compute FFO in accordance with standards  established by
         NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.
         FFO  does  not  represent  cash  generated  from  operating  activities determined in accordance with generally accepted accounting  principles
         and  should  not  be  considered  as  an   alternative  to  net  income
         (determined   in  accordance   with   generally   accepted   accounting
         principles)  as an indication of our financial  performance  or to cash flow from operating activities (determined in accordance with generally accepted accounting  principles) as a measure of our liquidity,  nor is it indicative of funds available to fund our cash needs,  including our ability to make cash distributions.

(d) The historical summary consolidated financial information was derived from our audited financial statements, unless otherwise specifically noted.


                                  RISK FACTORS

         In deciding whether to purchase our Class A Preferred Shares in this offering, you should consider all information in this prospectus, including particularly each of the following risk factors:

We may be unable to pay accrued dividends on the Class A Preferred Shares

         If our properties do not generate revenue sufficiently in excess of operating expenses, our cash flow and our ability to make distributions to our shareholders, including to holders of our Class A Preferred Shares, may be adversely affected. Our properties are subject to all operating risks common to real estate investment properties and a number of risks specific to us, including the other factors described below, each of which could adversely affect our revenues or costs and our ability to pay dividends.

Future dividends on the common shares into which the Class A Preferred Shares are convertible cannot be predicted.

         Following the offering, dividends on our common shares will be contingent on the prior payment of preferred dividends on the Class A Preferred Shares and our Class B Junior Cumulative Convertible Preferred Shares and will be dependent on the sufficiency of our excess cash flows and the decision of our board of trustees to declare such dividends. For these reasons, future dividends on our common shares, if any, may be less than the dividends we have declared and paid in the past and investors who convert their Class A Preferred Shares may realize no dividends or a reduced dividend yield as a result.

We do not own all of our investment properties directly

         Each of our Minnesota properties is owned by our operating partnership, Wellington Properties Investments, L.P., in which we currently own approximately a 8.8% of the common units and all of the 349,800 Class B preferred units, or its subsidiaries. We also anticipate that future investment properties will be acquired by the operating partnership or its subsidiaries. To enable such acquisitions, we will deliver all of the net proceeds of this offering to the operating partnership as an additional capital contribution. While our status as the sole general partner of the operating partnership gives us management and investment control over the operating partnership, we will likely retain only a minority equity interest in the operating partnership for the foreseeable future. In part, this means that, while we will be able to sell individual investment properties from time to time, the sale of substantially all of our properties in a single transaction would require the approval of a majority of the limited partners of the operating partnership. In addition, if the operating partnership were to be liquidated, its assets would be distributed among its partners generally, not among our shareholders.

Our future investments have not been identified

         We intend to invest a substantial portion of the proceeds of this offering in additional properties, and we have not yet identified specific acquisition targets. We may face significant competition from other investors in attempting to acquire properties. We cannot be certain that attractive properties will be available, that such properties may be acquired on terms favorable to us or that any properties we ultimately acquire will perform to our expectations.

         If, during this offering, we identify likely material acquisitions, we will supplement this prospectus to discuss such properties. You should not rely on the initial disclosure of any proposed investment in a supplement as an assurance that we will ultimately consummate the proposed transaction or that the information provided concerning the proposed investment will not change between the date of the supplement and the actual investment.

We have a history of losses

         We have reported net losses for each year since our inception. We had an accumulated deficit of approximately $5.4 million at June 30, 1999. While we have implemented a strategy to increase revenues and control costs through improved efficiency, there can be no assurance that we will become profitable in the future.

Dependence on External Sources of Capital

         As with many other REITs, but unlike corporations generally, our ability to reduce our debt and finance growth must be funded largely by external sources of capital because we generally will have to distribute to our shareholders 95% of our taxable income from the operation of our properties in order to qualify as a REIT. Our access to external capital will depend upon a number of factors, including the market's perception of our growth potential, our current and potential future cash distributions and the market price of our equity securities. The failure to obtain future sources of capital would have an adverse effect on our ability to grow in accordance with our business strategy and pay dividends on the Class A Preferred Shares as they become due.

We are dependent on our REITPLUS(sm) affiliates

         Each of our current investment properties and some or all of our future acquisitions will be managed on a day-to-day basis by our REITPLUS(sm) affiliates. Therefore, the revenues and costs associated with our business will remain largely out of our immediate control. The bankruptcy or failure to perform to our expectations of any of these affiliates could have a material adverse effect on the results of our operations and our ability to pay distributions to our shareholders, including periodic dividends on our Class A Preferred Shares.

We are dependent on our key personnel

         Our ability to achieve our strategic business objectives and operate profitably is dependent on identifying, attracting and retaining qualified key management personnel. In particular, our strategic growth and operating results will depend on the performance and retention of Duane H. Lund, our chief executive officer, and Robert F. Rice, our president.

Shareholders' Agreement may make management changes more difficult


         A number of our affiliated shareholders have entered into a shareholders' agreement that expires in November 2008. The parties to the agreement own or control an aggregate of 26.9% of our common shares as of September 30, 1999 and assuming conversion of exercisable share options held by them. The parties to the agreement also own or control 349,800 of our Class B Preferred Shares. Under the terms of the agreement, each of the signing shareholders agrees to vote his or her shares to cause Paul T. Lambert and Steven B. Hoyt to remain members of our board of trustees, to fill vacancies on the board with persons mutually selected by Wellington Management Corporation and American Real Estate Equities, LLC, and to cause the board of trustees to retain Arnold K. Leas as our chairman of the board, Duane H. Lund as our chief executive officer and Robert F. Rice as our president. This agreement could make changes in our management less likely, even if such changes might be in the best interests of our business and shareholders.

Delays in investing proceeds will have an adverse effect

         Upon the closing of this offering, the proceeds we receive may not be invested in real estate for some time as we identify and negotiate suitable acquisitions. A delay in investing the proceeds from this offering will delay the receipt of any returns from such investments. Moreover, until we invest in properties, our investment returns will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect these rates of return, which affect the amount of cash available to make distributions to our shareholders, to be considerably lower than we would receive from property investments and considerably lower than the periodic dividend that will accrue on the Class A Preferred Shares.

We are currently dependent on the Wisconsin and Minnesota markets

         All of our existing properties are located in Wisconsin or Minnesota. While we intend to seek acquisition targets in other regions of the United States, our financial performance is currently dependent upon economic conditions in these states in general and the specific local markets where our existing properties are located. A decline in the economy in these markets generally could adversely affect our ability to pay accrued dividends to holders of our Class A Preferred Shares and the value of the common shares into which our Class A Preferred Shares are convertible. In addition, the degree to which we can achieve geographical diversification will depend on the funds available to us for acquisitions.

Real estate investments entail particular risks

         Effect of Economic and Real Estate Conditions. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If our properties do not generate revenues sufficiently in excess of operating expenses, including debt service and capital expenditures, our cash flow and ability to pay distributions to our shareholders will be adversely affected.

         An investment property's revenues and value may be adversely affected by a number of factors, including:

         o        the national economic climate;

         o the local economic climate (which may be adversely impacted by plant closings, local industry slowdowns and other factors);

         o local real estate conditions (such as an oversupply of or a reduced demand for rental properties);

         o        the   perceptions  by  prospective   tenants  of  the  safety,
                  convenience and attractiveness of properties;

         o our ability to provide adequate management, maintenance and insurance; and

         o        increased operating costs (including real estate taxes).

         Fixed expenses. Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If we mortgage a property to secure payments of indebtedness, and if we are unable to meet our mortgage payments, a loss could be sustained as a result of foreclosure on the property by the mortgagee.

         Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will limit our ability to alter our portfolio, whether necessary to sell our properties, to raise capital, or in response to changes in economic or other conditions. In addition, the Internal Revenue Code discourages REITs from selling properties held for a short period of time, which may affect our ability to sell properties and to pay distributions to holders of our Class A Preferred Shares and may adversely affect the value of the common shares issuable upon conversion of our Class A Preferred Shares.

         Operating Risks. Our properties will be subject to all operating risks common to investment real estate properties in general, all of which might adversely affect occupancy or rental rates of our properties. In addition, increases in our operating costs due to inflation and other factors may not necessarily be offset by increased rents. Nor can we be assured that our tenants will be able and willing to pay increased rent or that rent control laws or other laws regulating rental properties will not be adopted in our markets.

         Renewals. The profitable operation of our investment properties will depend, in part, on our ability to renew leases as they expire and to relet commercial and residential space as it becomes available.

         Acquisition Risks. Acquisitions of investment properties entail risks that unforeseen liabilities will be assumed or that our investments will fail to perform in accordance with expectations. In addition, improvements to acquired properties will be costly and may not result in increases in revenue or profits.

         Competition. Our present and future properties will compete with other rental and ownership properties in attracting occupants. In addition, many of our competitors for acquisitions and development projects have far greater management, financial and other resources than we do.

Our acquisition activities entail special risks

         We will incur special risks associated with our acquisition of investment properties, including the risks that:

         o        we may assume unanticipated liabilities;

         o occupancy rates and rents at an acquired property may not be sufficient to make the property profitable;

         o we may not be able to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy and other governmental and utility company authorizations;

         o        the relevant market may experience an economic downturn;

         o        financing may not be available on favorable terms; and

         o lease-ups (if any) may not be completed on schedule, resulting in increased debt service expense and construction costs.

Advantageous transactions may be prevented

         General. Certain provisions contained in our declaration of trust and bylaws and under federal and Maryland laws may have the effect of discouraging a third party from making any acquisition proposal for us. For example, such provisions may:

         o        deter attractive tender offers for our shares, or

         o deter purchases of large blocks of our shares, thereby limiting the opportunity for our shareholders (including the holders of our Class A Preferred Shares) to receive a premium for their shares over then-prevailing market prices.


         Preferred Shares. In addition to our Class A Preferred Shares being offered in this offering and our existing Class B Junior Cumulative Convertible Preferred Shares, our declaration of trust authorizes our board of trustees to issue up to 8,132,200 preferred shares and to establish the preferences and rights of any preferred shares issued. With the approval of two-thirds of the outstanding Class A Preferred Shares, such preferences and rights could be superior to those of the Class A Preferred Shares. The authority of our board of trustees to issue additional series of preferred shares could also be used by the board to further deter takeovers.

         Ownership Limit. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals. Further, no person may own more than 9.9% of our outstanding common shares. However, AREE is subject to a separate contractual ownership limitation of 32.0%.

Our debt service obligations will entail additional risks

         We will continue to be subject to the risks normally associated with debt financing, including the risk that our funds from operations will be insufficient to meet required payments of principal and interest, or, even if sufficient to service our debt, will be insufficient to pay dividends on the Class A Preferred Shares as they accrue, the risk that existing indebtedness on our properties (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

         Our existing properties secure approximately $32.0 million of outstanding aggregate mortgage indebtedness, of which $24.6 million is fixed at a weighted average annual rate of 7.7% and $7.4 million is variable at a weighted average annual rate of 9.6%. Present and future variable rate financing and the need to refinance our holdings from time to time subjects us to the risk that fluctuations in prevailing interest rates may increase our debt service obligations beyond current expectations. We do not have any presently defined source of refinancing upon the maturity of our existing debt. We are also likely to acquire additional debt that requires balloon payments and there is no limit as to the amount of the debt our board of trustees can approve or the ratio of debt to total market capitalization that we must maintain. Typically only a small portion of the principal of our indebtedness may be repaid prior to maturity and we may not have sufficient funds on hand to repay such indebtedness, in which case it will be necessary for us to refinance such debt, either through additional debt financing secured by individual properties or groups of properties, by unsecured private or public debt offerings or additional equity offerings. If prevailing interest rates on refinancing exceed their current rates, interest expense would increase, which would adversely affect our funds from operations and our ability to pay dividends to holders of our shares, including our Class A Preferred Shares. In addition, in the event that we are unable to secure refinancing of our indebtedness on acceptable terms, we might be forced to dispose of properties upon disadvantageous terms, which could result in losses and might adversely affect cash flow available for distribution as dividends. Further, if a property or properties are mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, such property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to us.

Prevailing interest rates could also have a dramatic effect on our financial condition and the price of our shares

         Because we intend to maintain a leveraged position following the closing of the offering and because $7.4 million of our outstanding debt obligations is subject to variable interest rates, increases in interest rates could increase our interest expense, which could adversely affect our funds from operations and our ability to pay dividends to our shareholders.

         An increase in market interest rates may also lead prospective holders of our shares to demand a higher anticipated annual yield than ownership of our shares offers. Such an increase in the required anticipated distribution yield may adversely affect the market price of our Class A Preferred Shares and of our common shares.

Conflicts of interest

         Wellington Management Corporation. Arnold K. Leas, the chairman of our board of trustees, owns, together with his affiliates, 41.8% of the outstanding stock of Wellington Management Corporation and Mr. Leas serves as its president and chief executive officer.

         In connection with a series of acquisitions that we intended to complete in November 1998, Wellington Management agreed to terminate an agreement we had with them for advisory services and to transfer ownership of the office building housing our executive offices in Brookfield, Wisconsin. In exchange, we agreed to (1) pay Wellington Management $1.6 million for the termination of the advisory agreement, (2) pay $2.5 million in cash and 745,098 common units of our operating partnership for the Brookfield office building, and to assume the existing mortgage obligations on the property, (3) hire Robert
F. Rice, who was then our executive vice president and a vice president of Wellington Management, as our president, (4) contract with Wellington Realty, Inc., a wholly-owned subsidiary of Wellington Management, for day-to-day management of our Wisconsin apartment communities, and (5) issue a warrant to Wellington Management allowing it to purchase up to 791,667 of our common shares.

         Due to the failure to close many of the related acquisitions with third parties and our inability to finance the $2.5 million cash payment on favorable terms, we agreed with Wellington Management that (1) the advisory agreement would be terminated, but that Wellington would receive only cash payments of $550,000 we made in 1998 and 95,000 of our Class B Junior Cumulative Convertible Preferred Shares, (2) we would not acquire the Brookfield property at that time,
(3) we would retain Mr. Rice to serve as our president, (4) Wellington Realty, Inc. would manage our existing Wisconsin properties for 5% of the gross revenues those properties generate, a fee we believe is consistent with norms in the industry, and (5) Wellington Management would return the warrant to purchase common shares to us for cancellation.

         Since we maintain a small corporate staff, we have contracted with Wellington Management Corporation for accounting and certain other administrative systems and services at fees which we believe are no greater than an unaffiliated third party would be likely to charge.

         We have in the past and may continue to contract with Wellington Realty, Inc., a wholly-owned subsidiary of Wellington Management Corporation, for real estate brokerage services. Under such agreements, Wellington Realty will be entitled to receive real estate brokerage commissions. Currently, we have entered into a listing agreement with Wellington Realty for the sale of our Maple Grove and Lake Pointe apartment communities. Under the listing agreement, we would pay Wellington Realty 3% of the sale price as a commission upon sale. Typically, real estate brokerage commissions are paid by the seller of a property, but some or all of such costs may be reflected in higher sale prices. Though we are not actively marketing the Lake Pointe property at this time, the Maple Grove apartment community is currently subject to a sale contract. Based on the terms of the Maple Grove contract, Wellington would receive a commission of approximately $501,000 upon closing.

         From time to time, we may also purchase insurance from another wholly-owned subsidiary of Wellington Management Corporation, Wellington Insurance Services, Inc. If we do so, Wellington Insurance would be entitled to a commission from the insurance companies of 15% of the premium we pay.

         American Real Estate Equities, LLC. American Real Estate Equities, LLC is owned in equal thirds by WLPT Funding, LLC, Lambert Equities II, LLC and Steven B. Hoyt. Duane Lund, our chief executive officer, owns 100% of WLPT Funding and is its sole manager. Paul T. Lambert, one of our trustees, is a majority owner and sole manager of Lambert Equities. Steven Hoyt is also one of our trustees.

         In November  1998,  our  shareholders  approved a  transaction  whereby
American Real Estate Equities would purchase 166,666 of our common shares for $1,000,000, or $6.00 per share and would contribute certain assets, principally our Cold Springs office center in St. Cloud, Minnesota and contracts for the purchase of 29 other real estate investment properties (some of which Mr. Hoyt had an ownership interest in), to our operating partnership. As consideration for such assets, we agreed to (1) hire Mr. Lund as our chief executive officer and nominate Mr. Lambert and Mr. Hoyt for election to our board of trustees; (2) issue 4,933,233 units of beneficial interest in our operating partnership to American Real Estate Equities or its members; (3) issue an additional 9,934,663 operating partnership units to the owners of the properties to be acquired (including 4,510,671 units to Mr. Hoyt and his affiliates); (4) pay cash to the owners of the properties to be acquired and assume all third-party mortgage indebtedness on the properties to be acquired; (5) issue to American Real Estate Equities a warrant to purchase 791,667 of our common shares; and (6) reimburse certain of American Real Estate Equities' costs, including costs they incurred in obtaining the contractual rights contributed to the operating partnership, upon the completion of the transaction.

         When most of the property acquisitions were not completed due to increased financing costs, we and American Real Estate Equities consummated a much smaller transaction pursuant to which the operating partnership acquired only the Cold Springs office center and two other investments properties in Minnesota. We still agreed to hire Mr. Lund as our chief executive officer and Mr. Lambert and Mr. Hoyt were elected to our board of trustees. Subsequently, American Real Estate Equities returned the warrant to us for cancellation and we paid no cash to American Real Estate Equities in reimbursement of the $1,356,000 they spent in connection with the proposed transactions; instead, we issued them, in the third quarter of 1999, 135,600 of our Class B Junior Cumulative Convertible Preferred Shares, which we may redeem after two years for $1 if we fail to meet certain financial goals. Among the units our operating partnership issued to sellers of the acquired properties, Mr. Hoyt and his wife received a total of 860,107 common units in consideration of their ownership interests in those properties.

         Apart from the foregoing transactions, American Real Estate Equities advanced us an aggregate of $1,392,000 during the summer and fall of 1998 for working capital purposes. We have since issued 119,200 of our Class B Junior Cumulative Convertible Preferred Shares to them in discharge of $1,192,000 of the repayment obligation. If we complete the sale of our Madison, Wisconsin apartment community, which is currently subject to a sale contract, we plan to use a portion of the proceeds of the sale to repay the $200,000 balance.

         Hoyt Properties Inc. Steven B. Hoyt, one of our trustees, is the controlling stockholder of Hoyt Properties Inc., whom we have retained to manage our existing commercial properties in Minnesota. As with Wellington Realty, this agreement was not negotiated at arm's length, but we believe that the stipulated management fee of 5% of gross income from the managed properties is consistent with industry norms for similar properties.

         Future Acquisitions. We anticipate that we will enter into property management arrangements like those described above with new REITPLUS(sm) affiliates in connection with future acquisitions and may also agree to nominate principals of our new REITPLUS(sm) affiliates for election to our board of trustees.

Failure to continue to qualify as a REIT

         We believe that we are a qualified REIT under the Internal Revenue Code and currently intend to maintain such qualification, although no assurance can be given that we will be able to remain qualified as a REIT in the future and our board of trustees could elect, without the approval of our shareholders, to discontinue such qualification at any time. Qualification under the Internal Revenue Code as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT in the future. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay distributions to our shareholders aggregating annually at least 95% of our REIT income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

         If we were to fail to qualify as a REIT in the future, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to our shareholders, including holders of our Class A Preferred Shares, would be reduced for each of the years involved. In such a circumstance, we could even be required to borrow funds or to liquidate certain of our investments to pay the applicable tax.

         For our 1996 and 1997 taxable years, we unintentionally failed to demand certain share ownership information of our shareholders as required in order to meet the share ownership tests for REITs. As a consequence of that failure, the IRS could contend that we did not qualify as a REIT for 1996 and 1997, even though we did not (but for the failure to send the demand letters) fail the share ownership tests. The IRS has given no indication that it intends to challenge our qualification as a REIT for failure to send such letters. If the IRS were successfully to challenge our status as a REIT, it could require us to pay tax on our income as a regular corporation, and deny our ability to re-elect REIT status until possibly as late as 2002. Given that we would have reported a net taxable loss for 1996 and 1997 as an ordinary corporation, we believe that the requirement to pay tax for those years on income as a regular corporation would be of little consequence. Our inability to reelect status as a REIT until 2002, however, could adversely affect our ability to pay scheduled dividends to holders of our Class A Preferred Shares and could adversely affect the value of the common shares into which our Class A Preferred Shares are convertible.

We are subject to possible environmental liabilities

         Under various federal, state and local environmental laws, ordinances, and regulations, we may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at property we currently own or previously owned, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knows of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several among potentially responsible parties unless the harm is devisable and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of hazardous or toxic substances may be very substantial, and the presence of such substances, or the failure to properly remediate such property, could adversely affect our ability to sell or rent such property or to borrow using such property as collateral.

         Some environmental laws can create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the person owns or operates the facility. Also, the owner of a site may be subject to common law claims by third parties based on damages resulting from environmental contamination emanating from a site.

         Other federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials when they are in poor condition or in the event of building remodeling, renovation or demolition. These laws may impose liability for release of asbestos and may allow third parties to seek recovery from owners or operators of real properties for personal injury associated with asbestos. In connection with our ownership and operation of our properties, we may be liable for such costs.

         Our limited assessments of our existing properties have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such environmental liability. We also intend to condition future acquisitions on satisfactory environmental assessments. Nevertheless, it is possible that our past and future assessments will not reveal all environmental liabilities or that there are existing or future material environmental liabilities of which we will be unaware.

Compliance with applicable laws, rules and regulations, including the Americans with Disabilities Act, can be costly

         All places of public accommodation are required to meet certain federal requirements, including but not limited to those associated with the Americans with Disabilities Act.

         A number of additional federal, state and local laws exist which also may require modifications to our present and future properties or restrict certain further renovations thereof, with respect to access by disabled persons. For example, the Fair Housing Amendments Act of 1988 requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the Americans with Disabilities Act or the Fair Housing Amendments Act could result in the imposition of fines or an award of damages to private litigants.

         While we believe that our existing properties are substantially in compliance with present requirements, we have received notice of a Department of Justice investigation of the architect and developer of our Maple Grove apartment community in Madison, Wisconsin. In the event of a determination of noncompliance, we may have some responsibility with respect to the last 60 units constructed there, for which we acted as the developer, though we cannot presently determine the costs of any actions that may ultimately be required of us. We have entered into an agreement to sell the Maple Grove property. However, the closing of the sale is subject to a number of conditions, including the buyer's satisfactory completion of its due diligence review. Liability or the threat of liability to remediate conditions at the property in order to comply with the Americans With Disabilities Act could have the effect of delaying or preventing the sale, or forcing us to make price or other concessions to the buyer.

         Future legislation may impose additional burdens or restrictions on owners with respect to access by disabled persons. Although the costs of compliance with any additional legislation are not currently ascertainable, the costs could be substantial. Limitations or restrictions on the completion of certain renovations may also limit application of our investment strategy in certain instances or reduce overall returns on our investments.

Uninsured losses could occur

         We expect to continue to carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of our properties, with policy specifications, insured limits and deductibles that we believe are customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from wars) that are not generally insured because insurance is unavailable or unavailable at a reasonable cost. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in the affected property, as well as the anticipated future revenues from such property and could continue to be obligated on any mortgage indebtedness or other obligation related to the property.

The offering price of the Class A Preferred Shares is arbitrary

         While we have based the public offering price for the Class A Preferred Shares on an assessment of current market conditions and have tied the conversion ratio of the Class A Preferred Shares to prevailing trading prices for our common shares, the offering price is arbitrary and does not reflect the prices at which the Class A Preferred Shares or our common shares will trade following the closing of this offering.

There is no prior public market for our Class A Preferred Shares

         Prior to this offering, there has been no public market for our Class A Preferred Shares and there can be no assurance that an active trading market will develop or be sustained or that our Class A Preferred Shares may ever be resold at or above the offering price. The market value of our Class A Preferred Shares and the common shares into which they are convertible could be substantially affected by all of the foregoing risk factors.

         While the common shares into which the Class A Preferred Shares are convertible are currently listed on the Nasdaq SmallCap Market(sm) and have been approved for listing on the American Stock Exchange following the offering, we might not be able to meet continued listing qualifications in the future. In addition, trading volumes in our common shares have typically been very low, which is typical of equity securities of comparable REITs. As a result, investors may have difficulty in selling our common shares at generally prevailing prices.

We make forward-looking statements in this prospectus which may prove to be inaccurate

         This prospectus contains "forward-looking statements" within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created by those laws. You can generally identify these forward-looking statements because we use words such as we "believe," "anticipate," "expect" or similar words when we make them. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties, including changes in interest rates, our ability to borrow necessary investment capital, changes in demand for commercial and residential space, tenant creditworthiness, possible declines in property values or occupancy rates, changes in general economic conditions and changes in the federal or state tax laws affecting REITs. You should be aware that assumptions relating to our forward-looking statements also involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying our forward-looking statements in this prospectus, and the forward-looking statements themselves are reasonable, circumstances could change and any of our assumptions could prove to be inaccurate and actual results may differ materially from our forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

                                 USE OF PROCEEDS

         After deducting the underwriters' discount, as well as our other offering expenses, we expect to receive approximately $5,825,000 from the sale of our Class A Preferred Shares, approximately $6,796,000 if the underwriters' overallotment option is exercised in full.

         We intend to contribute all of the net proceeds of this offering to our operating partnership for use in obtaining additional investment properties or equity securities of other real estate investment entities. Our operating partnership will then issue us 700,000 of its Class A preferred units (up to 805,000 Class A preferred units if our underwriters' overallotment option is exercised in full), which are economically equivalent to the Class A Preferred Shares.

         While we review prospective investment opportunities on a continual basis, we have not entered into agreements or begun negotiations toward the acquisition of any specific properties at this time.

         Until our operating partnership uses the proceeds from this offering as described above, we intend to cause our operating partnership to invest the proceeds in short-term, interest-bearing securities, including money market funds.

                                 DIVIDEND POLICY

         Dividends on our shares are declared from time to time by our board of trustees in their discretion. However, as a qualified REIT, we are required to distribute no less than 95% of our REIT taxable income (excluding net capital gains) to our shareholders.

         Under the terms of the Class A Preferred Shares, we will not be able to make distributions to holders of our common shares or holders of our Class B Junior Cumulative Convertible Preferred Shares until first paying a cumulative dividend of $0.95 per share per year on the Class A Preferred Shares. Dividends on the Class A Preferred Shares will accrue and be payable in equal semi-annual installments, beginning with a first dividend six months after the initial closing of the offering.

         Assuming dividends on the Class A Preferred Shares and on our Class B Junior Cumulative Convertible Preferred Shares are paid when accrued, our board of trustees may declare dividends on our common shares in which our existing classes of preferred shares will not participate. In considering whether to convert your Class A Preferred Shares into common shares, you should bear in mind that future dividends on our common shares, if any, may be less than dividends paid on our common shares in the past and that investors who elect to convert their Class A Preferred Shares could realize no dividends, or a reduced dividend yield on their investment as a result of such conversion.

         Dividends that we pay to you as a holder of Class A Preferred Shares or the common shares into which you may convert your Class A Preferred Shares, to the extent of our current and accumulated earnings and profits for federal income tax purposes, will be taxable to you as ordinary dividend income. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of your basis in the shares to the extent thereof, and thereafter as taxable gain. Such distributions will have the effect of deferring taxation until the sale of your shares.

         If, at any time, we fail to declare or pay a dividend on the Class A Preferred Shares as it accrues, such dividend will be cumulative, without interest, with future dividends. If we should fail to pay a full year's accrued dividends on the Class A Preferred Shares ($0.95), then the holders of the Class A Preferred Shares will be entitled, voting as a class, to elect a majority of the members of our board of trustees, who will then serve on the board for so long as a full year's dividends remain unpaid.

                                 CAPITALIZATION

         The following table sets forth, at June 30, 1999:

         o        our actual capitalization; and

         o our capitalization as it would have been, giving effect to (1) the sale of 700,000 Class A Preferred Shares at a price of $10.00 per share and the receipt of the proceeds from such sale, net of underwriters' discount and other estimated offering expenses, (2) the issuance of 349,800 Class B Junior Cumulative Preferred Shares in satisfaction of certain liabilities to related parties and (3) the sale of the Maple Grove apartment property and application of a portion of the proceeds to the related mortgage loans payable.

         You should read the following table in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the accompanying notes, appearing elsewhere in this prospectus.

         The following table is based on the number of our common shares outstanding as of June 30, 1999. It therefore does not reflect common shares issuable upon the exercise of outstanding warrants and share options or upon conversion of our Class A Preferred Shares, Class B Junior Cumulative Preferred Shares or operating partnership units.

                                                       As of June 30, 1999
                                                       -------------------
                                                 Historical          Proforma

Mortgage loans payable                        $   32,049,000     $   19,369,000

Minority interests                                 8,755,000          7,689,000

SHAREHOLDERS' EQUITY:

Preferred Shares:

   $0.01 par value: 10,000,000
    authorized, no shares issued
    and outstanding on a
    historical basis,                                 --                  --

   700,000 Class A Cumulative
    Convertible Preferred Shares
    issued and outstanding on a
    pro forma basis                                   --                  7,000

   349,800  Class B Junior
    Cumulative Convertible
    Preferred Shares issued and
    outstanding on a pro forma basis                  --                  3,000

Common Shares, $0.01 par value;
 100,000,000 authorized; 1,351,935
 issued and outstanding                               14,000             14,000
Additional paid-in capital                         9,070,000         19,449,000
Accumulated deficit                               (5,422,000)        (5,119,000)
                                               -------------       -------------
Total shareholders' equity                         3,662,000          14,354,000
                                               -------------       -------------
Total capitalization                          $   44,466,000     $    41,412,000
                                               =============       =============

                   PRICE RANGE OF COMMON SHARES AND DIVIDENDS

         Our common shares are listed on the Nasdaq SmallCap Market(sm) under the symbol "WLPT" and have been approved for listing on the American Stock Exchange under the symbol "RPP" following the closing of the offering. The following table sets forth, for the periods indicated, the high and low bid prices per share for our common shares and dividends declared on our common shares:


1997                                         High       Low        Dividend(1)
----                                         ----       ---        --------


First Quarter..........................      $6.45     $4.59        $0.1345
Second Quarter.........................       6.01      4.59         0.1345
Third Quarter..........................       5.85      4.59         0.1108
Fourth Quarter.........................       5.78      4.51         0.1103

1998
First Quarter..........................       5.62      3.96         0.1105
Second Quarter.........................      10.60      4.59         0.1108
Third Quarter..........................       6.80      5.54         0.1108
Fourth Quarter.........................       6.25      4.19         0.1108

1999
First Quarter..........................       6.33      3.48         0.1100
Second Quarter.........................       4.75      4.38         0.1100
Third Quarter..........................       4.94      3.00         0.1100
Fourth Quarter (through
 October 27, 1999).....................       3.81      0.88

------------------
(1) Future dividends on our common shares will be contingent on prior payment of dividends on our preferred shares and will be dependent on the sufficiency of our excess cash flows and the decision of our board of trustees to declare such dividends. In deciding whether to invest in the Class A Preferred Shares or whether to convert Class A Preferred Shares you hold into our common shares, you should bear in mind that future dividends on our common shares, if any, may be lower than the historic dividends shown.

         The last reported sale price of our common shares on the Nasdaq SmallCap Market(sm) as of October 27, 1999 was $3.50 per share. As of October 5, 1999, there were 303 holders of record of our common shares.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Overview

         As of June 30, 1999, we owned a portfolio of two residential and three commercial properties. Our residential properties are located in Wisconsin and contain an aggregate of 376 units. Our commercial properties are located in Minnesota and contain an aggregate of 247,546 square feet of rental space. Our interest in the commercial properties is held through our operating partnership. We are the sole general partner of the operating partnership and, as of June 30, 1999, we held a 8.8% interest in the operating partnership.

         The pro forma information below reflects the effect of the offering of the Class A Preferred Shares, the proposed sale of our Madison, Wisconsin apartment community and the various transactions described elsewhere (beginning on page 61) in this prospectus. It may be helpful as you read this section to refer to our summary financial information and consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

Results of Operations

Pro Forma Operating Results

Comparison of the Six Months Ended June 30, 1999 on a Pro Forma Basis to the Six Months Ended June 30, 1999 on a Historical Basis.

         Our pro forma revenue was approximately $2,401,000 for the six months ended June 30, 1999 as compared to $3,445,000 total historical revenue for the six months ended June 30, 1999. The decrease results from our exclusion of pro forma revenue related to the anticipated sale of our Maple Grove property of $1,197,000 offset in part by an increase in interest income of $153,000 related to our investment of cash we would have received from our issuance of the Class A Preferred Shares.

         Our pro forma expenses for the six months ended June 30, 1999 were approximately $2,586,000 as compared to approximately $7,516,000 total historical expenses for the six months ended June 30, 1999. The decrease is due primarily to our exclusion of pro forma expenses totaling $1,367,000 relating to the sale of our Maple Grove property and our exclusion of costs relating to the termination of our advisory agreement with Wellington Management and other nonrecurring expenses aggregating $3,563,000, since such costs are not expected to have a continuing impact.

         As a result of the above, our pro forma net loss before minority interests for the six-month period ended June 30, 1999 was approximately $185,000, as compared to historical net loss before minority interest of $4,071,000, and our pro forma net loss allocated to our common shares was $301,000 as compared to historical net loss allocated to common shares of $1,407,000.

Comparison of the Year Ended December 31, 1998 on a Pro Forma Basis to the Year Ended December 31, 1998 on a Historical Basis.

         Our pro forma revenue was approximately $4,741,000 for the year ended December 31, 1998 as compared to $3,509,000 total historical revenue for the year ended December 31, 1998. The increase results from the following items: (1) our inclusion of pro forma revenue of $3,392,000 from our acquisitions of the commercial properties in Minnesota, and (2) inclusion of interest income totaling $306,000 related to our investment of expected net cash proceeds received from our issuance of the Class A

Preferred Shares, partially offset by (3) our exclusion of pro forma revenue totaling $2,466,000 from the sale of our Maple Grove property.

         Our pro forma expenses for the year ended December 31, 1998 were approximately $4,610,000 as compared to approximately $5,515,000 total historical expenses for the year ended December 31, 1998. The decrease is due primarily to: (1) our exclusion of pro forma expenses totaling $2,669,000 relating to our sale of the Maple Grove property, and (2) our exclusion of costs relating to the termination of the advisory agreement with Wellington Management and other nonrecurring expenses aggregating $1,560,000, since such costs are not expected to have a continuing impact, partially offset by (3) our inclusion of pro forma expenses of $3,249,000 relating to our acquisitions of the commercial properties in Minnesota, and (4) our inclusion of additional pro forma general and administrative expenses totaling $75,000 relating to our acquisitions.

         As a result of the above, our pro forma net income before minority interests for the year ended December 31, 1998 was approximately $131,000 as compared to a historical net loss before minority interest of $2,006,000, and our pro forma net loss allocated to common shares was $376,000 as compared to historical net loss allocated to common shares of $941,000.

Historical Operating Results

Comparison of the Six Months Ended June 30, 1999 to the Six Months Ended June 30, 1998.

         Our rental revenue increased by approximately $1,897,000 or 125% for the six-month period ended June 30, 1999 compared to the six-month period ended June 30, 1998. The increased revenue was primarily a result of our acquisitions in 1998. Interest and other income increased by $31,000 during these same periods, primarily due to interest earned on escrowed funds relating to our acquisitions in 1998.

         Our total expenses increased from $1,665,000 for the six-month period ended June 30, 1998 to $7,516,000 for the six-month period ended June 30, 1999, an increase of $5,851,000 of which $3,563,000 represents non-recurring charges related to the termination of our advisory agreement and write-off of deferred costs associated with our 1998 acquisition efforts. The remaining $2,288,000 was attributable to increased property expenses of $904,000, increased management fees of $96,000, increased depreciation and amortization of $387,000, increased interest expense of $661,000, and increased general and administrative expenses of $240,000, primarily as a result of our 1998 acquisition efforts.

         Our depreciation and amortization increased from $294,000 for the six-month period ended June 30, 1998 to $681,000 for the comparable period in 1999, an increase of 132%, as a result of our acquisitions in 1998. Our interest expense increased from $634,000 for the six-month period ended June 30, 1998 to $1,295,000 for the comparable period in 1999, an increase of 104%, primarily as a result of additional borrowings associated with our acquisitions in 1998.

         Our general and administrative expenses increased from $148,000 for the six-month period ended June 30, 1998 to $388,000 for the comparable period in 1999, an increase of 162%. In November 1998, we converted from an externally managed REIT to a self-administered REIT and commenced administrative operations and, as a result, incurred payroll expenses of $150,000 for the six-month period ended June 30, 1999 not incurred in the previous comparable period.

         As a result of the above, our net loss before minority interests increased from $148,000 for the six-month period ended June 30, 1998 to a loss of $4,071,000 for the six-month period ended June 30, 1999. Our net loss increased from $148,000 for the six-month period ended June 30, 1998 to $1,407,000 for the six-month period ended June 30, 1999, attributable primarily to the existence of minority interests resulting from our new structure following our 1998 acquisitions, as well as the other factors described above.

Comparison of the Year Ended December 31, 1998 to the Year Ended December 31, 1997.

         Our rental revenue increased by approximately $507,000 or 17.0% for the year ended December 31, 1998 compared to the year ended December 31, 1997. The increased revenue was primarily a result of our acquisitions in 1998. Our interest and other income decreased by $178,000 or 89.5%, during these same periods, primarily due to our gain on the sale of a residential property during the second quarter of 1997.

         Our total expenses increased from $3,456,000 for the year ended December 31, 1997 to $5,515,000 for the year ended December 31, 1998, an increase of 59.6%, of which $1,560,000 represented non-recurring charges related to the abandonment of certain potential transactions associated with our 1998 acquisitions, the provision for uncollectible advances, and our termination of the advisory agreement with Wellington Management. The remaining $499,000 was attributable to increased property expenses of $277,000, increased depreciation and amortization of $88,000, increased interest expense of $19,000 and increased general and administrative expenses of $115,000, primarily as a result of our 1998 acquisitions.

         Our depreciation and amortization increased from $606,000 in 1997 to $694,000 in 1998, an increase of 14.5%, as a result of our acquisitions in 1998. Interest expenses increased from $1,398,000 in 1997 to $1,417,000 in 1998, an increase of 1.3%, primarily as a result of additional borrowings associated with our acquisitions in 1998.

         Our general and administrative expenses increased from $174,000 in 1997 to $289,000 in 1998, an increase of 66.1%. During 1998, we converted from an externally managed REIT to a self-administered REIT and commenced administrative operations and incurred payroll expenses of $92,000 not incurred in previous years.

         As a result of the above factors, our net loss before minority interests increased from $276,000 for the year ended December 31, 1997 to a loss of $2,006,000 for the year ended December 31, 1998. Our net loss increased from $276,000 for 1997 to $941,000 for 1998, attributable primarily to the existence of minority interests resulting from our new structure following our 1998 acquisitions, as well as the other factors described above.

Liquidity and Capital Resources

Short-Term and Long-Term Liquidity

         Cash provided by operations and borrowings from affiliates and lending institutions have generally provided the primary sources of our liquidity. Historically, we have used these sources to fund operating expenses, satisfy debt service obligations and fund distributions to shareholders.

         In connection with the offering, we expect to sell 700,000 Class A Preferred Shares. We expect the net cash proceeds to us from the offering, after estimated underwriting discounts and commissions and estimated expenses of the offering, to be approximately $5,825,000 (approximately $6,796,000 if the underwriter's over-allotment option is exercised in full).

         Our Maple Grove apartment community is presently under contract for sale to an independent third party. The contract is subject to certain closing conditions and contingencies and provides for a purchase price of $16,700,000, to be paid by assuming the first mortgage of approximately $12,680,000 and paying the balance in cash at closing. After costs associated with the sale, we expect net cash proceeds, on a pro forma basis, to be $2,437,000. The buyer has advanced $400,000 of the cash purchase price in exchange for our 10% promissory note. If the sale of the property is not completed by October 31, 1999, we will be required to begin making payments under the note to the extent of excess cash flow from the property. The closing of the sale of the Maple Grove property (which we describe more fully on page 35 of this prospectus) is contingent on certain conditions, including the satisfactory resolution of the U.S. Department of Justice's investigation of the property for compliance with laws regarding accessibility by disabled persons.

         No assurance can be given that the sale of the Maple Grove property will be consummated and, if consummated, that it will be on terms described above.

         Currently, we have no contractual obligations for property acquisition or material capital expenditures, other than tenant improvements in the ordinary course of business. We expect to meet our long-term capital needs through a combination of cash from operations, net cash proceeds from sales of real estate, additional borrowings, additional equity issuances of common or preferred shares, and/or units of our operating partnership.

Cash Flows

Comparison of the Six Months Ended June 30, 1999 to the Six Months Ended June 30, 1998.

         During the six-month period ended June 30, 1999, we generated $520,000 in cash flows from operating activities and $163,000 from decreased escrowed cash reserves. These cash flows were used primarily for (1) repayments of debt obligations aggregating $465,000; (2) payment of cash dividends, net of our dividend reinvestment plan, totaling $90,000; (3) investment in real estate ventures aggregating $90,000; and (4) additions to fixed assets totaling $93,000. As a result, our cash balances decreased by $55,000 to $99,000 at June 30, 1999 from $154,000 at December 31, 1998.

Comparison of the Year Ended December 31, 1998 to the Year Ended December 31, 1997.

         During the year ended December 31, 1998, we generated approximately $4,494,000 in net proceeds from borrowings and $1,246,000 from the issuance of common shares. These cash flows were used primarily for (1) repayments of debt obligations and financing costs aggregating $3,345,000; (2) payment of cash dividends aggregating approximately $506,000; (3) payment of costs associated with new ventures aggregating $98,000; (4) payment of costs associated with our 1998 acquisitions aggregating $564,000; and (5) cash used in operating activities of approximately $1,187,000. As a result, our cash balances increased by approximately $40,000 to $154,000 at December 31, 1998 from $114,000 at December 31, 1997.

Funds from Operations

         We consider funds from operations ("FFO") to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under generally accepted accounting principles. Under the National Association of Real Estate Investment Trusts' definition, FFO means net income (loss) computed using generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Further, if the conversion of securities into common shares is dilutive, we exclude any income allocated to these securities in computing FFO. The FFO we present may not be comparable to the FFO of other REITs, since they may interpret this definition of FFO differently or they may use another definition of FFO. FFO is not the same as cash generated from operating activities or net income determined in accordance with generally accepted accounting principles. FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing when evaluating our liquidity or ability to make cash distributions or pay debt service.

         Our FFO, on a pro forma basis for the year ended December 31, 1998 and the six months ended June 30, 1999, is summarized in the following table.

                                                   Pro Forma
                                    --------------------------------------------
                                        Year Ended             Six-Month Period
                                     December 31, 1998       Ended June 30, 1999

Income (loss) before minority
 interests                            $    131,000              $(185,000)
Less: net income allocated to
 preferred shares                         (997,000)              (499,000)

Add: real estate related
     depreciation and
     amortization                          721,000                359,000
                                        ----------          -------------

Funds from operations - basic         $   (145,000)             $(325,000)
                                        ==========          =============

Weighted average number of
 shares and units: basic(1)              3,041,378              3,070,065
                                        ==========          =============
----------------------
(1) Assumes exchange of all units, calculated on a weighted average basis for common shares.

Year 2000 Issues

         Many older computer software programs refer to years in terms of their final two digits only. Such programs may interpret the year 2000 to mean the year 1900 instead. If not corrected, this could result in a system failure or miscalculations causing disruption of operations, including a temporary inability to process transactions, prepare financial statements, send invoices or engage in similar normal business activities.

         We rely on information technology systems of Wellington Management Corporation, Wellington Realty, Inc. and Hoyt Properties Inc. on a contract basis. Wellington Management Corporation and Wellington Realty, whose systems we rely on for corporate and Wisconsin property management, completed installation and testing of new hardware and software that is certified as Year 2000 ready by their manufacturers in November 1998. Hoyt Properties, whose systems we rely on for the management of our Minnesota properties, completed installation and testing of hardware and software that is certified as Year 2000 ready by their manufacturers in July 1999. Accordingly, we do not anticipate material problems in processing the billing and collection of revenue, the payment of expenditures, the recording of financial transactions, the preparation of financial statements and maintaining and generating system-driven managerial information.

         Our property management team has been evaluating the impact of the Year 2000 issue on the various facets of property operating systems since July 1998. Based on the current status of this evaluation process, we do not anticipate any material adverse consequences of the Year 2000 on property operations.

         However, we rely on third-party suppliers for a number of key services. Interruption of supplier operations due to the Year 2000 issue could affect our operations. We also are dependent upon our tenants for revenue and cash flow. Interruptions in tenant operations due to the Year 2000 issue could result in reduced revenue, increased receivable levels and cash flow reductions.

Inflation

         Inflation has historically not had a significant impact on our business because of the relatively low rates of inflation in the markets in which we have operated. We do not anticipate that inflation will have a direct, material negative impact on our results of operations in the future, because residential tenants typically enter into short-term leases and because most commercial leases provide that tenants must pay their share of operating expenses. An increase in prevailing inflation rates could, however, have a very dramatic impact on mortgage interest rates and the yields of alternative investments, with the effect of increasing our finance costs and adversely impacting real estate markets and the market for our debt and equity securities.

                                    BUSINESS

Introduction


         We are a self-administered real estate investment trust or "REIT," formed March 15, 1994 pursuant to Maryland law to acquire, own and operate investment real estate.

         We operate under the direction of our board of trustees. Our chief executive officer and our president have day-to-day management responsibilities, including identifying prospective property acquisitions, marketing, finance, overseeing third-party managers and general administrative responsibilities.

         In November 1998, we converted to an umbrella partnership REIT structure by forming an operating partnership, Wellington Properties Investments, L.P., of which we are the sole general partner. On November 20, 1998, the operating partnership acquired its initial three properties. We expect future acquisitions to be made through the operating partnership.

         Our operating partnership and our other subsidiaries currently own five properties:

         o        a  119,722   square-foot   office   building  in  Minneapolis,
                  Minnesota,

         o        a 77,533 square-foot office building in St. Cloud, Minnesota,

         o a 50,291 square-foot light industrial facility in Burnsville, Minnesota,

         o        a 304-unit apartment community in Madison, Wisconsin, and

         o        a 72-unit apartment community in Schofield, Wisconsin.

Currently, our REITPLUS(sm) affiliates manage each of our investment properties.

         Our Madison, Wisconsin apartment community is currently subject to sale under a land purchase agreement.

         We first qualified as a REIT for federal income tax purposes for the taxable year ended December 31, 1996.

         Our principal offices are located at 18650 W. Corporate Drive, Suite 300, Brookfield, Wisconsin 53045 and 11000 Prairie Lakes Drive, Suite 610, Minneapolis, Minnesota 55344, and our telephone numbers are (414) 792-8900 (Brookfield) and (612) 826-6968 (Minneapolis).

The Operating Partnership and Operating Partnership Agreement

         Our interests and those of all limited partners in the operating partnership are represented by partnership units. Currently, the operating partnership has issued ordinary common units (which are economically equivalent to our common shares) and Class B common units, which have no current economic value, but which will automatically convert to ordinary common units upon the determination of our board of trustees that our funds from operations (as defined by the National Association of Real Estate Investment Trusts) equal or exceed $0.55 per share, assuming exercise of all outstanding rights to purchase our equity securities and conversion of all securities convertible into our common shares. If necessary, however, the number of Class B units that will convert to ordinary common units will be limited so that the current holder of the operating partnership's outstanding Class B units, American Real Estate Equities,

LLC, will not become a greater than 10% owner, assuming exercise of all outstanding rights to purchase our equity securities and conversion of all securities convertible into our common shares.

         The operating partnership has also issued 349,800 Class B preferred units to us, which are economically equivalent to our Class B Junior Cumulative Convertible Preferred Shares. Upon the closing of this offering and our contribution of our net proceeds to the operating partnership, the operating partnership will also issue us 700,000 Class A preferred units (up to 805,000 Class A preferred units if our underwriters exercise their overallotment option in full), which will be economically equivalent to the Class A Preferred Shares. The operating partnership may also issue additional classes or series of preferred units on such terms as we, as sole general partner, may determine.

         Management. The operating partnership was formed on July 28, 1998 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. We are the sole general partner of the operating partnership and expect to own only a minority interest in the operating partnership for the foreseeable future. We will use the proceeds from the sale of the Class A Preferred Shares to make an additional capital contribution to the operating partnership in exchange for an equal number of Class A preferred units of the operating partnership.

         As sole general partner, we have the exclusive power and authority to conduct the business of the operating partnership, subject to the consent of the limited partners in certain limited circumstances. Limited partners have no right or authority to act for or to bind the operating partnership. No limited partner may take part in the conduct or control of the business or affairs of the operating partnership by virtue of being a holder of units. In particular, the limited partners expressly acknowledge in the operating partnership agreement that we, as sole general partner, are acting on behalf of the operating partnership's limited partners and our shareholders, collectively, and are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the operating partnership. The limited partners further agree that, in the event of a conflict between the interests of our shareholders and the limited partners, we, as sole general partner, will discharge our fiduciary duties to the limited partners by acting in the best interests of our shareholders.

         Removal of the General Partner. The operating partnership agreement provides that the limited partners may not remove us, with or without cause, as general partner of the operating partnership. In addition, we may not transfer any of our interests as general partner in the operating partnership, except in connection with a merger or sale of all or substantially all of our assets.

         Redemption, Exchange and Conversion of Units. Subject to certain limitations in the operating partnership agreement and, in the case of any preferred units, following the conversion of such preferred units into common units, holders of common units generally will have the right to require the redemption of their common units at any time one year after the original issuance date of such units. Limited partners that hold preferred units will have the right to convert such preferred units into common units at a conversion rate established at the time any particular class or series of preferred units is established. Once the conversion has occurred, a converted preferred limited partner will also have a right to require redemption of its common units.

         Unless we elect to assume and perform the operating partnership's obligation with respect to redemption of common units, a limited partner demanding redemption will receive cash from the operating partnership in an amount equal to the market value of the units to be redeemed. The market value of a unit, for this purpose, will be equal to the average of the closing bid and ask prices of our common shares for the ten trading days before the day on which the redemption notice was given. Instead of the operating partnership acquiring the units for cash, we will have the right to elect to acquire the units directly from a limited partner demanding redemption, in exchange for either cash or an equal number of our common shares, and, upon such acquisition, we will become the owner of such units. This one-for-one conversion rate will be adjusted appropriately in the event of a share split, share dividend or similar event. No fewer than 1,000 units (or all remaining units owned by the limited partner if less than 1,000 units) must be redeemed or exchanged each time units are redeemed.

         We will always reserve a sufficient number of our authorized but unissued common shares, solely for the purpose of unit redemptions. As of the date of this prospectus, our operating partnership had outstanding 1,214,086 common units, 505,249 Class B common units and 349,800 Class B preferred units. When we contribute the net proceeds of this offering to the operating partnership (assuming no exercise of the underwriters' overallotment option), the operating partnership will issue us 700,000 Class A preferred units.

         If a limited partner receives common shares upon redemption of units, the limited partner will receive registration rights for the common shares in accordance with our master registration rights agreement. Under the agreement, every time the operating partnership issues units, we agree to register the common shares issuable in exchange for the units within one year and to use commercially reasonable efforts to register those shares for public resale by the former unit holder. Holders of partnership units also have the right under the agreement, subject to certain limitations, to include common shares they receive in exchange for units in registrations we may make for other purposes.

         Sales of Assets. Under the operating partnership agreement, we, as sole general partner, have the exclusive authority to determine whether, when and on what terms the assets of the operating partnership will be sold. However, a sale of all or substantially all of the assets of the operating partnership or a merger of the operating partnership with another entity generally requires an affirmative vote of the holders of a majority of the outstanding units held by limited partners.

         Conduct of Our Business and Distributions. Unless we first get the consent of the limited partners, we may not enter into or conduct any business other than in connection with managing the business of the operating partnership. Generally, we and the operating partnership will make distributions of cash to partners and our common shareholders, respectively, at the same time and in equal per-share amounts, subject, of course, to the dividend preferences of our preferred shares. To do so, we may be required to borrow funds from the operating partnership from time to time.

         Reimbursement; Transactions with Affiliates. We will not receive any compensation for our services as general partner of the operating partnership. We will, however, as a partner in the operating partnership, have the same right to allocations and distributions as other partners holding common units. In addition, the operating partnership will reimburse us for all our expenses incurred in connection with our activities as general partner, our continued existence and qualification as a REIT, and all other liabilities incurred by us in connection with the pursuit of our business and affairs as they may relate to the operating partnership.

         Except as expressly permitted by the operating partnership agreement, our affiliates will not engage in any transactions with the operating partnership, except on terms that are fair and reasonable and no less favorable to the operating partnership than terms that would be obtained from an unaffiliated third party.

         Issuance of Additional Units. We have broad discretion to cause the operating partnership to issue additional units to the limited partners or others (including us) for such consideration and on such terms and conditions as we, as sole general partner, deem appropriate. However, if we issue common shares, we must contribute the net proceeds to the operating partnership, and the operating partnership must issue a number of common units to us equal to the number of common shares we issued. The operating partnership agreement also allows the operating partnership to issue preferred units of different classes and series, having rights, preferences and other privileges, variations and designations as we may determine. Any such preferred units may have terms, provisions and rights which are preferential to the terms, provisions and rights of the common units and existing preferred units. Preferred units, however, may be issued to us only in connection with an offering of our securities having the same terms and rights as the preferred units and the contribution by us to the operating partnership of the net proceeds of the offering. No limited partner of the operating partnership has preemptive, preferential or other similar rights with respect to additional capital contributions or loans to the operating partnership or the issuance or sale of any units.

         Capital Contributions. No partner of the operating partnership will be required to make additional capital contributions to the operating partnership, except that we are generally required to contribute net proceeds of the sale of our equity securities to the operating partnership. Except in the case of certain limited partners who may agree to contribute capital to restore any deficits in their respective capital accounts at liquidation, no limited or general partner will be required to pay to the operating partnership any deficit or negative balance which may exist in its capital account.

         Exculpation and Indemnification. The operating partnership agreement generally provides that we, as sole general partner, will incur no liability to the operating partnership or any limited partner for losses sustained, liabilities incurred, or benefits not derived as a result of errors in judgment or for anything that we may do or refrain from doing in connection with the business and affairs of the operating partnership if we carried out our duties in good faith. We also have no liability for the loss of any limited partner's capital and are not responsible for any misconduct, negligent act or omission of any consultant, contractor, or agent that we select in good faith.

         The operating partnership agreement also requires the operating partnership to indemnify us, our trustees and officers against any loss or damage, including reasonable legal fees and court costs, incurred by such person by reason of anything it may do or refrain from doing for or on behalf of the operating partnership, or in connection with its business or affairs, unless:
(1) the act or omission either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) the indemnified person had reasonable cause to believe that the act or omission was unlawful. Any such indemnification claims must be satisfied only out of the assets of the operating partnership and any applicable insurance proceeds.

         Amendment of the Operating Partnership Agreement. Amendments to the operating partnership agreement may be proposed by us or by limited partners owning at least 25% of the then outstanding units. Generally, the operating partnership agreement can only be amended with our approval, and a majority of all outstanding units.

Our Business Objectives and Operating Strategies

         Our primary business objective is to grow our company by strategically deploying and implementing our proprietary REITPLUS(sm) program. We believe that our REITPLUS(sm) program provides the capital, legal and tax advantages of the REIT structure, plus preserves the entrepreneurial opportunities required to attract and retain talented, local real estate operators.

         Key elements of the REITPLUS(sm) program include

         o REITPLUS(sm) Investment Strategies (External Growth). Our investment strategy is to enter new markets and increase our penetration in existing markets by procuring REITPLUS(sm) affiliates with a significant market presence and operating history. Typically, our REITPLUS(sm) investments include the issuance of our common shares or operating partnership units, thereby creating an ongoing incentive for our REITPLUS(sm) affiliates to maximize long-term shareholder value. We believe we have certain advantages which will enhance our ability to identify and capitalize on REITPLUS(sm) opportunities including: (1) our multiple-market expertise in identifying, structuring and closing acquisitions; (2) our experience in successfully growing and operating a public real estate company; (3) our long-standing relationship with customers, real estate brokers and institutional and other owners of real estate assets, which collectively help us identify investment opportunities; and (4) our ability to offer tax deferred consideration to REITPLUS(sm) partners.

         o REITPLUS(sm) Operating Strategies (Internal Growth). Our operating strategy is to serve the real estate needs of our existing customers and expand our customer base. We intend to implement proactive property management and leasing programs, achieve operating efficiencies through increasing economies of scale, and complete ongoing maintenance and value enhancement improvements. We believe our operating strategy will provide increasing cash flow from our properties through rental increases and expense savings.

         Whenever possible, we intend to use our operating partnership to acquire properties. For many acquisitions, we anticipate that a portion of the purchase price will be paid in operating partnership units. The initial operating partnership transaction consisted of the acquisition of two office buildings and a light industrial building. Prior to that transaction, we owned only apartment communities.

         We also intend to continue to utilize the marketing and management expertise of our trustees, our property managers and their affiliates. We will continue to conduct market studies to identify tenant preferences and acquisition and development opportunities.

         In the future, we will likely continue to incur or guarantee indebtedness in connection with the development and acquisition of real estate assets. We currently intend to maintain a debt-to-total-market-capitalization ratio of approximately 70%, although this is subject to change based on market conditions. The amount of leverage will vary among investment properties that we own. Our current leverage is approximately 65%.

Acquisition and Development Strategy

         Directly and through our REITPLUS(sm) partners, we have established a network of relationships with real estate owners, developers, brokers, lenders, insurance companies, governmental agencies, and other institutions. We hope that this network and our independent research will provide us with access to acquisition opportunities before they become widely marketed.

         We seek to invest in properties with one or more of the following characteristics:

         o        ownership   by   potential   REITPLUS(sm)    affiliates   with
                  considerable expertise in local markets;

         o location in regions where geographic factors or governmental policies restrict or reduce competition; and

         o a history of poor management and/or occupancy and financial problems.

In general, we seek to acquire properties that are not more than 10 years old and offer above average amenities.

         One of our goals is to provide a diversified portfolio of investment properties that will resist market fluctuations. We believe that by creating a portfolio of properties that is diverse as to type and location, we will be better insulated against fluctuations within specific market segments. Specifically, we will consider investment opportunities in office buildings, light industrial properties, multi-family housing, well-anchored shopping centers, community-based residential facilities and other types of investment real estate.

         With respect to new construction projects, we believe that, on a selective basis, we may have an opportunity to achieve rental rates that justify the risks associated with new development. We believe that expertise procured through joint ventures with our REITPLUS(sm) affiliates in the development of new properties may provide us with a competitive advantage as the value of existing properties approaches replacement cost and new development becomes more attractive.

         In the ordinary course of our business, we and our agents engage in preliminary discussions with potential sellers and buyers of investment properties on a continual basis. At the present time, we do not have any properties under contract but are engaged in preliminary discussions with potential sellers.

         Our Maple Grove apartment community is presently under contract for sale to an independent third party. The contract provides for a purchase price of $16,700,000 to be paid by assuming the first mortgage of approximately $12,680,000 and the balance being paid in cash at closing. The contract is subject to closing conditions and contingencies including:

         o        approval and consent of the holder of the first mortgage;

         o        our ability to deliver clear title;

         o        the purchaser inspecting the property; and

         o a satisfactory resolution of the issues raised by the United States Department of Justice concerning our compliance with fair housing laws as they relate to access by disabled persons.

The buyer has advanced $400,000 of the cash purchase price in exchange for our 10% promissory note. If the sale of the Maple Grove property is not consummated by October 31, 1999, we will be required to begin making payments under the note to the extent of excess cash flow from the property.

Property Management

         We intend to contract for management of our properties through the staff of professionals and support personnel, including certified property managers, apartment managers, apartment maintenance technicians and leasing agents of our REITPLUS(sm) affiliates. We intend that the depth of the REITPLUS(sm) affiliates will enable us to deliver quality services on an uninterrupted basis, thereby promoting tenant satisfaction and improving tenant retention. Each of our properties will be operated by a staff specifically selected by us, based on the size, location, age, management plan and marketing plan of the individual property. We seek personnel that are carefully trained in their appropriate areas of expertise, such as property management, marketing, leasing, resident relations, income generation, curb appeal and maintenance.

         Our Minnesota office buildings and light industrial facility are currently managed by Hoyt Properties Inc. and our Wisconsin apartment communities are managed by another REITPLUS(sm) affiliate, Wellington Realty, Inc.

         Our established policies and procedures specify reporting requirements and management guidelines to be applied at each of our properties. The computer network we use through our services agreement with Wellington Management Corporation, using customized and conventional software programs, has the capacity to connect our corporate headquarters with each property manager, providing management with rapid access to all marketing and accounting information. With respect to the apartment properties, on-site managers prepare weekly marketing reports of each property's occupancy, lease expiration, prospective resident traffic, unit availability, renewal, rental rate and tenant profile information. We also regularly monitor accounting elements such as receivables, payables, rent roll status and budget compliance through the system.

         We have designed our marketing and leasing activities and procedures with the intent of complying with all established federal, state and local laws and regulations. We seek to offer leases of appropriate terms, consistent with individual property marketing plans structured to respond to local market conditions. We establish qualifying standards for prospective tenants to comply with the Fair Housing Amendments Act and the Americans with Disabilities Act and attempt to stabilize service levels and income streams through lower tenant turnover. None of our existing properties are currently subject to rent control or rent stabilization regulations.

         Each of our property managers receives a property management fee no greater than 5% of gross rental income collected in connection with the operation of our properties, a fee rate we believe is consistent with prevailing market rates.

Property Marketing

         Through our property managers, we conduct certain marketing and leasing activities for our properties. Several of our officers and property managers actively participate in various owners' organizations, including the Building Owners and Managers Association, the Institute of Real Estate Management, the National Apartment Association and the International Council of Shopping
Centers. Such organizations regularly provide market information and rent studies which we use to supplement our own studies.

The Properties

         The properties that we currently own are:

Name & Location               Type                          Units/Square Feet

Cold Spring Center            Office                       77,533 square feet
St. Cloud, MN

Thresher Square East/West     Office                       119,722 square feet
Minneapolis, MN

Nicollet VI                   Light Industrial             50,291 square feet
Burnsville, MN

Lake Pointe                   Apartments                        72 units
Schofield, WI

Maple Grove                   Apartments                        304 units
Madison, WI


         We describe each of the above properties and their locations in greater detail below.

Minnesota Properties

         Cold Spring Center

         Our Cold Spring Center is a 77,533 square-foot office building located in St. Cloud, Minnesota. The Class A, five-story building was built in 1990 and is 100% leased. The property also has a surface parking lot which holds 318 cars.

         St. Cloud is located in central Minnesota, approximately 60 miles northwest of the Minneapolis/St. Paul metropolitan area. St. Cloud is the largest municipality in the St. Cloud Standard Metropolitan Statistical Area which is comprised of three central Minnesota counties with a combined population of 191,000. The city of St. Cloud is located at the junction of the three counties and serves as the regional commerce centers for central Minnesota and is one of the fastest growing municipalities in Minnesota, with a population of approximately 60,000.

         Cold Spring Center is located approximately 2.5 miles west of the central business district of St. Cloud. The St. Cloud office market is currently experiencing stable overall vacancy rates and it is difficult to find large blocks of contiguous space. No new development is expected over the next couple of years and, therefore, we believe that the market will be experiencing an increase in rents.

         Nicollet VI

         Nicollet Business Center VI is a 50,291 square-foot office/warehouse building located in Burnsville, Minnesota. The property is currently 100% leased and was built in 1997. Burnsville is a suburb of Minneapolis/St. Paul, located approximately 15 miles south of Minneapolis.

         The property is located in the southeastern portion of central Minnesota. The Twin Cities are ranked the 15th largest metropolitan area and the eighth fastest growing area in the United States, with an overall annual growth rate of 1.4%. As of 1996, the Twin Cities metropolitan population was approximately 2.8 million, with 58% of the state's population residing in the Twin Cities area.

         The Twin Cities have approximately 284 million square feet of industrial space with an availability rate of 5.27%. Overall availability in the Twin Cities has averaged less than 5% over the last five years. The overall industrial market in the Twin Cities is comprised of 40% office/warehouse, 30% manufacturing, 20% bulk warehouse and 10% office showroom.

         Thresher Square East/West

         Thresher Square, which is located in Minneapolis, consists of two buildings which are separated by a common wall with interior access between the buildings on each floor. The seven-story East building was built in 1904 and contains 64,020 square feet. The West building was built in 1900 and contains 55,845 square feet. The buildings were renovated in the mid 1990's, are currently 100% occupied and are on the National Register of Historic Places.

         Thresher Square is located in Minneapolis' central business district and is characterized by the real estate industry as a Class B office building. As of the first quarter 1999, the metropolitan area had an overall vacancy rate of 6.25% and an office base of 53.76 million square feet. The Minneapolis central business district contains 38% of that total square footage and has a current vacancy rate of 4.38%.

Commercial Property Tables

         The  following  tables  present  additional   information   related  to
commercial properties in Minnesota:

                                                                                                                  TOTALS OR
                                                                                              Light               WEIGHTED
                                               Office Properties                       Industrial Property         AVERAGE
                            ---------------------------------------------------------
                                   Cold Springs               Thresher Square
                                  Office Center                  East/West             Nicollet Business VI
                                  St. Cloud, MN               Minneapolis, MN             Burnsville, MN

Year Acquired                          1998                         1998                       1998

Year Built/ Renovated                  1990                      1900/1987                     1997

Rentable Square Feet                  77,533                      119,722                      N/A                197,255

GLA                                    N/A                          N/A                       50,291               50,291

Sq. Ft. % Leased
(as of July 1, 1999)                   100%                         100%                       100%                 100%

Annual Total Rental
Revenue(1)                          $1,438,190                   $1,610,431                  $529,777            $3,578,398

Annual Total Rental
Revenue Per Rentable Sq.              $18.55                       $13.45                     $10.53               $14.46

Tenants Leasing 10%or           Cold Spring Granite            BRW, Inc.(48%) -           Wakata Design
More of Rentable Square        (55%) - 4/02;  Central       7/01; Search Institute        Systems (19%)
Footage  as of July 1,           MN ECSU  (14%) -               (16%) - 8/02             3/02; Quickdraw
1999 and Lease Expiration       9/02; First American                                       Design, Inc.
Date                             Bank (17%) - 4/05                                         (30%)- 8/02;
                                                                                          Xata Corporation
                                                                                           (41%) - 6/04

-------------------

(1)  Total rental  revenue is the monthly  contractual  base rent as of July 31,
     1999,   multiplied   by  12,   plus  the   estimated   annualized   expense
     reimbursements under existing leases.

Tenants

         We currently lease our Minnesota properties to approximately 25 tenants that engage in a variety of businesses. The following table sets forth information regarding leases with the 5 largest tenants of our Minnesota properties, based upon annualized base rent for the relevant properties as of July 31, 1999:

                                                                                                            % of
                                     Remaining        Aggregate           % of                           Aggregate
                      Number of     Lease Term      Net Rentable       Aggregate        Annualized      Annualized
Tenant Name             Leases       in Months     Sq. Ft. Leased     Leased Sq. Ft.     Base Rent       Base Rent
-----------             ------       ---------     --------------     --------------    ---------       ---------

Cold Spring
Granite                   1             34             42,394             54.68%          $540,523         61.66%

BRW, Inc.(1)              4             24             55,443             46.25%          $436,322         40.79%

Xata Corp                 1             60             25,388             50.80%          $185,328         55.3%

Search Institute          2             38             21,781             39.00%          $241,718         51.36%

First American
Bank                      1             70             13,520             17.44%          $195,548         22.31%

TOTALS                    9                            158,526          64.08%(2)        $1,599,439      44.70%(2)
                          =                            =======          =========        ==========      ======

-------------------

(1)  Space is leased in Thresher Square East and Thresher Square West.

(2) Figures are as to all of our Minnesota commercial properties, taken as a whole.


Lease Expirations

         The following table sets forth detailed lease expiration information for each of our Minnesota properties for leases in place as of July 31, 1999, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.


                                                                                                                   2009
Year of Lease Expiration                                                                                            and
 Property Information      1999(1)    2000     2001      2002     2003    2004      2005    2006   2007   2008   thereafter    Total
 --------------------      -------    ----     ----      ----     ----    ----      ----    ----   ----   ----   ----------    -----

Cold Springs
 Office Center
Square Footage of
Expiring Leases              --      6,145     3,980    53,605     --      --      13,520    --     --     --        --      77,250

Percentage of
Total Leased Sq.
Ft.                          --       7.9%     5.1%      69.6%     --      --      17.4%     --     --     --        --        100%

Final Annual Base
Rent Under
Expiring Leases(2)           --     $37,463   $58,307  $585,367    --      --     $195,548   --     --     --        --     $876,685

Final Annual Base
Rent per Sq. Ft.
Under Expiring
Leases(3)                    --      $6.10    $14.65    $10.92     --      --      $14.46    --     --     --        --       $11.35

Percentage of
Total Final Annual
Base Rent
Represented by
Expiring Leases              --       4.3%     6.7%      66.8%     --      --      22.2%     --     --     --        --        100%

Number of Leases
Expiring                     --        2         1         2       --      --        1       --     --     --        --            6



-------------------

(1)      Represents lease expirations from August 1, 1999 to December 31, 1999.

(2) Represents annual base rent for the first annual period in accordance with lease terms.

(3) Calculated by dividing the annual base rent for the final annual period by the net rentable square feet subject to such leases.



                                                                                                                   2009
Year of Lease Expiration                                                                                            and
 Property Information      1999(1)    2000     2001      2002     2003    2004      2005    2006   2007   2008   thereafter   Total
 --------------------      -------    ----     ----      ----     ----    ----      ----    ----   ----   ----   ----------   -----

Nicollet Business VI

Square Footage of
Expiring Leases             --         --       --      24,586      --     25,388      --     --      --     --      --      49,974

Percentage of
Total Leased Sq.
Ft.                         --         --       --      49.2%       --     50.8%       --     --      --     --      --       100%

Final Annual Base
Rent Under
Expiring Leases(2)          --         --       --     $149,748     --    $185,328     --     --      --     --      --     $335,076

Final Annual Base
Rent per Sq. Ft.
Under Expiring
Leases(3)                   --         --       --      $6.09       --     $7.30       --     --      --     --      --      $6.71

Percentage of
Total Final Annual
Base Rent
Represented by
Expiring Leases             --         --       --      44.7%       --     55.3%       --     --      --     --      --       100%

Number of Leases
Expiring                    --         --       --        2         --       1         --     --      --     --      --        3



-------------------

(1)      Represents lease expirations from August 1, 1999 to December 31, 1999.

(2) Represents annual base rent for the first annual period in accordance with lease terms.

(3) Calculated by dividing the annual base rent for the final annual period by the net rentable square feet subject to such leases.


                                                                                                                   2009
Year of Lease Expiration                                                                                            and
 Property Information      1999(1)    2000     2001      2002     2003    2004      2005    2006   2007   2008   thereafter   Total
 --------------------      -------    ----     ----      ----     ----    ----      ----    ----   ----   ----   ----------   -----

Nicollet Business VI
Thresher Square West

Square Footage of
Expiring Leases               --       686     33,378    21,781     --      --       --      --     --     --        --       55,845

Percentage of
Total Leased Sq.
Ft.                           --      1.2%     59.8%      39.0%     --      --       --      --     --     --        --        100%

Final Annual Base
Rent Under
Expiring Leases(2)            --     $7,546   $249,462  $213,625    --      --       --      --     --     --        --     $470,633

Final Annual Base
Rent per Sq. Ft.
Under Expiring
Leases(3)                     --     $11.00    $7.47      $9.81     --      --       --      --     --     --        --        $8.43

Percentage of
Total Final Annual
Base Rent
Represented by
Expiring Leases               --      1.6%     53.0%      45.4%     --      --       --      --     --     --        --        100%

Number of Leases
Expiring                      --        1        2          2       --      --       --      --     --     --        --            5


-------------------

(1)      Represents lease expirations from August 1, 1999 to December 31, 1999.

(2) Represents annual base rent for the first annual period in accordance with lease terms.

(3) Calculated by dividing the annual base rent for the final annual period by the net rentable square feet subject to such leases.


                                                                                                                    2009
Year of Lease Expiration                                                                                             and
 Property Information      1999(1)     2000     2001      2002     2003    2004      2005    2006   2007   2008   thereafter   Total
 --------------------      -------     ----     ----      ----     ----    ----      ----    ----   ----   ----   ----------   -----

Thresher Square East
Square Footage of
Expiring Leases           8,090(4)    4,216     27,508    13,787     10,419    --      --     --     --     --        --      64,020

Percentage of
Total Leased Sq.
Ft.                         12.6%      6.6%     43.0%      21.5%     16.3%     --      --     --     --     --        --        100%

Final Annual Base
Rent Under
Expiring Leases(2)         $25,169   $34,798   $238,932  $155,775   $144,301   --      --     --     --     --        --    $598,975

Final Annual Base
Rent per Sq. Ft.
Under Expiring
Leases(3)                   $3.11     $8.25     $8.69      $11.3     $13.85    --      --     --     --     --        --       $9.36

Percentage of
Total Final Annual
Base Rent
Represented by
Expiring Leases             4.2%       5.8%     39.9%      26.0%     24.1%     --      --     --     --     --        --        100%

Number of Leases
Expiring                     17         3         5          4         2       --      --     --     --     --        --          31


-------------------

(1)      Represents lease expirations from August 1, 1999 to December 31, 1999.

(2) Represents annual base rent for the first annual period in accordance with lease terms.

(3) Calculated by dividing the annual base rent for the final annual period by the net rentable square feet subject to such leases.

(4)      Includes month-to-month tenants and storage leases.


Year of Lease
 Expiration                                                                                                        2009
 Property                                                                                                          and
 Information         1999(1)    2000     2001      2002      2003      2004      2005     2006    2007    2008   thereafter   Total
 ----------------   -------     ----     ----      ----      ----      ----      ----     ----    ----    ----   ----------   -----

Consolidated
 Totals for All
 Commercial
 Properties
Square Footage of
Expiring Leases     8,090(4)   11,047   64,866    113,759    10,419    25,388    13,520     --     --      --        --      247,089

Percentage of
Total Leased Sq.
Ft.                   3.3%      4.5%     26.3%     46.0%      4.2%     10.3%      5.4%      --     --      --        --       100%

Final Annual Base
Rent Under
Expiring Leases(2)  $25,169   $79,807  $546,701  $1,104,515 $144,301  $185,328  $195,548    --     --      --        --   $2,281,369

Final Annual Base
Rent per Sq. Ft.
Under Expiring
Leases(3)            $3.11     $7.22     $8.43     $9.71     $13.85    $7.30     $14.46     --     --      --        --       $9.23

Percentage of
Total Final
Annual Base Rent
Represented by
Expiring Leases       1.1%      3.5%     24.0%     48.4%       6.3%      8.1%      8.6%     --     --      --        --       100%

Number of Leases
Expiring               17        6         8         10        2         1          1       --     --      --        --        45

-------------------

(1)      Represents lease expirations from August 1, 1999 to December 31, 1999.

(2) Represents annual base rent for the first annual period in accordance with lease terms.

(3) Calculated by dividing the annual base rent for the final annual period by the net rentable square feet subject to such leases.

(4)      Includes month-to-month leases and storage leases.


Wisconsin Properties

Lake Pointe

         Lake Pointe is located on a point of land at the confluence of the Eau Claire River and Lake Wausau, in Schofield, Wisconsin. Schofield is a southern suburb of Wausau, Wisconsin and is considered a part of the Wausau urban area. The City of Wausau is situated in north central Wisconsin approximately 140 miles north of Madison, 150 miles east of Minneapolis and 180 miles northwest of Milwaukee.

         Wausau, located in Marathon County, is the retail, industrial and business hub of north central Wisconsin. While much of the county is home to productive dairy and crop farms, the local economy is diversified, including industries such as insurance, wood products and paper mills.

         The greater Wausau area, with a population of over 115,000, is an attractive site for new business and industry, aided by incentives such as affordable industrial land, revolving loan funds offering lower than market rates, job training funds, and an industrial mall complete with a laser lab. There are two industrial parks in the Wausau area. One is on the west side and the other is in the City of Schofield. Major industrial employers include Weyerhauser Paper Company, Wausau Paper Mills and Land O' Lakes, Inc.

         Lake Pointe has a unique location on a point, with Lake Wausau on the west and the Eau Claire River on the east. A private marina is immediately adjacent to the entrance to the property. The apartment community is situated on a peninsula of approximately 4.13 acres and consists of 72 units with 72 garages, plus 72 additional parking spaces. It was built in 1990. The property's 26 boat slips offer opportunities for power boating, sailing and water skiing. The sunning deck offers a place to relax and socialize with neighbors.

         Lake Pointe won the Wausau Chamber of Commerce's Beautification Award in 1991. The buildings at Lake Pointe are of a soft, contemporary design with a light grey vinyl and white aluminum trim exterior. The property is extensively landscaped and has an underground sprinkling system, picnic area and community deck. Each building is equipped with elevators and laundry facilities on every floor.

         All units have a water view, patio or balcony, garage and fully-equipped kitchen. Each unit has been professionally decorated with color coordinated carpeting, drapes and mini blinds, oak wood trim, European-style cabinetry and individual air conditioning and heating units. Some individual units have walk-in closets and have a sink and mirror in the bedroom.

Maple Grove

         Maple Grove is a 304-unit apartment community located in Madison, Wisconsin. It was constructed in phases between 1991 and 1996. There are 144 two-bedroom apartments and 160 one-bedroom apartments.

         Maple Grove is presently under contract for sale to an independent third party. The contract provides for a purchase price of $16,700,000 to be paid by assuming the first mortgage of approximately $12.7 million and paying the balance in cash at closing. While we did not solicit offers to buy the Maple Grove property, we think that the proposed transaction is in our best interests because of (1) our near-term capital requirements, and (2) our belief that other investment opportunities may provide a better return on capital.

         The contract is subject to closing conditions and contingencies including:

         o        approval and consent of the holder of the first mortgage;

         o        our ability to deliver clear title;

         o        the purchaser inspecting the property; and

         o a resolution of the issues raised by the United States Department of Justice concerning our compliance with fair housing laws as they relate to access by disabled persons.

         The buyer has advanced $400,000 of the cash purchase price in exchange for our 10% promissory note.

         Maple Grove is located in southwestern Madison and is approximately 10 minutes from downtown Madison. It is situated on a 13.23-acre parcel in a neighborhood which includes single family homes, duplexes, senior housing, a commercial site, a day care center and a neighborhood shopping center.

         It has 14 buildings. Nine of the buildings include underground parking. There is a club house with a swimming pool, enclosed whirlpool, exercise facility and party rooms.

         The average size of the one-bedroom units is 756 square feet and the two-bedroom units average 1,059 square feet. The units offer superior amenities with many including fireplaces, two balconies, whirlpool tubs, creative floor plans, oversized closets and in-unit washers and dryers.

         Madison is located in Dane County, Wisconsin and is the state's capital and second largest city. Madison is located approximately 140 miles from Chicago, 80 miles from Milwaukee and 250 miles from Minneapolis.

         Overall, Madison's economy is weighted heavily to government and services. This tends to provide stability in economic cycles. Employment levels, building activity, and consumer demand all tend to be rather stable compared to cities more dependent upon industrial employment.

         According to a study conducted by the Madison Gas and Electric Company, occupancy of rental units in the area during the first three months of 1999 was 93.6%.

Apartment Property Tables

         The following table presents additional information concerning our apartment properties:

                                            Property and Location

                                Maple Grove,             Lake Pointe
                             Madison, Wisconsin         Schofield, WI     Totals/Weighted Average

Year Acquired                    1995-1996                   1996                   N/A

Number of Units                     304                       72                    376

Approximate Rentable
 Area (Sq. Ft.)                   276,496                   65,184                341,680

Total Acreage                      13.23                     4.13                  17.36

Year Placed in
 Service                        1991-1996                   1990                   N/A

Average Unit Size
 (Sq. Ft.)                           910                      905                    909

1998 Average Occupancy             91.1%                    97.2%                  92.3%

Occupancy at July 1,
 1999                              98.6%                     100%                  98.9%

1998 Average Monthly
 Rental Rates - Per Unit           $735                     $602                  $710

1998 Average Monthly
 Rental Rates - Per Sq. Ft.       $0.81                    $0.66                  $0.78

Mortgage Indebtedness

         The following chart summarizes the mortgage indebtedness of each of our properties.

                                            Principal    Interest Rate                                   Amount
                           Face Amount    Balance as of       At         Amortization    Maturity        Due at       Prepayment
                           of Mortgage    July 1, 1999   July 1, 1999      (Years)        Date         Maturity         Penalty
                           -----------    ------------   ------------      -------        ----         --------         -------

Property Location

Nicollet Business VI        $2,350,000     $2,317,794         7.0%            30          2/8/08       $2,012,720         Yield
Burnsville, MN                                                                                                        Maintenance

Thresher Square East        $4,335,000     $3,955,000         5.5%            19          5/1/15           $0
Minneapolis, MN

Thresher Square West        $3,805,000     $2,965,000         6.5%            18          6/1/10           $0         June 1, 2000
Minneapolis, MN                                                                                                          @ 101%;
                                                                                                                      June 1, 2000
                                                                                                                         @ 100.5%;
                                                                                                                     June 2002 @ par

Cold Springs Office         $7,500,000     $7,408,491       9.25% on          20         9/30/00       $7,285,826         $20,000
Cntr., St. Cloud, MN                                     $5,533,491(1);

                                                           10.75% on
                                                         $1,875,000(1)

Maple Grove                $12,900,700     $12,680,308        8.1%            30         6/01/04      $11,960,225         Yield
Madison, WI                                                                                                           Maintenance

Lake Pointe                $ 2,750,000     $ 2,722,891        7.6%            30         3/11/28           $0             Yield
Schofield, WI                                                                                                         Maintenance

TOTAL/WEIGHTED
AVERAGE %                  $33,640,000     $32,049,484        7.9%

-------------------

(1)      Represents a variable-rate mortgage.


Employees

         We intend to maintain a small corporate staff. At the present time, our only employees are our chief executive officer, Duane H. Lund, and our president, Robert F. Rice. Currently, we have contracted with Wellington Management Corporation for accounting services for a fee of $500.00 per month. As we acquire additional assets, we expect to hire additional staff to provide accounting services internally.

         We have entered into a property management agreement with Wellington Realty, Inc. with respect to our Wisconsin properties and with Hoyt Properties Inc. with respect to our Minnesota properties. Each of these agreements provides for the payment of management fees equal to 5% of gross rental income, which we believe is consistent with prevailing market rates. We anticipate that, as we add new REITPLUS(sm) affiliates, we will enter into similar property management agreements.

Competition

         Our office building properties compete with numerous alternatives for tenants in the local markets in which they are located. The apartment community properties compete directly with other multifamily properties and single family homes that are available for rent in the markets in which our properties are located. The apartment community properties also compete for tenants with the new and existing home market. Other office buildings, community shopping centers, light industrial facilities and residential communities that we may acquire in the future will also compete for tenants with other similar properties in the same local markets.

         In addition, we compete with other investors for acquisitions and development projects, and many such competitors have greater resources than we do, including greater cash resources, greater access to debt and equity markets and greater management and leasing resources and expertise.

Legal Proceedings

         Neither we, nor any of our properties, are presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us or our properties, other than routine litigation arising in the ordinary course of business and which is expected to be covered by liability insurance. We have received notice of a Department of Justice investigation of the architect and developer of our Maple Grove apartment community related to handicap accessibility. If our Maple Grove property is not in compliance with applicable laws, we may be responsible for any deficiencies. Though we expect that our liability, if any, would be limited to the last 60 units constructed, as to which we acted as the developer, we cannot presently determine the costs of any actions that may ultimately be required of us.

Regulation

         General. Apartment community properties are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. We believe that, under present laws, ordinances and regulations, each of our existing properties has the permits and approvals necessary to operate. Commercial and other properties are also subject to regulation. Community-based residential facilities are extensively regulated and are generally licensed by the state in which they are located.

         Americans with Disabilities Act. All of our properties, as well as any newly developed or acquired properties, must comply with the Americans with Disabilities Act to the extent that the properties are "public accommodations" and/or "commercial facilities" as defined by the statute. Compliance with the Americans with Disabilities Act requirements could require removal of structural barriers to handicapped access in certain public areas of our properties where such removal is readily achievable. The act does not, however, consider residential properties, such as multifamily properties or community-based residential facilities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. Commercial properties, such as shopping centers or office buildings are considered public accommodations. To the extent possible through leases, we intend to require that our commercial tenants comply with the Americans with Disabilities Act. We will, of course, remain responsible for compliance with respect to common areas in commercial properties. Although we believe that each of our existing properties substantially complies with all present requirements under the Americans with Disabilities Act and applicable state laws, final regulations under the Act have not yet been promulgated. Noncompliance could result in imposition of fines or an award of damages to private litigants. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis than we anticipate, our ability to pay accrued dividends could be adversely affected. We believe that our competitors face similar costs to comply with the requirements of the Americans with Disabilities Act.

         Fair Housing Amendments Act of 1988. The Fair Housing Amendments Act requires multifamily properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the act could result in the imposition of fines or an award of damages to private litigants.

         While we believe that our existing properties are substantially in compliance with present requirements under the Fair Housing Amendments Act, we have received notice of a Department of Justice investigation of the architect and developer of our Maple Grove apartment community in Madison, Wisconsin. If our Maple Grove property is not in compliance with applicable laws, we believe that we may be responsible for any deficiencies. Though we expect that our liability, if any, should be limited to the last 60 units constructed, as to which we acted as the developer, we cannot presently determine the costs of any actions that may ultimately be required of us.

         Rent Control Legislation. State and local rent control laws in certain jurisdictions limit a property owner's ability to increase rents and to recover from tenants increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in some jurisdictions, although none of the jurisdictions in which we presently operate has adopted such laws. We do not presently intend to develop or acquire multifamily properties in markets that are either subject to rent control or in which rent limiting legislation exists.

Environmental Matters

         Under various federal, state, and local environmental laws, regulations, and ordinances, a current or previous owner of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility without regard to whether the owner or operator knew of, or caused the presence of the contaminants. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect an owner's ability to sell or rent such real estate or to borrow using such real estate as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be held liable for the costs of investigation, remediation, or removal of such hazardous or toxic substances at or from the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

         Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials when such materials are in poor condition or in the event of building remodeling, renovation or demolition. Such laws may impose liability for the release of such materials and may provide for third parties to seek recovery from owners or operators of real estate for personal injury associated with asbestos. In connection with our ownership and operation of our properties, we may be potentially liable for costs in connection with these matters.

         All of our properties were subject to Phase I environmental assessments at the time we acquired them in order to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. The Phase I assessments included a historical review, a public records review, a preliminary investigation of the site and surrounding properties, screening for the presence of asbestos and equipment containing polychlorinated biphenyls ("PCBs"), and underground storage tanks and the preparation and issuance of a written report, but did not include soil sampling or subsurface investigations. In addition, we conducted a Phase II environmental assessment of our historical Thresher Square office buildings, which were constructed between 1900 and 1904, at the time we acquired them.

         None of our original environmental assessments have revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, and our lenders have not requested additional environmental assessments. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. Moreover, no assurances can be given that: (1) future laws, ordinances or regulations will not require or impose any material expenditures or liabilities in connection with environmental conditions by or on us or our properties, (2) the current condition of properties in the vicinity of our properties (such as the presence of underground storage tanks) may not impact us adversely, or (3) prior owners of our properties did not create environmental problems of which we are not aware.

         We believe that our properties are each in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. We have not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our properties.

Insurance

         We carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of our properties, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from wars) that are not generally insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in the affected property, as well as the anticipated future revenues from such property and could also continue to be obligated on any mortgage indebtedness or other obligations related to the property.

Certain Property Tax Information

         Tenants of apartment communities generally are not required to pay their proportionate share of any real estate taxes; tenants of commercial properties do generally pay their proportionate share of real estate taxes.

         The 1998 property taxes for our properties were as follows:

                  Cold Springs                            $ 241,270

                  Thresher Square East/West               $ 296,571

                  Nicollet VI                            $   49,439  (1)

                  Maple Grove                             $ 371,990

                  Lake Pointe                            $   72,985

----------------------

(1) The Nicollet VI property should be fully assessed in 2000.

                                   MANAGEMENT

Board of Trustees

         The following biographical descriptions set forth certain information with respect to our trustees and executive officers, based on information furnished to us by them. The following information is as of September 30, 1999, unless otherwise specified.

Name                            Age      Title(s)
Arnold K. Leas................. 65       Chairman of the Board of Trustees
Steven B. Hoyt................. 47       Trustee
Paul T. Lambert................ 47       Trustee
Peter Ogden.................... 41       Trustee
Robert P. Ripp................. 72       Trustee
Robert D. Salmen............... 44       Trustee
Mark S. Whiting (1)............ 42       Trustee
Duane H. Lund.................. 35       Chief Executive Officer and Treasurer
Robert F. Rice................. 48       President and Secretary
------------------------
(1) Mr. Whiting has agreed to serve as a trustee upon the closing of the offering.

                   Class I Trustees - Terms to Expire in 2001

Paul T. Lambert, has been a trustee since November 1998. Mr. Lambert has been a private investor since 1995. He served on the board of directors and was the chief operating officer of First Industrial Realty Trust, Inc., from its initial public offering in June 1994 to the end of 1995. Mr. Lambert was one of the largest contributors to the formation of First Industrial and one of its founding shareholders. Prior to forming First Industrial, Mr. Lambert was managing partner of the Midwest region for The Shidler Group, a national private real estate investment company. Prior to joining Shidler, Mr. Lambert was a commercial real estate developer with Dillingham Corporation and, prior to that, was a consultant with The Boston Consulting Group. Mr. Lambert was also a founding stockholder of CGA Group, Ltd., a holding company whose subsidiary is a AAA-rated financial guarantor based in Bermuda.

Arnold K. Leas, our chairman of the board of trustees, served as our original president/chief executive officer from our inception in 1994 until November 1998. Mr. Leas has also served as a director, chief executive officer and president of Wellington Management Corporation since its inception in 1988. Wellington Management and its subsidiary, Wellington Investment Services Corp., currently manage over $100 million dollars of investors' funds. From 1984 to 1988, Mr. Leas was executive vice president of Decade Securities, Inc., a Milwaukee, Wisconsin-based company that was involved primarily in the syndication of multi-family apartment communities throughout the United States. Mr. Leas has transacted real estate acquisitions and sales, directly or indirectly, in excess of $200,000,000. Mr. Leas is on the board of directors of the Metropolitan Milwaukee Association of Commerce Council of Small Business Executives and is a graduate of the Realtors Institute.

                   Class II Trustees - Terms to Expire in 2000

Steven B. Hoyt became a trustee in November 1998. He has served as managing general partner of Hoyt Development (from 1979 to 1989) and chief executive officer of Hoyt Properties Inc. (from 1989 to present). Hoyt Properties currently owns over 1,000,000 square feet of industrial and office property in Minnesota and has developed over 5,000,000 square feet of commercial property since its inception. From 1994 to 1995, Mr. Hoyt served as a senior regional director of First Industrial Realty Trust, Inc. Mr. Hoyt is a member of the board of directors of the Better Business Bureau and has served in numerous state and national positions for the National Association of Industrial and Office Parks (NAIOP).

Robert P. Ripp has served as one of our trustees since our inception in 1994. Mr. Ripp is the owner of RESI Realtor, a Milwaukee-based real estate brokerage firm. Prior to forming RESI Realtor in 1985, Mr. Ripp was the vice president/general sales manager for Wauwatosa Realty, a real estate brokerage firm with 27 offices in the State of Wisconsin.

                  Class III Trustees - Terms to Expire in 1999

Peter Ogden has been a trustee since our inception in 1994. Mr. Ogden has served as the president and owner of Ogden & Company since 1990 and the vice president, treasurer and owner of Ogden Development Group, Inc. since 1986, both of which are Milwaukee-based providers of real estate brokerage, leasing and property management services and which together manage over 2,500 apartment and condominium units, in addition to shopping centers and office, industrial and mixed-use buildings.

Robert D. Salmen joined our board of trustees in August 1999. Mr. Salmen founded Equity Financial Services in 1993. While continuing to operate Equity Financial's investment services company, he co-founded Equity Commercial Services in 1996 to incorporate leasing and then property management services for Equity Financial and currently serves as its president. Prior to founding Equity Financial Services, Mr. Salmen was vice president of institutional investment sales with Welsh Companies for eight years. He established the Institutional Investment division at Welsh Companies in 1985. From its inception through 1992, he directed Welsh's sales marketing force. Prior to joining Welsh, Mr. Salmen spent over nine years with Towle Real Estate. Mr. Salmen is a graduate of the University of Minnesota.

Mark S. Whiting has agreed to join our board of trustees upon the completion of the offering of the Class A Preferred Shares. Mr. Whiting has an extensive public REIT background, having served as the President and a member of the board of directors of TriNet Corporate Realty Trust, Inc. (NYSE: TRI) from 1993 until 1998 and as its Chief Executive Officer from 1996 until 1998. At the time, TriNet owned a commercial real estate portfolio consisting of over 20 million square feet located in 26 states and a total market capitalization of $1.6 billion. Mr. Whiting holds an M.B.A. from the Stanford University Graduate School of Business.

                               Executive Officers

Duane H. Lund has been our chief executive officer since November 1998. Mr. Lund was a founding stockholder of First Industrial Realty Trust, Inc. and served as a senior regional director of First Industrial from 1994 to June 1998. In such capacity, Mr. Lund acquired and managed over 11,000,000 square feet of commercial property with a value in excess of $750 million. From 1989 to 1994, Mr. Lund was an acquisition partner with The Shidler Group, where he was involved in coordinating the underwriting and due diligence for over $200 million of commercial property. Mr. Lund was a tax consultant with Peat Marwick Main & Company from 1986 until 1988. Mr. Lund is a member of the boards of directors of the Wisconsin Real Estate Alumni Association and National Association of Industrial and Office Properties, Minnesota Chapter and is a member of the advisory boards of the Midwest Real Estate News, the Minnesota Real Estate Journal and the KPMG Peat Marwick Alumni Association.

Robert F. Rice, our president and corporate secretary, has served as secretary since our inception in 1994 and as executive vice president from May 1997 until becoming president in November 1998. Prior to November 1998, Mr. Rice served as vice president and general counsel to Wellington Management Corporation beginning in November 1993. From 1989 to October 1993, Mr. Rice provided advice with respect to Resolution Trust Corporation matters through Resource Alternatives, Inc., a provider of legal and consulting services to the real estate industry. From 1984 to 1989, Mr. Rice served as a director, officer and general counsel for various affiliates of St. Francis Bank, F.S.B. Mr. Rice graduated from Marquette University Law School in 1976.

         Our board of trustees held seven meetings during 1998. Each of the trustees attended at least 75% of the total meetings of the board of trustees and the committees of the board of trustees on which he served.

         There are no familial relationships among any of our trustees or executive officers.

         We are currently seeking to identify and retain additional qualified candidates with national commercial real estate and capital markets expertise and experience to serve as non-employee members of our board of trustees. Messrs. Ogden and Ripp have executed written agreements to resign as members of our board of trustees once we have identified candidates that would be willing to serve in their stead on the board. In accordance with our bylaws, the remaining members of the board of trustees may fill the vacancies created by such resignations without submission of the matter to a vote of our shareholders.

Committees of the Board of Trustees

         Our  board  of  trustees  has  appointed  an  Audit   Committee  and  a
Compensation Committee.

         Audit Committee. Our Audit Committee, which held one meeting during 1998, currently consists of Messrs. Ogden and Salmen. The committee reviews related party transactions, makes recommendations concerning the engagement of independent public accountants, reviews with our independent public accountants the plans and results of our audit engagement, approves professional services provided by our independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees that we pay to our independent accountants and reviews the adequacy of the our internal accounting controls.

         Compensation Committee. Our Compensation Committee, which held one meeting during 1998, currently consists of Messrs. Leas, Hoyt and Lambert. The committee makes recommendations and exercises all powers of the board of trustees in connection with certain compensation matters, including incentive compensation and benefit plans. The Compensation Committee administers and has authority to grant awards under our 1998 stock incentive plan.

Trustee Compensation

         Our trustees receive a fee of $250 for each board or committee meeting attended, plus the reimbursement of all reasonable out-of-pocket expenses incurred in connection with such attendance.

Shareholders' Agreement

         In November 1998, we entered into a ten-year shareholders' agreement with each of American Real Estate Equities, LLC, Duane H. Lund, WLPT Funding, Paul T. Lambert, Lambert Equities II, LLC, Steven B. Hoyt, Wellington Management Corporation, Robert F. Rice, Arnold K. Leas, Rose Marie Leas and Gregory S. Leas. Under the shareholders' agreement, the signing shareholders have agreed to take whatever actions are necessary (including, but not limited to, the voting of all shares owned, from time to time, by each of them, whether directly or indirectly) in order to: (1) cause Messrs. Lambert and Hoyt to be, and to continue to be, elected to our board of trustees; (2) cause our board of trustees to fill any vacancies on the board with a person mutually selected by American Real Estate Equities and Wellington Management Corporation; and (3) cause the board of trustees to elect Mr. Lund as our chief executive officer, Mr. Rice as our president, and Mr. Leas as our chairman of the board of trustees.

Executive Compensation

                              Summary Compensation

         From its inception in 1994 through the year ended December 31, 1997, we were externally managed and paid no compensation to any of our executive officers. In 1998 the following compensation was paid:

    Name and Principal                                     Securities Underlying
       Position                Year           Salary             Options

Duane H. Lund                   1998         $18,750(1)             --
Chief Executive Officer

Robert F. Rice                  1998         $62,500(2)          7,917(3)
President and Secretary

Arnold K. Leas                  1998             --              9,500(3)
Chairman of the Board
---------------

(1) Amount reflects base annual salary of $150,000. Mr. Lund became our chief executive officer on November 20, 1998.

(2) Amount reflects base annual salary of $150,000. Mr. Rice was paid commencing August 1, 1998.

(3) All options were granted on May 27, 1998 and have an exercise price of $5.37 per common share, which was the fair market value per share on the date of grant. All such options are currently exercisable.

                     Options/SAR Grants in Last Fiscal Year

                              Number of Common      Percentage of Total
                              Shares Underlying      Options Granted to      Exercise Price     Expiration
Name and principal position    Options Granted    Employees in Fiscal Year                         Date

Duane H. Lund
Chief Executive Officer              --                      --                    --               --

Robert F. Rice
President and Secretary             7,917                  18.98%                 $5.37          5-26-08

Arnold K. Leas
Chairman of the Board               9,500                  22.77%                 $5.37          5-26-08


             Aggregated Option/SAR Exercises in Last Fiscal Year and
                        Fiscal Year End Option/SAR Values

                                                                 # of Securities
                                                                    Underlying             Value of unexercised
                                 Common Shares                   Options/SARs at       in-the-money options/SARs at
                                  Acquired on       Value        Fiscal year End            Fiscal Year End ($)
Name and principal position         Exercise      Realized        Exercisable(1)       Exercisable/Unexercisable(2)
---------------------------       ------------    --------        --------------       ----------------------------
Duane H. Lund                          --            --                 --                          --
Chief Executive Officer

Robert F. Rice                         --            --               7,917                        $0/--
President and Secretary

Arnold K. Leas                         --            --               9,500                        $0/--
Chairman of the Board

---------------

(1) All of the options held by the named executive officers are currently exercisable.
(2) Calculations are based upon the closing bid price of $4.30 per share as of December 31, 1998.


Employment Agreements

         We have entered into new employment agreements with Duane H. Lund, our chief executive officer, and Robert F. Rice, our president. The employment agreements, which became effective as of October 1, 1999, each provide for an initial base salary of $80,000 and, if we achieve progressive annual targets of earnings per share, our board of trustees may elect to award Mr. Lund and Mr. Rice a bonus of up to 100% of base salary. In addition, each employment agreement provides that the officers shall receive those health, life and disability and other benefits extended by the board of trustees to other similarly situated executives. Each of the employment agreements extends through December 31, 2000, subject to our right to terminate the agreement at any time. In the event that we terminate either officer's employment without cause or in the event such person's employment discontinues upon the expiration of the employment agreement or following a change in control, we or, in the case of a change in control, our successor, will be obligated to pay to such officer an amount equal to one year's base salary and continue his benefits for one year.

         In connection with the approval of the new employment agreements, we also issued each of Mr. Lund and Mr. Rice options to purchase 80,000 of our common shares at a price equal to 110% of the average closing bid price for our common shares over the 10 trading days preceding the effective date of the registration statement covering the Class A Preferred Shares. These options will become exercisable as to 40,000 shares on December 31, 1999 and, if we meet specified financial goals for the preceding periods, as to an additional 40,000 shares on December 31, 2000.

Indemnification and Insurance

         Our trustees are accountable to us and our shareholders as fiduciaries and consequently must exercise good faith and integrity in handling company affairs.

         Pursuant to Maryland law and our organizational documents, no trustee shall be liable to us for any act, omission, loss, damage or expense arising from the performance of his or her duty as trustee unless such trustee received an improper personal benefit or acted in bad faith, with deliberate dishonesty or with reason to believe that his actions were unlawful.

         Our declaration of trust and bylaws provide that we will indemnify every eligible indemnitee against all judgements, penalties, fines, amounts paid in settlement and reasonable expenses actually incurred by the indemnitee in connection with any proceeding in which such indemnitee was, is or is threatened to be named as defendant or respondent or called as a witness, by reason of his or her serving or having served us if it is determined that the indemnitee conducted himself or herself in good faith, received no improper personal benefit, did not act with deliberate dishonesty and, in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. For purposes of these provisions, an "eligible indemnitee" is (1) any of our present or former trustees or officers, (2) any person who, while serving in any of such capacities, served at our request as a trustee, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another trust or other enterprise, (3) any person nominated or designated by our board of trustees or any committee thereof to serve in any of the capacities referred to in the preceding clauses (1) or (2), and (4) any employee of Wellington Realty, Inc. providing services to us. It is the position of the Securities and Exchange Commission that indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and therefore unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table describes the beneficial ownership of our voting shares at September 30, 1999, and as adjusted to reflect the sale of the Class A Preferred Shares in the offering, by:

         o each person that we know beneficially owns more than 5% of our outstanding voting shares;

         o        each of our trustees;

         o        our chief executive officer and president; and

         o        all of our trustees and executive officers as a group.

         Except as described in the notes to the table, each person named has sole voting and investment power with respect to all shares beneficially owned.

                                                         Beneficial Ownership              Beneficial Ownership
                       Name                              Prior to the Offering            Following the Offering
---------------------------------------------------    --------------------------        --------------------------
                                                        Number(1)    Percent(1)           Number(1)    Percent(1)

Arnold K. Leas (2)(3)(4)...........................         524,764     20.3%                 524,764     10.5%
Steven B. Hoyt  (2)(3)(5)(6).......................       1,045,287     40.5%               1,045,287     20.9%
Paul T. Lambert (2)(3)(6)(7).......................       1,045,287     40.5%               1,045,287     20.9%
Duane H. Lund (2)(3)(6)(8).........................       1,045,287     40.5%               1,045,287     20.9%
American Real Estate Equities, LLC (3)(9)..........       1,045,287     40.5%               1,045,287     20.9%
Lambert Equities II, LLC (3)(10)...................       1,045,287     40.5%               1,045,287     20.9%
WLPT Funding, LLC (3)(11)..........................       1,045,287     40.5%               1,045,287     20.9%
Wellington Management Corporation (3)(12)..........         150,321     5.8%                  150,321      3.0%
Peter Ogden (2)(13)................................           3,167       *                     3,167       *
Robert P. Ripp (2)(14).............................           4,199       *                     4,199       *
Mark S. Whiting (2) ...............................               0       *                         0       *
Robert D. Salmen (2)(6)............................               0       *                         0       *
Robert F. Rice (2)(3)(6)(15).......................           9,500       *                     9,500       *

All trustees and current executive officers as a
     Group (8 persons) (16)........................       1,586,917     61.0%               1,586,917     31.6%

------------------
  *      Indicates less than one percent.

(1)      Based on  1,372,152  common  shares  outstanding  as of September  30,  1999.  Also assumes exercise by only the shareholder or group named in each row of all options and warrants for the purchase of our common shares held by such shareholder or group and exercisable  within
         60 days of September 30, 1999.

(2)      The business  address for each of our current  trustees and executive  officers is 18650 W.
         Corporate Drive, Suite 300, Brookfield, Wisconsin 53045.

(3)      All of these parties have entered into a ten-year  agreement  providing for the election of trustees and certain other matters.  Each such party disclaims  beneficial ownership of our common shares owned by each other party.

(4)      Includes 990 common shares held by a trust for the benefit of Mr. Leas' wife and options to purchase  9,500  common  shares  exercisable  within 60 days of September  30,  1999.  Also includes  150,321  common shares and an  additional  327,586  common  shares  issuable upon conversion  of  95,000  Class B Junior  Cumulative  Convertible  Preferred  Shares  held by
         Wellington Management  Corporation,  of which Mr. Leas is the president and chief executive officer and with respect to which Mr. Leas,  members of his immediate family and trusts for the benefit of such persons own approximately  41.8% of the outstanding  capital stock. All shares  held by Mr.  Leas or for the  benefit  of his wife and 66,531 of the Class B Junior
         Cumulative  Convertible  Preferred  Shares held by Wellington  Management  (229,417  common shares upon conversion) have been transferred to an excess share trust and may not be voted by Mr. Leas or Wellington Management on any matter coming before our shareholders. Mr. Leas disclaims beneficial ownership of common shares held for the benefit of his wife.

                                       59

(5)      Does not reflect  691,690  ordinary  common  units and 168,417  Class B common units of our operating  partnership  held by Mr.  Hoyt or members of his  immediate  family.  All shares indicated  are held by American Real Estate  Equities,  LLC, of which Mr. Hoyt is a member.
         Includes  878,621  common  shares  issuable  upon  conversion  of  254,800  Class B  Junior
         Cumulative  Convertible  Preferred  Shares,  30,000 of which  (103,448  common  shares upon conversion) have been transferred to an excess share trust and may not be voted by American
         Real Estate Equities on any matter coming before our shareholders.

(6)      These  parties have  indicated  an interest in buying some of the Class A Preferred  Shares offered by this prospectus.

(7)      Does not reflect 168,416 Class B common units of our operating  partnership held by Lambert
         Equities II, LLC, of which Mr. Lambert is the controlling majority member and sole manager.
         All shares  indicated  are held by American  Real Estate  Equities,  LLC, of which  Lambert
         Equities II, LLC is a member.  Includes  878,621 common shares  issuable upon conversion of
         254,800 Class B Junior Cumulative  Convertible  Preferred Shares,  30,000 of which (103,448 common shares upon  conversion)  have been transferred to an excess share trust and may not be voted by American Real Estate Equities on any matter coming before our shareholders.

(8)      Does not reflect  375,666  ordinary  common  units and 168,416  Class B common units of our operating  partnership  held by WLPT  Funding,  LLC, of which Mr. Lund is the owner and the sole manager. All shares indicated are held by American Real Estate Equities, LLC, of which
         WLPT Funding,  LLC is a member.  Includes 878,621 common shares issuable upon conversion of
         254,800 Class B Junior Cumulative  Convertible  Preferred Shares,  30,000 of which (103,448 common shares upon  conversion)  have been transferred to an excess share trust and may not be voted by American Real Estate Equities on any matter coming before our shareholders.

(9)      Includes  878,621  common  shares  issuable  upon  conversion  of  254,800  Class B  Junior
         Cumulative  Convertible  Preferred  Shares,  30,000 of which  (103,448  common  shares upon conversion) have been transferred to an excess share trust and may not be voted by American
         Real Estate Equities on any matter coming before our shareholders. The business address for
         American  Real Estate  Equities,  LLC is 300 First Avenue  North,  Suite 115,  Minneapolis,
         Minnesota 55401.

(10)     Figures indicated do not reflect ownership of 168,416 Class B common units of our operating partnership.  All shares indicated are held by American Real Estate Equities, LLC, of which
         Lambert  Equities  II,  LLC is a member.  Includes  878,621  common  shares  issuable  upon conversion of 254,800 Class B Junior Cumulative  Convertible  Preferred  Shares,  30,000 of
         which  (103,448  common shares upon  conversion)  have been  transferred to an excess share trust and may not be voted by American Real Estate Equities on any matter coming before our shareholders.  The business address from Lambert Equities II, LLC is 4155 East Jewel, Suite
         103, Denver, Colorado 80222.

(11)     Figures do not reflect  375,666  ordinary  common units and 168,416 Class B common units of our operating partnership.  All shares indicated are held by American Real Estate Equities,
         LLC, of which WLPT Funding,  LLC is a member.  Includes 878,621 common shares issuable upon conversion of 254,800 Class B Junior Cumulative  Convertible  Preferred  Shares,  30,000 of
         which  (103,448  common shares upon  conversion)  have been  transferred to an excess share trust and may not be voted by American Real Estate Equities on any matter coming before our shareholders.  The business address for WLPT Funding, LLC is c/o Golden Acres Incorporated,
         15315 Masons Pointe, Eden Prairie, Minnesota 55347.

(12)     Includes 327,586 common shares issuable upon conversion of 95,000 Class B Junior Cumulative
         Convertible  Preferred Shares,  66,531 of which (22,934 common shares upon conversion) have been  transferred  to an excess share trust and may not be voted by  Wellington  Management
         Corporation  on any matter  coming  before  our  shareholders.  The  business  address  for
         Wellington  Management  Corporation is 18650 W. Corporate Drive,  Suite 300, P.O. Box 0919,
         Brookfield, Wisconsin 53045.

(13)     Consists  solely  of  options  to  purchase  common  shares  exercisable  within 60 days of
         September 30, 1999.

(14)     Includes  options to purchase 3,167 common shares  exercisable  within 60 days of September
         30, 1999.

(15)     Includes  options to purchase 7,917 common shares  exercisable  within 60 days of September
         30, 1999.

(16)     Includes  options to purchase an aggregate of 23,751  common shares  exercisable  within 60 days of September 30, 1999 and 1,206,207  common shares issuable upon conversion of 349,800
         Class B Junior  Cumulative  Convertible  Preferred  Shares.  An aggregate of 96,531 Class B
         Junior Cumulative  Convertible Preferred Shares (332,865 common shares upon conversion) and
         46,857 common shares  indicated have been  transferred to an excess share trust and may not be voted by the holders  thereof on any matter coming before our  shareholders.  Figures do not reflect an aggregate of 1,067,356  common units and 505,249 Class B common units of our operating partnership.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         American Real Estate Equities, LLC. American Real Estate Equities, LLC is owned in equal thirds by WLPT Funding, LLC, Lambert Equities II, LLC and Steven B. Hoyt. Duane Lund, our chief executive officer, owns 100% of WLPT Funding and is its sole manager. Paul T. Lambert, one of our trustees, is a majority owner and sole manager of Lambert Equities. Steven Hoyt is also one of our trustees.

         In November  1998,  our  shareholders  approved a  transaction  whereby
American Real Estate Equities would purchase 166,666 of our common shares for $1,000,000, or $6.00 per share, and would contribute certain assets, principally our Cold Springs office center in St. Cloud, Minnesota and contracts for the purchase of 29 other real estate investment properties (some of which Mr. Hoyt had an ownership interest in), to our operating partnership, Wellington Properties Investments, L.P. As consideration for such assets, we agreed to:

         o        hire Mr. Lund as our chief executive  officer and nominate Mr.
                  Lambert and Mr. Hoyt for election to our board of trustees;

         o issue 4,933,233 common units of our operating partnership to American Real Estate Equities or its members;

         o issue an additional 9,934,663 common units to the owners of the properties to be acquired (including 4,510,671 units to Mr. Hoyt and his affiliates);

         o assume $64.0 million in third-party mortgage indebtedness on the properties to be acquired;

         o pay $31.2 million in cash to the owners of the properties to be acquired (none of which was to be paid to Mr. Hoyt);

         o issue to American Real Estate Equities a warrant to purchase 791,667 of our common shares at a price of $5.37 per share with respect to 395,833 shares, $6.47 with respect to 197,917 shares, $7.74 per share with respect to 118,750 shares and $9.32 per share with respect to 79,167 shares; and

         o reimburse certain of American Real Estate Equities' costs, including costs in obtaining the contractual rights contributed to the operating partnership, upon the completion of the transaction.

         Following shareholder approval of the proposed arrangement in November 1998, due principally to increased financing costs, we and American Real Estate Equities consummated a much smaller transaction pursuant to which the operating partnership acquired only the Cold Springs office center and two other investments properties in Minnesota. Under the final terms of the smaller transaction we negotiated:

         o        we issued 2,557,707 units of our operating partnership;

         o        we  assumed  only  $17.1  million  in   third-party   mortgage
                  indebtedness on the properties acquired;

         o        we paid no cash to the owners of the properties acquired; and

         o        we hired  Mr.  Lund as our  chief  executive  officer  and Mr.
                  Lambert and Mr. Hoyt were elected to our board of trustees.

         During the second quarter of 1999, we entered into further  discussions
with  American   Real  Estate   Equities   because  the  original   contemplated
transactions could not be consummated. As a result of these discussions:

         o Mr. Lund remained our chief executive officer and Mr. Lambert and Mr. Hoyt remained on our board of trustees;

         o the recipients of the operating partnership units returned 838,372 units to us for cancellation; of the 1,719,335 operating partnership units still outstanding after the cancellation, 1,214,086 units are ordinary common units and 505,249 are Class B common units, which have no direct economic value, but which will convert to ordinary common units upon the determination of our board of trustees that our funds from operations equal or exceed $0.55 per share, assuming the exercise of all outstanding rights to purchase our equity securities and conversion of all securities convertible into our common shares;

         o only 1,719,335 operating partnership units remain outstanding with the owners of the three properties acquired (including only 860,107 units to Mr. Hoyt and his affiliates);

         o American Real Estate Equities returned the warrant covering 791,667 of our common shares to us for cancellation; and

         o we paid no cash to American Real Estate Equities in reimbursement of the $1,356,000 it spent in connection with the transaction; instead, we issued American Real Estate Equities, in the third quarter of 1999, 135,600 of our Class B Junior Cumulative Convertible Preferred Shares (generally having the same rights, terms and preferences as the Class A Preferred Shares, but ranking junior as to payment of dividends and distributions upon our liquidation), all of which we have the right to redeem for $1 if we do not have total assets in excess of $150,000,000 or have not achieved funds from operations equal to at least $0.55 per share (on a fully-diluted basis) prior to June 30, 2002.

         Apart from the foregoing transactions, American Real Estate Equities advanced us an aggregate of $1,392,000 during the summer and fall of 1998 for working capital purposes. Pursuant to the an agreement with American Real Estate Equities, we have issued 119,200 of our Class B Junior Cumulative Convertible Preferred Shares to them in discharge of $1,192,000 of the repayment obligation.

         Wellington Management Corporation. Our chairman of the board, Arnold Leas, is the president and chief executive officer of Wellington Management Corporation and owns, together with certain members of his family and family trusts, 41.8% of Wellington Management Corporation's outstanding stock. Our president, Robert Rice, was a vice president and general counsel of Wellington Management before joining us. Mr. Rice has no ownership interest in Wellington Management Corporation.

         In connection with the contemplated American Real Estate Equities transactions of November 1998 described above, we also entered into a number of agreements with Wellington Management Corporation pursuant to which:

         o        Mr. Rice would be appointed our president;

         o Wellington Management would contribute the office building housing our executive offices in Brookfield, Wisconsin to our operating partnership in exchange for $2.5 million in cash, the assumption of $7.3 million in mortgage indebtedness on the property, and 745,098 operating partnership units;

         o we would issue to Wellington Management a warrant to purchase 791,667 of our common shares at a price of $5.37 per share with respect to 395,833 shares, $6.47 with respect to 197,917 shares, $7.74 per share with respect to 118,750 shares and $9.32 per share with respect to 79,167 shares;

         o we would terminate our obligations to Wellington Management under certain advisory fee arrangements in exchange for $1.6 million; and

         o        our  operating   partnership   would  enter  into  a  property
                  management agreement with Wellington Realty, Inc., a wholly-owned subsidiary of Wellington Management Corporation, whereby Wellington Realty would manage the day-to-day operations of our current apartment community properties in Wisconsin for a management fee equal to 5% of gross income from such properties.

         Subsequent to November 1998, we and Wellington Management agreed that the transfer of the Brookfield office building could not occur because we were unable to arrange financing to provide the stipulated $2.5 million cash payment on acceptable terms. In connection with the discussions described previously, we entered into an agreement during the second quarter of 1999 with Wellington Management whereby:

         o        Mr. Rice remained our president;

         o Wellington Management returned the warrant covering 791,667 of our common shares to us for cancellation;

         o the advisory fee arrangement was still terminated, but we agreed that Wellington Management would retain cash payments received in 1998 totaling $550,000 and that we would issue, in the third quarter of 1999, 95,000 Class B Junior Cumulative Convertible Preferred Shares as consideration for the termination; and

         o we entered into the new property management agreement with Wellington Realty, Inc. on the terms contemplated by the original agreement.

         In January 1998, we also entered into a listing agreement with Wellington Realty, Inc. whereby we agreed to pay 3% of the sale price of our Maple Grove and Lake Pointe apartment communities in the event of a sale. Though we are not presently marketing the Lake Pointe property, we have entered into a sale contract with respect to the Maple Grove property. In connection with the pending contract for the sale of Maple Grove Apartments, Wellington Realty, Inc., is expected to receive a fee totaling $501,000 upon consummation of the sale.

         From time to time, we may purchase insurance through another affiliate of Wellington Management Corporation, Wellington Insurance Services, Inc., which will receive a commission of those sales equal to 15% of scheduled premiums.

         Hoyt Properties Inc. Steven Hoyt, one of our trustees is the principal of Hoyt Properties Inc.

         On November 20, 1998, our operating partnership entered into a property management agreement with Hoyt Properties. Under this agreement, Hoyt Properties manages the day-to-day operations of our current commercial properties in Minnesota for a management fee equal to 5% of gross income from such properties, a fee we believe is consistent with industry norms.

         As mentioned above, Steven Hoyt also owns a one-third membership interest in American Real Estate Equities, LLC.

         Additional advances of working capital. In April 1999, our operating partnership borrowed $50,000 from each of American Real Estate Equities, LLC and Wellington Management Corporation for working capital purposes under term loans that are currently due December 31, 1999. An interest rate of 10% per year accrues on the principal balance of each of these loans until repayment.

         Deferred Salaries. As a result of our completion of only a small number of the acquisitions proposed in November 1998, our chief executive officer and our president have agreed to defer their salaries. As of September 30, 1999, the deferral amounted to $106,250 as to Mr. Lund and $87,500 as to Mr. Rice. Of the total amount deferred by Mr. Rice, Wellington Management has advanced $62,500 to Mr. Rice. We intend to pay salaries in arrears and reimburse Wellington Management with a portion of the proceeds of the Maple Grove sale. If, for any reason, the sale of Maple Grove is prevented or delayed, we will not use any of the proceeds of the offering of the Class A Preferred Shares to pay any deferred salaries or to repay Wellington Management for any related advances.

                                  UNDERWRITING


         Subject to the terms and conditions of an underwriting agreement, dated October 28, 1999, our underwriters, for whom R.J. Steichen & Company will act as representative, have agreed to purchase from us on a firm-commitment basis, 700,000 Class A Preferred Shares for resale to the public. Our underwriting agreement provides that the underwriters will be obligated to purchase all of those shares if any are purchased. The underwriters have agreed severally, but not jointly, to purchase the numbers of Class A Preferred Shares set forth opposite their respective names:


                   Underwriter                                Number of Shares
R.J. Steichen & Company...................................          600,000
Miller, Johnson & Kuehn, Incorporated.....................          100,000
                                                                 ----------
          Total                                                     700,000
                                                                 ==========

         The underwriters have reserved the right to reoffer the Class A Preferred Shares to selected securities dealers at the offering price set forth on the cover page of this prospectus, less customary concessions.

         We have agreed to pay the underwriters a discount of 7.5% of the gross proceeds of this offering, including the gross proceeds from the sale of any overallotment shares. In addition, we have agreed to pay to the underwriters a non-accountable expense allowance of 2% of the gross proceeds of the offering, including proceeds from the sale of overallotment shares.

         We have granted to the underwriters an overallotment option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 105,000 of our Class A Preferred Shares at the public offering price, less the 7.5% underwriting discount. The underwriters may exercise this option solely to cover overallotments in the sale of the Class A Preferred Shares being offered by this prospectus.

         At the closing of the offering, we will sell to the underwriters' representative, for nominal consideration, warrants to purchase 35,500 Class A Preferred Shares. The underwriters' warrants will become exercisable one year after the effective date of the registration statement covering the Class A Preferred Shares and will be exercisable for a period of four years thereafter at a price of $10.00. The underwriter's warrants will contain provisions for (1) "cashless exercise," whereby the underwriters may forfeit a portion of the warrants at the time of exercise in lieu of the cash payment of the exercise price, (2) appropriate adjustment in the event of a merger, consolidation, recapitalization, reclassification, share dividend, share split or similar transaction, (3) a one-time right to demand registration of the common shares underlying the warrants under the Securities Act of 1933, and (4) participation of the common shares underlying such warrant, on a "piggy-back" basis, in specified registrations by us during the duration of the underwriters' warrant and for two years thereafter.

         In order to facilitate the offering of our Class A Preferred Shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Preferred Shares. Specifically, the underwriters may sell or allot more Class A Preferred Shares than the 700,000 shares we have agreed to sell them. This overallotment would create a short position in our Class A Preferred Shares for the account of the underwriters. To cover any overallotments or to stabilize the price of our Class A Preferred Shares, the underwriters may bid for, and purchase our Class A Preferred Shares in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing our Class A Preferred Shares in the offering, if the underwriters repurchase previously distributed Class A Preferred Shares in transactions to cover short positions, in stabilization transactions or otherwise. The underwriters have reserved the right to reclaim selling concessions in order to encourage dealers to distribute our Class A Preferred Shares for investment, rather than for short-term speculation. Increasing the proportion of the offering held for investment may reduce the supply of our Class A Preferred Shares available for short-term trading. Any of these activities may stabilize or maintain the market price of our Class A Preferred Shares above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

         The underwriters have conditioned their performance under the underwriting agreement on receipt of agreements from certain of our officers, trustees and other shareholders prohibiting market sales of our securities by such persons for a period of 180 days following the initial closing of this offering.

         We have agreed to indemnify the underwriters against any costs or liabilities incurred by the underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement we filed and this prospectus. The underwriters have, in turn, agreed to indemnify us against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement filed and this prospectus, based on information relating to the underwriters and provided by them. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

         For a more complete description of the underwriting arrangements for this offering, you should read the underwriting agreement included as an exhibit to the registration statement of which this prospectus is a part.

                            DESCRIPTION OF SECURITIES

General

         Our declaration of trust provides that we may issue up to 110,000,000 shares of beneficial interest, consisting of 100,000,000 common shares, par value $0.01 per share, and 10,000,000 preferred shares, par value $0.01 per share. After this offering, 1,049,800 preferred shares will be issued and outstanding, or 1,154,800 shares if our underwriters' overallotment option is exercised in full.

         Firstar Bank, N.A. is the transfer agent for our common shares and will be the transfer agent for the Class A Preferred Shares following the closing of this offering.

The Class A Preferred Shares

         We have designated 1,518,000 of our preferred shares as Class A Cumulative Convertible Preferred Shares, $0.01 par value per share.

         Subject to the provisions of our declaration of trust regarding "excess shares" (as described under the heading "Restrictions on Transfer" beginning on page 70), a dividend on each Class A Preferred Shares equal to $0.475 will accrue and be payable every six months, beginning six months after the initial closing date of the offering. We may pay no dividends on any other existing class or series of our shares unless we have paid all dividends then accrued on the Class A Preferred Shares. The Class A Preferred Shares will not participate in dividends declared on our common shares.

         Upon our liquidation, no distribution of our assets will be made to holders of any other existing class or series of our shares until we have first paid the holders of the Class A Preferred Shares $10.00 per share, plus the amount of all dividends on the Class A Preferred Shares that are then accrued but unpaid.

         Subject to the provisions of our declaration of trust regarding excess shares, each of the Class A Preferred Shares will be entitled to the number of votes at all meetings of our shareholders equal to the number of our common shares into which they are then convertible. Holders of Class A Preferred Shares will generally vote together with holders of our common shares and holders of our Class B Junior Cumulative Convertible Preferred Shares as a single class, provided that holders of Class A Preferred Shares will vote as a separate class on proposals specifically affecting the relative rights and privileges of the Class A Preferred Shares.

         Each of our Class A Preferred Shares will be convertible at any time, at the option of the holder, into a number of common shares equal to the quotient obtained by dividing (1) $10.00, plus any dividends then accrued but unpaid on the Class A Preferred Shares; by (2) $2.90, a price equal to 110% of the average closing bid price for our common shares over the 10 trading days preceding the effective date of the registration statement covering the Class A Preferred Shares.

         We will have the option to redeem the Class A Preferred Shares at a per-share price equal to the public offering price, plus any dividends then accrued but unpaid, after 30 days' notice, any time after two years following the initial closing of the offering if the closing bid price of our common shares exceeds 150% of the then effective conversion price of the Class A Preferred Shares for 20 consecutive trading days.

         If, at any time, we fail to declare or pay a dividend on the Class A Preferred Shares as it accrues, such dividend will be cumulative, without interest, with future dividends. If we should fail to pay a full year's accrued dividends on the Class A Preferred Shares, then the holders of the Class A Preferred Shares will be entitled, voting as a class, to elect a majority of the members of our board of trustees, who will then serve on the board for so long as a full year's dividends remain unpaid.

         When issued, the Class A Preferred Shares will be legally issued, fully-paid and nonassessable.

The Class B Junior Cumulative Convertible Preferred Shares

         We have designated 349,800 of our preferred shares as Class B Junior Cumulative Convertible Preferred Shares, $0.01 par value per share, all of which are issued and outstanding.

         The terms of the Class B preferred shares are identical to those of the Class A Preferred Shares as to rights to dividends, rights to distributions upon liquidation, voting rights, optional conversion and redemption. The Class B preferred shares, however, rank junior to the Class A Preferred Shares as to dividends and distributions upon liquidation, so that we may not pay dividends on the Class B shares unless all dividends on the Class A Preferred Shares then accrued have been paid, and we will not distribute assets to the holders of Class B shares upon our liquidation until the full amount of the liquidation preference on the Class A Preferred Shares has been paid in full.

         The Class B Junior Cumulative Convertible Preferred Shares also differ from the Class A Preferred Shares in that their holders will not be entitled to elect a majority of our board of trustees in the event that a full year's dividends are not paid when accrued.

         Holders of Class B shares will vote as a separate class only on proposals specifically affecting the relative rights and privileges of the Class B shares.

The Common Shares

         Subject to the preferential rights of our preferred shares (including the Class A Preferred Shares offered by this prospectus and our Class B Junior Cumulative Convertible Preferred Shares) or any other class or series of shares and to the provisions of our declaration of trust regarding "excess shares," holders of our common shares are entitled to receive distributions on such shares if, as and when authorized and declared by the board of trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to shareholders in the event of liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. We have generally paid quarterly distributions on our common shares, though the amount of dividends and the timing of payment have varied. After completion of the offering, dividends on our common shares will be contingent on prior payment of dividends on our preferred shares and on the sufficiency of our excess cash flows and the decision of our board of trustees to declare such dividends. In deciding whether to convert Class A Preferred Shares into common shares, you should bear in mind that past payment of dividends on our common shares is not an indication that we will pay dividends on our common shares in the future.

         Subject to the provisions of our declaration of trust regarding excess shares, each outstanding common share entitles the holder to one vote on all matters on which our shareholders are entitled to vote, including the election of trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election and the holders of our remaining shares are not able to elect any trustees.

Warrants to Purchase Our Shares

         In connection with prior transactions, we issued warrants to purchase 47,500 of our common shares. These warrants are currently exercisable and have an exercise price of $5.37 per share.

         In connection with the offering of the Class A Shares, we have also agreed to issue our underwriters' representative a warrant to purchase 35,500 Class A Preferred Shares at a price of $10.00 per share. The underwriters' representatives warrant will become exercisable one year after the effective date of the registration statement covering the Class A Preferred Shares and will be exercisable for a period of four years thereafter. The warrants will contain provisions for "cashless exercise," whereby the underwriters may forfeit a portion of the warrants at the time of exercise in lieu of the cash payment of the exercise price and will also provide for customary adjustments in the event of a merger, consolidation, recapitalization, reclassification, share dividend, share split or similar transaction.

Employee Share Options

         We have issued options to purchase a total of 214,273 common shares to certain of our employees under our 1998 stock incentive plan. A total of 54,273 of these outstanding options are all currently exercisable. The weighted average exercise price of all our options is approximately $5.21 per share.

         The incentive plan is designed to attract and retain competent personnel and to provide to officers and other key employees long-term incentives for high levels of performance by providing them with a means to acquire a proprietary interest in our success. A total of 2,952,393 common shares may be subject to dditional awards under the plan, which may include incentive or non-qualified options.

Dividend Reinvestment Plan

         Since 1996, we have maintained a dividend reinvestment plan whereby holders of our common shares may automatically reinvest cash dividends we pay in additional common shares. Under the plan, investors may also make optional cash payments on a quarterly basis to acquire even more shares. The price of shares sold under the plan is the average of the high and low sale prices of our common shares on the scheduled date of reinvestment.

         We have not instituted a dividend reinvestment plan with respect to the Class A Preferred Shares.

Operating Partnership Units

         Our interests and those of all limited partners in the operating partnership are represented by partnership units. Currently, the operating partnership has issued ordinary common units, which are economically equivalent to our common shares and Class B common units, which have no direct economic value, but which will automatically convert to ordinary common units upon the determination of our board of trustees that our funds from operations (as defined by the National Association of Real Estate Investment Trusts) equal or exceed $0.55 per share, assuming exercise of all outstanding rights to purchase our equity securities and conversion of all securities convertible into our common shares. If necessary, however, the number of Class B units that will convert to ordinary common units will be limited so that the current holder of the operating partnership's outstanding Class B units, American Real Estate Equities, LLC, will not become a greater than 10% owner, assuming exercise of all outstanding rights to purchase our equity securities and conversion of all securities convertible into our common shares.

         The operating partnership has also issued Class B preferred units to us, which are economically equivalent to our Class B Junior Cumulative Convertible Preferred Shares. Upon the closing of this offering and our contribution of our net proceeds to the operating partnership, the operating partnership will also issue us 700,000 Class A preferred units (up to 805,000 Class A preferred units if our underwriters exercise their overallotment option in full), which will be economically equivalent to the Class A Preferred Shares. The operating partnership may also issue additional classes or series of preferred units on such terms as we, as sole general partner, may determine.

         Subject to certain limitations in our operating partnership agreement and, in the case of any preferred units, following the conversion of such preferred units into common units, holders of common units generally have the right to require the redemption of their common units at any time one year after the original issuance date of such units.

         Unless we elect to assume and perform the operating partnership's obligation with respect to redemption of common units, a limited partner demanding redemption will receive cash from the operating partnership in an amount equal to the market value of the units to be redeemed. Instead of the operating partnership acquiring the units for cash, we will have the right to elect to acquire the units directly from a limited partner demanding redemption, in exchange for either cash or an equal number of our common shares, and, upon such acquisition, we will become the owner of such units. This one-for-one conversion rate will be adjusted appropriately in the event of a share split, share dividend or similar event.

Registration Rights

         On March 5, 1998, we entered into a registration rights agreement in connection with the issuance to Credit Suisse First Boston of a warrant to purchase up to 47,500 of our common shares at a price of $5.37 per share. Under the agreement, the holders of a majority of the shares represented by the Credit Suisse First Boston warrant have the right to require us to prepare and file one or more registration statements, under certain circumstances, with respect to our common shares purchasable under the Credit Suisse First Boston warrant and all other common shares owned by Credit Suisse First Boston or the then-holder(s) of the Credit Suisse First Boston warrant.

         Every holder of our operating partnership units also has registration rights, under our master registration rights agreement, with respect to the common shares that we might issue in exchange for the units. Under the agreement, every time the operating partnership issues units, we agree to register the common shares issuable in exchange for the units within one year and to use commercially reasonable efforts to register those shares for public resale by the former unit holder. Holders of partnership units also have the right under the agreement, subject to certain limitations, to include common shares they receive in exchange for units in registrations we may make for other purposes.

         The underwriters' representative's warrant will provide for a one-time right to demand registration of the shares underlying the warrants under the Securities Act of 1933, and participation of the common shares issuable upon conversion of the Class A Preferred Shares underlying such warrant, on a "piggy-back" basis, in specified registrations by us during the duration of the warrant and for two years thereafter.

Restrictions on Transfer

         General. For us to continue to qualify as a REIT under the Internal Revenue Code, our common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our issued and outstanding shares, including the Class A Preferred Shares, may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year or during a proportionate part of a shorter taxable year.

         Because our board of trustees believes it is essential for us to qualify as a REIT, our declaration of trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9% of the value of our issued and outstanding shares. The board of trustees, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel or other evidence satisfactory to the board of trustees and upon such other conditions as the board of trustees may direct, may exempt a proposed transferee from the 9.9% ownership limit. As a condition of such exemption, the intended transferee must give written notice to us of the proposed transfer no later than the 50th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the 9.9% ownership limit. The board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT. Any transfer of shares that would (1) create a direct or indirect ownership of shares of shares in excess of the 9.9% ownership limit,
(2) result in our shares being owned by fewer than 100 persons, or (3) result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to continue to qualify as a REIT.

         Any purported transfer of shares that would result in a person owning shares in excess of the 9.9% ownership limit or cause us to become "closely held" under Section 856(h) of the Internal Revenue Code that is not otherwise permitted as provided above will constitute "excess shares," which will be transferred by operation of law to us as trustee for the exclusive benefit of the person or persons to whom the excess shares are ultimately transferred, until such time as the intended transferee retransfers the excess shares. While these excess shares are held in trust, they will not be entitled to vote or to share in any distributions (except upon liquidation). Subject to the 9.9% ownership limit, the excess shares may be retransferred by the intended transferee to any person (if the excess shares would not be excess shares in the hands of such person) at a price not to exceed the price paid by the intended transferee (or, if no consideration was paid, fair market value), at which point the excess shares will automatically be exchanged for the shares to which the excess shares are attributable. In addition, such excess shares held in trust are subject to purchase by us at a purchase price equal to the price paid for the shares by the intended transferee or, if no consideration was paid, fair market value as reflected in the last reported sales price reported on the stock exchange or quotation system on which the shares are listed on the trading day immediately preceding the relevant date, or if not then listed on any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by our board of trustees. From and after the intended transfer to the intended transferee of the excess shares, the intended transferee shall cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares or the retransfer of shares as provided above. Any distribution paid to a proposed transferee on account of excess shares prior to the discovery by us that such shares have been transferred in violation of the provisions of the declaration of trust shall be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such excess shares and to hold such excess shares on our behalf.

         All certificates representing our shares, including the Class A Preferred Shares, will bear a legend that references the restrictions described above.

         All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage between 1/2 of 1% and 5%, as provided in the rules and regulations promulgated under the Internal Revenue Code) of the number or value of our then outstanding shares must give a written notice to us by January 31 of each year. In addition, each shareholder shall, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of our shares as the board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or determine any such compliance.

         These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Class A Preferred Shares might receive a premium for their shares over the then prevailing market price or which such holders might otherwise believe to be in their best interest.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                       OUR DECLARATION OF TRUST AND BYLAWS

         The following summary highlights certain provisions of Maryland law, our declaration of trust and our bylaws. It is not complete and is subject to and qualified in its entirety by reference to Maryland law, the declaration of trust and our bylaws for complete information.

Number of Trustees

         Our declaration of trust provides that the number of trustees may be established by the board of trustees, but may not be fewer than three nor more than fifteen. Any vacancy of the board of trustees may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees.

Removal of Trustees

         Our declaration of trust provides that a trustee may be removed only by the affirmative vote of at least a majority of the votes entitled to be cast in the election of trustees.

Amendment to the Declaration of Trust

         With certain exceptions, our declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Dissolution of the Trust

         The voluntary dissolution of the trust must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter or the written consent of all holders of shares entitled to vote on the matter.

Business Combinations

         Under Maryland law, certain "business combinations" (including certain mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an "interested shareholder" or an affiliate of the interested shareholder are prohibited for 5 years after the most recent date on which the interested shareholder becomes an interested shareholder. An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time during the two-year period prior to the date in question, who was the beneficial owner of ten percent of more of the voting power of the trust's then outstanding voting shares. Thereafter, any such business combination must be: (a) recommended by the trustees of such trust and (b) approved by the affirmative vote of at least:
(1) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust; and (2) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested shareholder with whom (or with whose affiliate or associate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. An amendment to a Maryland REIT's declaration of trust electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group, and two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares of beneficial interest held by interested shareholders. Any such amendment shall not be effective until 18 months after the vote of shareholders and will not apply to any business combination of the trust with an interested shareholder on the date of the shareholder vote.

         Maryland's business combination statute could have the effect of delaying, deferring or preventing offers to acquire us and of increasing the difficulty of acting on any such offer.

Control Share Acquisitions

         Maryland law, as applicable to Maryland REITs, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust in question. "Control shares" are voting shares of beneficial interest which, if aggregated with all other shares previously acquired by such acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise the voting power in the election of trustees within one of the following ranges of voting power: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" generally means the acquisition of control shares.

Advance Notice of Trustee Nominations and New Business

         Our bylaws provide that (1) with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (a) pursuant to our notice of the meeting, (b) by the board of trustees, or (c) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws, and (2) with respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders, and nominations of persons for election to the board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by the board of trustees, or (c) provided that the board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Limitation of Liability and Indemnification

         The Maryland REIT law permits a Maryland REIT to include in its declaration of trust and bylaws a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty or actions taken in bad faith or (3) unlawful acts that the trustee or officer had reason to know were unlawful. Our declaration of trust contains such a provision which eliminates liability of our trustees and officers to the maximum extent permitted by Maryland law.

         Our bylaws require us to indemnify, without requiring a preliminary determination of the ultimate entitlement to indemnification, (1) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (a) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (2) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder. However, under Maryland law, we may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. In addition, our bylaws require us to pay or reimburse, in advance



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
of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, we shall have received (1) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification as authorized by the bylaws and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our trustees and officers, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Maryland Asset Requirements

         To maintain our qualification as a Maryland REIT, the Maryland REIT law requires that we hold, either directly or indirectly, at least 75% of the value of our assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items. The Maryland REIT law also prohibits us from using or applying land for farming, agricultural, horticultural or similar purposes.


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

                        FEDERAL INCOME TAX CONSIDERATIONS

         We currently intend to continue to operate so as to meet the Internal Revenue Code requirements for qualification as a REIT. However, no assurance can be given that we will continue to meet such requirements. Such qualification depends upon our ability to meet the various requirements imposed under the Internal Revenue Code through actual operating results and actions taken, as discussed below.

         The following is a general summary of the Internal Revenue Code provisions governing the federal income tax treatment of REITs and is not tax advice. These provisions are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Moreover, this summary does not deal with all tax aspects that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of shareholders that are subject to special treatment under the Internal Revenue Code, such as tax-exempt organizations, insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF THE CLASS A PREFERRED SHARES.

Taxation of the Trust as a Real Estate Investment Trust

         General. As a REIT, in general we are not subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its shareholders. This deduction for distributions paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from investment in a corporation.

         We are subject to federal income tax, however, as follows:

         o First, we are taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

         o Second, under certain circumstances, we are subject to the "alternative minimum tax" on our items of tax preference to the extent that the tax exceeds our regular tax.

         o Third, if we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

         o Fourth, any net income that we have from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business) is subject to a 100% tax. Losses from prohibited transactions may not offset gains in computing the 100% tax. Such losses, however, may offset taxable REIT income.

         o Fifth, if we should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.



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

         o Sixth, if we fail to distribute, during each year, at least the sum of (1) 85% of our REIT ordinary income for such year,
                  (2) 95% of our REIT capital gain net income for such year, and
                  (3) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         o Seventh, if an election is made pursuant to IRS Notice 88-19 and during the 10-year period (1) commencing on the first day of the first taxable year that we qualified as a REIT, we recognize a gain from the disposition of an asset held by us at the beginning of such period, or (2) commencing on the day on which an asset acquired by us from a C corporation in a transaction in which we inherit the tax basis of the asset from the C corporation, we recognize a gain from the disposition of such asset, then we will be subject to tax at the highest regular corporate rate on the excess, if any, or the fair market value over the adjusted basis of any such asset as of the beginning of its recognition period.

         Requirements for Qualification To qualify as a REIT, we must continue to meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders.

         The Internal Revenue Code defines a REIT as a corporation, trust, or association:

         (1)      that is managed by one or more trustees;

         (2)      the beneficial ownership of which is evidenced by transferable
                  shares,   or  by   transferable   certificates  of  beneficial
                  interest;

         (3) that would be taxable as a domestic corporation but for the REIT section of the Internal Revenue Code;

         (4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Internal Revenue Code;

         (5) the beneficial ownership of which is held by 100 or more persons;

         (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain business entities); and

         (7) which meets certain other tests, described below, regarding the nature of its income and assets.

         The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must exist during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals. However, a trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) is not generally treated as a single individual for purposes of the five or fewer requirement. Rather, beneficiaries of such trust are treated as holding shares in the REIT in proportion to their interests in the trust.

         Our declaration of trust includes certain restrictions regarding transfer of our shares, which restrictions are intended (among other things) to assist us in continuing to satisfy the share ownership requirements described in
(5) and (6) above.


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

         Income Tests. There are two percentage tests relating to the sources of our gross income.

         o First, at least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments.

         o Second, at least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from distributions, interest, and gain from the sale or disposition of shares or securities.

In applying these tests, if we invest in a partnership, such as our operating partnership, we will be treated as realizing our share of the income and bearing our share of the loss of the partnership (using special rules for determining a REIT's share for this purpose), and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

         Rents received by us will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met:

         o First, the amount of rent must not be based, in whole or in part, on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales.

         o Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant.

         o Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

         o Finally, for rents to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that a REIT may directly perform services which are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property. However, a REIT is currently permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are non customary or provided directly to the tenants, without causing the rental income to fail to qualify as rents from real property.

         The term "interest" generally does not include any amount if the determination of such amount depends, in whole or in part, on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

         The term "prohibited transaction" means a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of the taxpayer's trade or business. Any gross income derived from a prohibited transaction is subject to a 100% tax. We may wish to occasionally dispose of selected rental property assets. We believe such assets will not be considered as held primarily for sale to customers and that the occasional sale of such assets should not be considered to be in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of the taxpayer's trade or business" depends, however, on the facts and circumstances in effect from time to time, including those relating to a particular property. As a result, complete assurance cannot be given that we can avoid being deemed to own property that the IRS later characterizes as property held "primarily for sale to customers in the ordinary course of its trade or business." The Internal Revenue Code provides a limited safe harbor pursuant to which certain sales by a REIT of real estate assets held for at least four years will not constitute prohibited transactions. There can be no assurance, however, that a sale of rental property will qualify for this safe harbor. The determination of whether a sale not qualifying for the safe harbor constitutes a prohibited transaction will be made under the general rule described above. To the extent that we determine that it is beneficial to sell properties that we have held for less than four years, such dispositions will not qualify for the prohibited transaction safe harbor described above.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief under certain provisions of the Internal Revenue Code. These relief provisions will be generally available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on our schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which we failed the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability.

         Asset Tests. At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets.

         o First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation) and government securities.

         o Second, not more than 25% of our total assets may be represented by securities other than those includible in the 75% asset class.

         o Third, the value of any one issuer's securities owned by us may not exceed 5% of our total assets.

         o Finally, we may not own more than 10% of any one issuer's outstanding voting securities.

For purposes of the asset tests, we will be treated as owning our share of the assets of any partnership in which we invest.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reasons of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of any quarter as may be required to cure any noncompliance.

         Annual Distribution and Information Requirements. In order to qualify as a REIT, we are required to make distributions (other than capital gain distributions) to our shareholders in an amount at least equal to (1) the sum of
(a) 95% of our "real estate investment trust taxable income" (computed without regard to the distributions-paid deduction and our net capital gain) and (b) 95% of the after-tax net income, if any, from foreclosure property, minus (2) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the date of the first regular distribution payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "real estate investment trust taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. In order for us to qualify as a REIT, we are also required to keep certain records and to demand, by January 30 of each year, certain information from our shareholders of record.

         In addition, during our recognition period, if applicable, we dispose of any asset subject to the built-in gain rules, we will be required, pursuant to guidance issued by the Internal Revenue Service, to distribute at least 95% of the built-in gains (after tax), if any, recognized on the disposition of the asset.

         Moreover, if we should fail to distribute, during each calendar year, at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

         It is possible that we, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to (among other reasons) timing differences between (1) the actual receipt of income and actual payment of deductible expenses, and (2) the inclusion of such income and deduction of such expenses in arriving at our taxable income. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable distributions in order to meet the distribution requirement.

         Under certain circumstances, if as a result of a deficiency determined by the Internal Revenue Service, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency distributions" to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, although we may be able to avoid being taxed on amounts distributed as deficiency distributions, we will be required to pay interest (and penalties, if any) based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a Real Estate Investment Trust

         Our election to be treated as a REIT will be automatically terminated if we fail to meet the requirements described above. In that event, we will be subject to tax (including any applicable minimum tax) on our taxable income at regular corporate rates, and our distributions to shareholders will not be deductible. All distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits and will be eligible for the 70% distributions-received deduction for corporate shareholders. We will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which our election was terminated unless we did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of any incorrect information in such return was not due to fraud with intent to evade tax, and we establish that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

Federal Taxation of Shareholders

         General. As long as we qualify for taxation as a REIT, distributions made to our shareholders out of current or accumulated earnings and profits (and not designated as capital gain distributions) will be includible by you as ordinary income for federal income tax purposes. The distributions will not be eligible for the distributions-received deduction for corporate shareholders.

         Distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares. You will be required to reduce the tax basis of your shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will generally be taxable as capital gain. The tax basis, as so reduced, will be used in computing the capital gain or loss, if any, realized upon sale of your shares. Any loss upon a sale or exchange of your shares held for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to such shares.

         Capital Gain Distributions. Distributions to our U.S. shareholders that are properly designated by us as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which such shareholder has held his or her shares. Capital gain distributions are also not eligible for the distributions-received deduction for corporations. In addition, corporate shareholders may be required to treat up to 20% of certain capital gain distributions as ordinary income. In addition, we may elect to retain and pay income tax on our net long-term capital gains. If we so elect, each shareholder will take into income the shareholder's share of the retained capital gain as long-term capital gain and will receive a credit or refund for that shareholder's share of the tax paid by us. The shareholder will increase the basis of such shareholder's shares by an amount equal to the excess of the retained capital gain included in the shareholder's income over the tax deemed paid by such shareholder.

         You may not include in your individual federal income tax returns any of our net operating losses or capital losses. In addition, any distribution declared by us in October, November or December of any year payable to you on a specified date in any such month shall be treated as both paid by us and received by you on December 31 of such year, provided that the distribution is actually paid by us no later than January 31 of the following year. We may be required to withhold a portion of capital gain distributions to you if you fail to certify your non-foreign status to us.

         Passive Activity Loss and Investment Interest Limitations. Distributions from us and gain from the disposition of our shares will not be treated as passive activity income, and therefore, you will not be able to apply any "passive activity losses" against such income. Distributions from us (to the extent they do not constitute a return of capital or capital gain distributions) will generally be treated as investment income for purposes of the rule limiting the deduction of investment interest to investment income.

         Backup Withholding. We will report to you and the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding at the rate of 31% with respect to distributions paid unless you (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or (2) have provided a correct taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. If you do not provide us with a correct taxpayer identification number, you may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against your income tax liability.

         Tax-Exempt Shareholders. The Internal Revenue Service has ruled that amounts distributed by a REIT to a tax exempt pension trust did not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as UBTI to a tax exempt entity. A tax exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to UBTI by virtue of the acquisition indebtedness rules.

         The Internal Revenue Code requires qualified trusts that hold more than 10% of the shares of a REIT to treat a percentage of REIT distributions as UBTI for taxable years beginning after December 31, 1993. The requirement applies only if (1) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts, and (2) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either
(1) a single qualified trust held more than 25% by value of the interests in the REIT or (2) one or more qualified trusts, each owning more than 10% by value, held, in the aggregate, more than 50% of the interests in the REIT. The percentage of any distribution paid (or treated as paid) to the qualified trust that would be treated as UBTI is determined by the amount of UBTI earned by the REIT (treating the REIT as if it were a qualified trust, and therefore subject to tax on UBTI) as a percentage of the total gross income of the REIT. A de minimis exception applies where the percentage determined under the preceding sentence is less than 5%. For purposes of these provisions, the term "qualified trust" means any trust described at ss.401(a) and exempt from tax under ss.501(a) of the Internal Revenue Code.

         Conversion of Series A Preferred Shares to Common Shares. Assuming that Series A Preferred Shares will not be converted at a time when there are distributions in arrears, in general, no gain or loss will be recognized for federal income tax purposes upon the conversion of the Series A Preferred Shares at the option of the holder solely into common shares. The basis that a holder will have for tax purposes in the common shares received will be equal to the adjusted basis the holder had in the Series A Preferred Shares so converted and, provided that the Series A Preferred Shares were held as a capital asset, the holding period for the common shares received will include the holding period for the Series A Preferred Shares converted.

         If a conversion occurs when there is a dividend arrearage on the Series A Preferred Shares and the fair market value of the common shares exceeds the issue price of the Series A Preferred Shares, a portion of the common shares received might be treated as a dividend distribution, taxable as ordinary income.

State and Local Taxation

         We as well as you may be subject to state or local taxation in various state or local jurisdictions, including those in which we or you transact business or reside. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in the Class A Preferred Shares.

                                  LEGAL MATTERS

         On our behalf, Foley & Lardner, Milwaukee, Wisconsin, will pass upon the validity of the issuance of the securities being offered by this prospectus. Maun & Simon, PLC, Minneapolis, Minnesota, will pass upon certain matters for our underwriters.

                                     EXPERTS

         The financial statements included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Grant Thornton LLP, independent accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. In addition, Grant Thornton has provided us their written opinion that we are a qualified REIT for purposes of the Internal Revenue Code.

                             ADDITIONAL INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission in Washington, D.C. with respect to the Class A Preferred Shares and the common shares that may be issued upon conversion of the Class A Preferred Shares. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any agreement or any other document referred to are not necessarily complete, and in each instance, if such agreement or document is filed as an exhibit, you should refer to the copy of the agreement or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by reference to the exhibit.

         The registration statement, including exhibits and schedules thereto, may be inspected and copied at the principal office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of materials may also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, we are required to file electronic versions of these documents with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Securities and Exchange Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file public documents electronically.

                           WELLINGTON PROPERTIES TRUST
                          INDEX TO FINANCIAL STATEMENTS


I. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   Introduction to Pro Forma Condensed Consolidated Financial Information    F-2

   Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1999        F-4

   Pro Forma Condensed Consolidated Statements of Operations for the Year
   Ended December 31, 1998 and the Six Month Period Ended June 30, 1999      F-5

   Notes and Management's Assumptions to Unaudited Pro Forma Condensed
   Consolidated Financial Statements                                         F-7


II. CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

    Report of Independent Certified Public Accountants                      F-12

    Consolidated Balance Sheet as of December 31, 1998                      F-13

    Consolidated Statements of Operations for the
    Years Ended December 31, 1998 and December 31, 1997                     F-14

    Consolidated Statements of Shareholders' Equity for the
    Years Ended December 31, 1998 and December 31, 1997                     F-15

    Consolidated Statements of Cash Flows for the
    Years Ended December 31, 1998 and December 31, 1997                     F-17

    Notes to Consolidated Financial Statements                              F-19

    Unaudited Consolidated Balance Sheet as of June 30, 1999                F-25

    Unaudited Consolidated Statements of Operations for the
    Six and Three Month Periods Ended June 30, 1999 and June 30, 1998       F-26

    Unaudited Consolidated Statements of Cash Flows for the
    Six Month Period Ended June 30, 1999 and June 30, 1998                  F-28

    Notes to Consolidated Financial Statements                              F-29

                           WELLINGTON PROPERTIES TRUST
            I. PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following sets forth the unaudited pro forma condensed consolidated balance sheet of Wellington Properties Trust (the "Company") and its consolidated affiliates, including Wellington Properties Investments, L.P. (the "Operating Partnership") as of June 30, 1999, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the six-month period ended June 30, 1999.

         In November 1998, the Operating Partnership acquired three commercial properties (the "1998 Acquisition Properties") in exchange for (a) issuance by the Operating Partnership of 2,557,707 limited partnership units ("Units") (convertible, under certain circumstances, on a one-for-one basis such that one Unit is convertible into one Common Share, as defined below); and (b) the assumption of debt aggregating $17,066,000. In connection with the 1998 Acquisition Properties, the Company issued 166,666 common shares of beneficial interest (the "Common Shares") to American Real Estate Equities, LLC ("AREE"), or representatives thereof, in exchange for $1,000,000 in cash and the Company received 166,666 Units from the Operating Partnership in exchange for contributing $1,000,000 in cash. Simultaneous with the 1998 Acquisition Properties, Wellington Management Corporation ("WMC") received a termination fee and the advisory agreement between the Company and WMC was terminated. (The above transactions are collectively referred to herein as the "1998 Transactions.")

         The 1998 Transactions are reflected in the Company's historical consolidated balance sheet as of June 30, 1999 for balance sheet purposes, and are included in the pro forma condensed consolidating statements of operations as if they occurred on January 1, 1998.

         The pro forma condensed consolidating financial information is presented as if the following transactions have been consummated on June 30, 1999 for balance sheet purposes, and at the beginning of the period presented for purposes of the statements of operations:

         o        The  future   disposition   of  Maple  Grove   Apartments  for
                  $16,700,000.

         o The future issuance of 700,000 Class A Cumulative Preferred Shares ("Class A Preferred Shares") to the public ("Preferred Offering"). The Class A Preferred Shares will bear a liquidation value of $10.00 per share and will accrue a dividend equal to $0.475 per share, with such dividend payable every six months. The Class A Preferred Shares will be convertible into the number of Common Shares equal to the quotient obtained by dividing (1) $10.00 plus any dividends then accrued but unpaid on the Class A Preferred Shares, by
                  (2) a price equal to 110% of the average closing bid price of Common Shares over the 10 trading days preceding the effective date of the registration statement covering the Class A Preferred Shares. The Company will have the right to redeem the Class A Preferred Shares, under certain circumstances, after the two year anniversary date of the initial closing of the Preferred Offering.

         o The agreement in the second quarter of 1999 between the Company and AREE whereby:

                  o AREE returned a warrant covering 791,667 Common Shares to the Company for cancellation.

                  o Recipients of 838,372 Units returned such Units to the Company for cancellation.

         o The Company agreed to the future issuance of 254,800 Class B Cumulative Preferred Shares ("Class B Preferred Shares") to AREE.

         o The Class B Preferred Shares will bear the same rights, terms and preferences as the Class A Preferred Shares, but will rank junior as to payment of dividends and distributions upon liquidations.

         o The agreement in the second quarter of 1999 between the Company and WMC whereby, as consideration for termination of the advisory agreement:

                  o WMC returned a warrant covering 791,667 Common Shares to the Company for cancellation.

                  o The Company agreed to the future issuance of 95,000 Class B Preferred Shares to WMC and WMC will retain cash payments of $550,000 received during 1998.


         This pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements of the Company included elsewhere in this prospectus. In management's opinion, all adjustments necessary to reflect the effects of the above transactions have been made. This pro forma condensed consolidated financial information is unaudited and is not necessarily indicative of what the actual financial position would have been at June 30, 1999, nor does it purport to represent the future financial position and the results of operations of the Company.

                                            Wellington Properties Trust
                                  Pro Forma Condensed Consolidated Balance Sheet
                                                As of June 30, 1999
                                                    (Unaudited)
                                   (Dollars in thousands, except per share data)
                                                                          Issuance of    Issuance of   Adjustment to
                                             Historical    Maple Grove       Class A        Class B        Minority
                                            Consolidated    Apartments      Preferred      Preferred      Interests       Pro Forma
                                               (A)            (B)           Shares          Shares           (E)        Consolidated
                                                                              (C)            (D)
Assets
    Net investments in real estate          $     49,250    $ (15,109)     $        -      $        -     $        -    $     34,141
    Cash and cash equivalents                         98         2,437          5,825               -              -           8,360
    Escrowed cash                                    681         (254)              -               -              -             427
    Deferred costs, net                              816         (119)              -               -              -             697
    Other assets                                     171             -              -               -              -             171
                                            ------------    ----------     ----------      ----------     ----------    ------------
            Total Assets                    $     51,016    $ (13,045)     $    5,825      $        -     $        -    $     43,796
                                            ============    ==========     ==========      ==========     ==========    ============


Liabilities and shareholders' equity
Liabilities
    Mortgage loans payable                  $     32,049   $  (12,680)     $        -      $        -     $        -    $     19,369
    Other liabilities                             6,550          (668)              -         (3,498)              -           2,384
                                            ------------    ----------     ----------      ----------     ----------    ------------
             Total liabilities                    38,599      (13,348)              -         (3,498)              -          21,753
                                            ------------   -----------     ----------      ----------     ----------    ------------

Minority Interests                                 8,755             -              -               -        (1,066)           7,689

Shareholders' equity
    Common shares of beneficial interest              14             -              -               -              -              14
    Preferred shares of beneficial interest            -             -              7               3              -              10
    Additional paid in capital                     9,070             -          5,818           3,495          1,066          19,449
    Accumulated deficit                          (5,422)           303              -               -              -         (5,119)
                                             -----------    ----------     ----------      ----------     ----------    ------------
             Total shareholders' equity            3,662           303          5,825           3,498          1,066          14,354
                                            ------------   -----------     ----------      ----------     ----------    ------------

             Total liabilities and
               shareholders' equity         $     51,016    $ (13,045)     $    5,825      $        -     $        -    $     43,796
                                            ============    ==========     ==========      ==========     ==========    ============

            See accompanying notes to pro forma financial statements

                                            Wellington Properties Trust
                             Pro Forma Condensed Consolidated Statement of Operations
                                       For the Year Ended December 31, 1998
                                                    (Unaudited)
                                   (Dollars in thousands, except per share data)

                                                                      Maple Grove     Issuance of
                            Historical         1998 Acquired          Apartments     Preferred Shares    Pro Forma        Pro Forma
                         Consolidated (A)     Properties (B)             (C)              (D)            Adjustments    Consolidated
Revenue:
  Rental revenue           $       3,488      $      3,335 (i)     $     (2,594)(i)    $        -    $          -        $   4,229
  Other                               21                57 (i)              128(ii)           306               -              512
                           -------------      ------------         -------------       ----------    ------------        ---------
      Total revenue                3,509             3,392               (2,466)              306               -            4,741
                           -------------      ------------         -------------       ----------    ------------        ---------

Expenses:
  Property operating               1,564             1,404 (i)           (1,128)(i)             -               -            1,840
  General and
   administrative                    280                 -                  (15)(i)             -             75  (E)          340
  Interest expense                 1,417             1,275 (ii)          (1,035)(i)             -               -            1,657
  Depreciation and
   amortization                      694               570 (iii)           (491)(i)             -               -              773
  Nonrecurring expenses            1,560                 -                    -                 -         (1,560) (F)         -
                           -------------      ------------         -------------       ----------    ------------       ----------
      Total expenses               5,515             3,249               (2,669)                -         (1,485)            4,610
                           -------------      ------------         -------------        ---------    ------------       ----------

Income (loss) before
  minority interests              (2,006)              143                  203               306          1,485               131
Minority interests in
  (income) loss                    1,065                 -                    -                 -           (575) (G)          490
                           -------------      ------------         -------------       ----------    ------------        ---------

Net income (loss)                   (941)              143                  203               306            910               621


Net income allocated to
 Preferred Shares                      -                 -                    -                 -           (997) (G)         (997)
                            -------------      ------------        -------------       ----------    ------------        ---------

Net income (loss)
  allocated to
  Common Shares                   $ (941)     $        143         $        203       $      559    $        (87)      $      (376)
                            ============      ============         ============       ==========    ============       ===========

Net loss per share:
  Basic and diluted         $      (0.80)                                                                              $     (0.28)
                            ============                                                                               ===========

Weighted average
  number of shares:
  Basic and diluted            1,175,438                                                                                 1,322,043
                           =============                                                                               ===========


            See accompanying notes to pro forma financial statements

                                            Wellington Properties Trust
                             Pro Forma Condensed Consolidated Statement of Operations
                                   For the Six Month Period Ended June 30, 1999
                                                    (Unaudited)
                                   (Dollars in thousands, except per share data)

                           Historical      1998 Acquired     Maple Grove        Issuance of            Pro Forma         Pro Forma
                        Consolidated (A)   Properties (B)   Apartments (C)    Preferred Shares (D)     Adjustments      Consolidated

Revenue:
 Rental revenue          $     3,414       $          -     $    (1,261)  (i)     $           -      $           -     $      2,153
 Other                            31                  -              64  (ii)               153                  -              248
                         -----------      -------------     ------------          --------------      -------------      ----------
     Total revenue             3,445                  -          (1,197)                    153                  -            2,401
                         -----------      -------------     ------------          --------------      -------------      ----------

Expenses:
 Property operating            1,590                  -            (583)  (i)                 -                  -            1,007
 General and
  administrative                 387                  -              (8)  (i)                 -                  -              379
 Interest expense              1,295                  -            (525)  (i)                 -                  -              770
 Depreciation and
  amortization                   681                  -            (251)  (i)                 -                  -              430
 Nonrecurring expenses         3,563                  -                -                      -             (3,563)   (F)         -
                         -----------      -------------     ------------          --------------      -------------       ---------
     Total expenses            7,516                  -          (1,367)                      -             (3,563)           2,586
                         -----------       ------------      -----------           -------------      -------------       ---------

Income (loss) before
 minority interests           (4,071)                  -              170                    153             3,563             (185)
Minority interests in
 (income) loss                 2,664                  -                -                      -             (2,281)   (G)       383
                         -----------      -------------     ------------          --------------      -------------       ----------

Net income (loss)             (1,407)                  -              170                    153             1,282              198
Net income allocated to
 Preferred Shares                  -                  -                -                      -               (499)   (G)      (499)
                         -----------      -------------     ------------          --------------      -------------       ----------

Net income (loss)
 allocated
 to Common Shares           $ (1,407)     $           -     $        170          $          153      $        783        $    (301)
                          ==========      =============     ============          ==============      ============        =========

Net loss per share:
  Basic and diluted          $ (1.04)                                                                                     $  (0.22)
                          ==========                                                                                      =========

Weighted average
 number of shares:
 Basic and
 diluted                   1,350,730                                                                                      1,350,730
                         ===========                                                                                     ===========



            See accompanying notes to pro forma financial statements

                           WELLINGTON PROPERTIES TRUST
                      NOTES AND MANAGEMENT'S ASSUMPTIONS TO
                        PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)


1.       Basis of Presentation:

         The Company is a self-administered Maryland real estate investment trust. As of June 30, 1999, the Company owned a portfolio of two residential and three commercial properties. The residential properties are located in Wisconsin and contain an aggregate of 376 units. The commercial properties are located in Minnesota and contain an aggregate of 247,546 square feet. The Company is the sole general partner of and, as of June 30, 1999, holds an approximately 8.8% interest in the Operating Partnership which holds the commercial properties. Because the Company controls the Operating Partnership, the Company consolidates the net assets of the Operating Partnership with the Company.

         These pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company included elsewhere in this prospectus. In management's opinion, all adjustments necessary to reflect the effects of the consummated 1998 Transactions and the transactions to be consummated have been made.

2.       Adjustments to Pro Forma Condensed Consolidated Balance Sheet:

(A) Reflects the historical consolidated balance sheet of the Company as of June 30, 1999.

(B) Reflects the sale of the Maple Grove Apartments based upon a gross sales price of $16,700 net of $1,169 used for costs associated with the sale and $12,680 used to pay off the mortgage loan payable on the property. In connection with the sale, escrowed cash reserves released total $254 and general liabilities satisfied in connection with the property total $668. Gain recognized on the sale is estimated to be $422 and is calculated as net sales proceeds less basis of the property of $15,109. Additionally in connection with the sale of the property, deferred costs of $119 are written off.

(C) Reflects the proceeds of the Preferred Offering, based upon an offering of 700,000 Class A Preferred Shares, at an offering price of $10.00 per share, net of underwriting discounts and offering expenses aggregating approximately $1,175.

(D) Reflects the issuance of 95,000 Class B Preferred Shares to WMC and 254,800 Class B Preferred Shares to AREE at a price of $10.00 per share.

(E) Reflects the adjustment to minority interests. After giving effect to the transactions to be consummated, the Company will hold an approximately 8.8% interest in the Operating Partnership, calculated as follows:

                              Company       Transaction (1)         Consolidated

Minority interests
 Common Units               $       -      $    7,689     91.2%     $     7,689

Shareholders' equity (2)
 Common Shares                  3,114             741      8.8%            3,855
                           ----------      ----------    ------      -----------

                            $   3,114      $    8,430    100.0%     $     11,544
                           ==========      ==========    ======      ===========

         (1) Reflects the impact of all effects of the 1998 Transactions and the transactions to be consummated to minority interests and total shareholders' equity.
         (2) Excludes Class A Preferred Shares and Class B Preferred Shares aggregating $10,499.

3.       Adjustments  to  Pro  Forma   Condensed   Consolidated   Statements  of
         Operations:

(A)      Reflects the historical consolidated operations of the Company.

(B)      Reflects the combined operations of the 1998 Acquisition Properties.

                                                For the Year   For the Six Month
                                                   Ended          Period Ended
                                             December 31, 1998   June 30, 1999
 (i)  Reflects the combined historical
      operations of the 1998 Acquisition
      Properties for the period
      January  1, 1998 through date of
      acquisition, November 20, 1998:
          Rental revenue                         $       3,335    $            -
                                                 =============    ==============
          Other revenue                                     57                 -
                                                 =============    ==============
          Property operating expense                     1,404                 -
                                                 =============    ==============

(ii)  Reflects the increase in interest
      expense resulting from the debt
      assumed in connection with the
      1998 Acquisition Properties which
      debt bears interest at an average
      rate of 8.3% per annum.                    $       1,275    $            -
                                                 =============    ==============

                                                For the Year   For the Six Month
                                                   Ended          Period Ended
                                             December 31, 1998   June 30, 1999

(iii) Reflects the increase in
      depreciation and amortization
      expense as follows:

      Depreciation of buildings acquired
      over a 40-year useful life
      (allocating 20% to land and 80%
      to depreciable basis), net of
      historical depreciation expense
      of the 1998 Acquisition Properties.        $         555    $            -

      Amortization of deferred financing
      fees related to debt assumed in
      connection with the 1998 Acquisition
      Properties, net of historical
      amortization expense of the 1998
      Acquisition Properties.                               15                 -
                                                 -------------     -------------

                                                 $         570    $           -
                                                 =============     =============

(C) Reflects the adjustments as a result of the sale of the Maple Grove Apartments.

                                                For the Year   For the Six Month
                                                   Ended          Period Ended
                                             December 31, 1998   June 30, 1999

 (i)  Reflects the historical operations of
      Maple Grove Apartments:
        Rental revenue                           $      (2,594)   $      (1,261)
                                                 =============    =============
        Property operating expense                      (1,128)            (583)
                                                 =============    =============
        General and administrative expense                 (15)              (8)
                                                 =============    =============
        Interest expense                                (1,035)            (525)
                                                 =============    =============
        Depreciation and amortization expense             (491)            (251)
                                                 =============    ==============

(ii)  Reflects the increase in interest
      income from the investment of net
      cash proceeds resulting from the
      sale of Maple Grove Apartments
      at an assumed rate of 5.25% per
      annum (which rate approximates
      that earned on United States
      Treasury Bonds maturing in
      August 2000).                              $         128    $         64
                                                 =============    =============


(D) Reflects the increase in interest income from the investment of net cash proceeds resulting from the Preferred Offering at an assumed rate of 5.25% per annum (which rate approximates that earned on United States Treasury Bonds maturing in August 2000).

(E) Reflects additional pro forma general and administrative costs expected to be incurred as a result of the 1998 Transactions. Such costs are expected to have a continuing impact on the Company.

(F) In connection with the 1998 Transactions and the settlements between the Company and AREE and the Company and WMC, the Company incurred nonrecurring costs totaling $1,560 and $3,563 during the year ended December 31, 1998 and the six month period ended June 30, 1999, respectively. Such costs represent a combination of the aggregate termination fee paid to WMC for the termination of the advisory contract between the Company and WMC and costs incurred in connection with the 1998 Transactions. Such adjustments have been omitted from the pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and for the six month period ended June 30, 1999 as the events are not expected to have a continuing impact on the Company.

(G) Minority interest in income (loss) has been reflected, on a pro forma basis, in accordance with the Operating Partnership Agreement. Consolidated income or loss is allocated between the Company and the remaining partners pari passu based upon total weighted average Common Shares and Units. The adjustments to record the income (loss) effect of the minority interest share of income (loss) in the pro forma statements of operations were computed as follows:

                                                For the Year   For the Six Month
                                                   Ended          Period Ended
                                             December 31, 1998   June 30, 1999

      Income (loss) before minority
        interests                                $         131    $        (185)

      Net income allocated to
        Preferred Shares                                  (997)            (499)
                                                 -------------     ------------

      Net income (loss) allocated to
        Units and Common Shares                  $        (866)   $        (684)
                                                 =============     ============

      Pro forma minority share
       1,719,335 Units for the year
       ended December 31, 1998 and
       the six month period
       ended June 30, 1999                       $        (490)   $        (383)
                                                 =============     ============

      Net loss allocated to Common
       Shareholders 1,322,043 Common
       Shares for the year ended
       December 31, 1998 and 1,350,730
       Common Shares for the six months
       ended June 30, 1999                       $        (376)   $        (301)
                                                 =============     ============

                           WELLINGTON PROPERTIES TRUST

              II. CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

                              REPORT OF INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Trustees
Wellington Properties Trust and Subsidiaries

         We have audited the accompanying consolidated balance sheet of Wellington Properties Trust and Subsidiaries as of December 31, 1998, and the related consolidated statements of operations, equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wellington Properties Trust and Subsidiaries as of December 31, 1998, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.



/s/ Grant Thornton LLP

Fond du Lac, Wisconsin
April 9, 1999

                 Wellington Properties Trust and Subsidiaries

                           CONSOLIDATED BALANCE SHEET

                                December 31, 1998


ASSETS
Real estate property - at cost (notes A2, C, D and F)
  Land and land improvements                                    $  9,013,206
  Buildings                                                       41,540,244
  Appliances and equipment                                           924,353
                                                                ------------
                                                                  51,477,803

  Accumulated depreciation                                         1,730,601
                                                                ------------
                                                                  49,747,202

  Cash                                                               153,901
  Accounts receivable                                                 15,861
  Advance-related party, net of reserve of $240,000 (note F)            --
  Prepaid expenses                                                   111,751
  Property tax and other escrow                                      843,868
  Deferred costs (note A4)                                         1,748,255
  Organization costs and loan fees, net of accumulated
      amortization of $231,995 (note A3)                             906,241
                                                                ------------
                    Total Assets                                $ 53,527,079
                                                                ============
LIABILITIES AND EQUITY
  Mortgage loans payable (note C)                               $ 32,505,152
  Line of credit (note D)                                            200,000
  Related party payable (note F)                                   1,744,423
  Accounts payable                                                   166,127
  Tenant security deposits                                           156,373
  Deferred rental revenue                                             65,372
  Accrued liabilities                                              1,241,239
  Dividends/distributions payable                                    443,018
                                                                ------------

                                                                  36,521,704
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY                      12,247,574
EQUITY
  Common shares-authorized, 100,000,000 shares of
    $.01 par value; issued                                            13,392
    and outstanding 1,339,210 shares
  Preferred shares-authorized, 10,000,000
    shares of $.01 par value; no
    shares issued or outstanding
  Common share warrants                                            1,510,000
  Additional paid-in capital                                       7,497,426
  Accumulated deficit                                             (4,263,017)
                                                                ------------
                                                                   4,757,801
                                                                ------------
                    Total Liabilities and Equity                $ 53,527,079
                                                                ============

         The accompanying notes are an integral part of this statement.

                  Wellington Properties Trust and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                             Year ended December 31,

                                                       1998           1997
Revenues (note A5)
         Rental revenue                            $ 3,488,481    $ 2,980,800
         Gain on sale of real estate property             --          166,753
         Interest and other                             20,955         33,443
                                                   -----------    -----------
                                                     3,509,436      3,180,996
Expenses
         Property, operating and maintenance           738,972        656,591
         Advertising and promotion                      66,968         68,491
         Property taxes and insurance                  568,905        430,057
         Depreciation and amortization                 694,366        606,388
         Interest Expense                            1,417,194      1,398,457
         General and administrative                    287,871        174,200
         Management fees (note F)                      180,889        122,391
         Other nonrecurring                          1,010,154           --
         Provision for uncollectible advance-
          related party (note F)                       240,000           --
         Termination of advisory agreement
          (note F)                                     310,000           --
                                                   -----------    -----------
                                                     5,515,319      3,456,575
                                                   -----------    -----------
         Net loss before minority interest
          in net loss of consolidated subsidiary    (2,005,883)      (275,579)

Minority interest in net loss of consolidated
 subsidiary                                          1,064,501           --
                                                   -----------    -----------

         NET LOSS ALLOCATED TO COMMON SHARES       $  (941,382)   $  (275,579)
                                                   ===========    ===========

Loss per common share
         Net loss-Basic and diluted                $     (0.80)   $     (0.24)
                                                   ===========    ===========
         Weighted average number of common
           shares outstanding(note A7)               1,175,438      1,129,061
                                                   ===========    ===========

        The accompanying notes are an integral part of these statements.


                                   Wellington Properties Trust and Subsidiaries

                                         Consolidated Statement of Equity

                                      Years Ended December 31, 1998 and 1997

                                                                       Excess of
                                                                       purchase
                                                                       price over
                                             Common      Additional    affiliate's
                                  Common     share        Paid-in       basis in        Accumulated     Treasury
                                  shares    warrants      Capital    property acquired    deficit        shares        Total

Balance at January 1, 1997     $   6,848    $  --       $ 6,018,071    $  (152,615)     $(1,968,930)   $  (6,818)   $ 3,896,556
Cash dividends declared             --         --              --             --           (543,482)        --         (543,482)
Issuance of common shares in
   connection with dividend
   reinvestments                     307       --           274,793           --               --           --          275,100
Release of the excess of
   purchase price over
   affiliate's basis in
   property acquired due
   to Forest Downs sale             --         --              --          152,615             --           --          152,615
Retirement of 1,080 shares
   of common shares in
   treasury                           (7)      --            (6,811)          --               --          6,818           --
Cost of 4,750 shares of
   common shares acquired
   for treasury                     --         --              --             --               --        (27,764)       (27,764)
Net loss                            --         --              --             --           (275,579)        --         (275,579)
                               ---------    -------     -----------    -----------      -----------    ---------    -----------
Balance at December 31, 1997       7,148       --         6,286,053           --         (2,787,991)     (27,764)     3,477,446




         The accompanying notes are an integral part of this statement.

                                   Wellington Properties Trust and Subsidiaries

                                    Consolidated Statement of Equity-Continued

                                      Years ended December 31, 1998 and 1997

                                                                        Excess of
                                                                        purchase
                                                                        price over
                                              Common      Additional    affiliate's
                                  Common      share        Paid-in       basis in        Accumulated     Treasury
                                  shares     warrants      Capital    property acquired    deficit        shares          Total



Balance at January 1, 1998      $  7,148    $      --    $ 6,286,053     $       --      $(2,787,991)    $ (27,764)    $ 3,477,446
Cash dividends declared             --             --           --               --         (533,644)         --          (533,644)
Issuance of common shares
  in connection with
  dividend reinvestments             257           --        245,453             --             --            --           245,710
Issuance of common shares
  to AREE                          1,053           --        998,947             --             --            --         1,000,000
Issuance of warrants
  (note E)                          --        1,510,000         --               --             --            --         1,510,000
Cost of 66 common shares
  acquired for treasury             --             --           --               --             --            (329)           (329)
Retirement of 4,816 shares
  of common shares in
  treasury                          --             --        (28,093)            --             --          28,093            --
Net loss                            --             --           --               --         (941,382)         --          (941,382)
Reclassification due
  to effect of common
  share split                      4,934           --         (4,934)            --             --            --              --
                                --------    -----------  -----------     ------------    -----------     ---------     -----------
Balance at December 31, 1998    $ 13,392    $ 1,510,000  $ 7,497,426     $       --      $(4,263,017)    $    --       $ 4,757,801
                                ========    ===========  ===========     ============    ===========     =========     ===========



         The accompanying notes are an integral part of this statement.

                  Wellington Properties Trust and Subsidiaries

                      Consolidated Statements of Cash Flows

                             Year ended December 31,


                                                       1998              1997
                                                       ----              ----

Cash flows from operating activities:

 Net loss                                           $  (941,382)    $  (275,579)

 Adjustments to reconcile net loss to
  net cash used in operating activities:
      Depreciation and amortization                     694,366         606,388
      Gain on sale of real estate property                 --          (166,753)
      Minority interest                              (1,064,501)           --
      (Increase) decrease in accounts receivable          4,084         (11,460)
      Increase in prepaid expenses                      (75,268)        (30,047)
      (Increase) decrease in property tax
        and other escrow                               (192,081)        147,137
      Increase (decrease) in accounts payable           106,216        (205,223)
      Increase (decrease) in tenant
        security deposits                                34,913          (9,470)
      Decrease in deferred rental revenue               (25,624)         (4,591)
      Increase (decrease) in accrued liabilities        271,835         (55,582)
                                                    -----------     -----------
                                                       (246,060)        270,399
                                                    -----------     -----------
          Net cash used in operating activities      (1,187,442)         (5,180)

Cash flows from investing activities:
      Proceeds from sale of real estate property           --         1,898,962
      Acquisitions of and additions to real
        estate properties                              (563,413)        (84,548)
      Increase in deferred costs-net                    (98,437)           --
                                                     -----------     -----------
          Net cash provided by (used in)
           investing activities                        (661,850)      1,814,414



        The accompanying notes are an integral part of these statements.

                  Wellington Properties Trust and Subsidiaries

                             Year ended December 31,

                                                    1998             1997
                                                    ----             ----

Cash flows from financing activities:
    Proceeds from mortgage loans payable      $  2,750,000     $ 12,900,700
    Proceeds from line of credit                      --            815,270
    Proceeds from related party payable          1,744,423             --
    Repayments of mortgage loans payable        (1,978,038)      (7,610,011)
    Repayments of line of credit                  (600,000)        (800,000)
    Repayments on land contract and
      business note obligations                       --         (6,676,911)
    Payment of financing costs                    (766,550)        (205,958)
    Issuance of Common Shares                    1,245,710          275,100
    Cash dividends paid-common shares             (505,968)        (564,421)
    Purchase of treasury shares                       (329)         (27,764)
                                              ------------     ------------
          Net cash provided by (used in)
            financing activities                 1,889,248       (1,893,995)
                                              ------------     ------------

    NET INCREASE (DECREASE) IN CASH                 39,956          (84,761)

Cash at beginning of year                          113,945          198,706
                                              ------------     ------------
Cash at end of year                           $    153,901     $    113,945
                                              ============     ============
Supplemental disclosure of cash
 flow information:
    Cash paid during the year for:
          Interest                            $  1,326,606     $  1,509,569
                                              ============     ============


         Supplemental non-cash investing and financing activities:

                  The Trust has dividends/distributions payable of $443,018 and $124,571 as of December 31, 1998 and 1997, respectively.

                  On November 20, 1998, the Trust through its subsidiary, Wellington Properties Investments, L.P., acquired two office properties and one light industrial property for $30,797,781 plus direct costs of acquisition. The acquisition were financed by the assumption of various long-term debt in the amount of $17,066,935 and by issuing $13,730,846 of Wellington Properties Investments, L.P. units (note B).

                  On November 16, 1998, the Trust issued warrants to acquire up to 791,667 Common shares to each of American Real Estate Equities, LLC and Wellington Management Corporation. These warrants were valued at $1,510,000 (note E).



         The accompanying notes are an integral part of this statement.

                  Wellington Properties Trust and Subsidiaries

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



NOTE A - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

         Wellington Properties Trust (Trust) is a real estate investment trust organized under the laws of the state of Maryland. It was formed on March 15, 1994 to acquire, develop, own and operate investment real estate. The Trust owns two residential and three commercial properties as of December 31, 1998. The Trust is also the general partner and owns an approximately 6.1% interest, as of December 31, 1998, of Wellington Properties Investments, L.P. (WPI), a Delaware limited partnership formed in 1998.

         A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

1.       Principles of Consolidation

         The consolidated financial statements include all the accounts of Wellington Properties Trust, its wholly-owned subsidiaries, Maple Grove Apartment Homes, Inc. and Lake Pointe Apartment Homes, Inc. and WPI. Because the Trust controls WPI, the Trust has consolidated the accounts of WPI with the Trust. Minority interest consists of limited partnership interests in WPI. All intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

2.       Real Estate Property

         Real estate property is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over a 40-year estimated life for buildings and seven-year estimated life for appliances and equipment. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred and significant renovations and improvements that improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life. A combination of straight-line and accelerated methods is used for income tax purposes.

3.       Organization Costs and Loan Fees

         The costs incurred in connection with the formation of the Trust are amortized on a straight-line basis for over a period of fifteen years.

         Costs incurred in obtaining and securing financing for mortgage notes or bonds payable are amortized over the life of the respective loan using the straight-line method.

4.       Deferred Costs

         The Trust has incurred costs in connection with the potential purchase of properties by WPI. These costs, which total approximately $1,748,000 as of December 31, 1998 consist primarily of legal and accounting fees and warrant costs (note E), and are expected to be allocated among the properties purchased and capitalized as part of the cost of the property.

5.       Revenue Recognition

         Rental income attributable to leases is recorded when due from tenants and interest income is recorded on an accrual basis.

                  Wellington Properties Trust and Subsidiaries

                           December 31, 1998 and 1997


6.       Income Taxes

         The Trust has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 1996. As a REIT, the Trust generally will not be subject to Federal income tax if it distributes at least 95% of its REIT taxable income (excluding capital gains) to its shareholders. All dividends distributions for 1998 and 1997 were return of capital.

7.       Loss Per Share

         Net loss per share is computed based on the weighted average number of shares of common shares outstanding for the period. Common share equivalents, to include outstanding warrants and stock options, are not included in fully diluted earnings per share as they would be anti-dilutive.

8.       Financial Instruments

         The carrying amount of financial instruments at December 31, 1998 approximates fair value.

9.       Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       NOTE B - ACQUISITION OF PROPERTIES

         On November 20, 1998, the Trust through WPI, acquired two office properties and one light industrial property in the Minneapolis, Minnesota metropolitan area. The combined purchase price of such properties totaled approximately $30.8 million, excluding closing costs. Such purchase price was funded through the issuance of an aggregate of 2,557,707 limited partnership units ("Units") in WPI (valued at $5.37 per Unit, or an aggregate value of approximately $13.7 million) and the assumption of certain third-party indebtedness of approximately $17.1 million secured by such properties. The Units are exchangeable, under certain circumstances, on a one-for-one basis for common shares of beneficial interest, $.01 par value per share from and after the one-year anniversary of the date of issuance.

         The following represents certain pro forma information for 1998 as if these properties were acquired effective January 1, 1998.

Total revenue                                                $     7,007,000
Net loss before minority interest
  in net loss of consolidated subsidiary                            (431,000)
Net loss allocated to common shares                                 (148,000)
Net loss per common share-basic and diluted                  $         (0.11)

                  Wellington Properties Trust and Subsidiaries

                           December 31, 1998 and 1997

                             NOTE C - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1998:

8.095% mortgage note payable to American  Property  Financing,
Inc. in monthly  installments of $95,517  including  interest;
final balloon payment due June 1, 2004;  collateralized by the
Maple Grove  Apartment  Complex and an assignment of rents and
security agreement                                              $    12,738,783

7.600%  mortgage note payable to First Union  National Bank in monthly  installments  of $19,417  including  interest;  final balloon payment due March 11, 2008; collateralized by the Lake
Pointe  Apartment  Complex  and an  assignment  of  rents  and
security agreement                                                    2,734,512

7.000%  mortgage  note  payable  to GMAC  Commercial  Mortgage
Corporation  in  monthly  installments  of  $15,635  including
interest;   final  balloon   payment  due  February  1,  2008;
collateralized  by the Nicollet Business Campus VI Complex and
an assignment of rents and security agreement                         2,330,224

Commercial  Development  Revenue Refunding  Bonds-Series 1996A
issued by the City of Minneapolis, Minnesota; interest payable semi-annually  at variable  rates ranging from 5.25% to 7.25%;
principal  payable  annually  on or  before  May 1 in  amounts ranging from $140,000 to $395,000 with a final payment due May
1, 2015;  collateralized  by a letter of credit,  the Thresher
Square East Office  Complex,  equipment  and an  assignment of
rents                                                                 4,095,000

Commercial Development Revenue Refunding Bonds - dated October
1, 1992 issued by the City of Minneapolis, Minnesota; interest payable  semi-annually at variable rates ranging from 6.50% to
7.60%;  principal  payable  annually  on or  before  June 1 in amounts ranging from $170,000 to $375,000 with a final payment due June 1, 2010;  collateralized  by a letter of credit,  the
Thresher Square West Office Complex and an assignment of rents
and security agreement                                                3,135,000

Note payable to Bremer Bank,  N.A. in monthly  installments of
$51,518 including  interest at a variable rate (effective rate of 8.75% at December  31, 1998) with a final  balloon  payment due on  October 1, 2000;  collateralized  by the Cold  Springs
Office Complex and fixtures                                           5,596,633

Note  payable to Bremer  Business  Financial  Corp.,  interest payments due monthly at a variable  interest  rate  (effective rate of 10.75% at December  31, 1998) with  principal  balance due on September 30, 2000;  collateralized by the Cold Springs
Office Complex and fixtures                                           1,875,000
                                                                    -----------
                                                                $    32,505,152
                                                                    ===========

                  Wellington Properties Trust and Subsidiaries

                           December 31, 1998 and 1997


Aggregate maturities on long-term debt after December 31, 1998 are as follows:

         1999                        $ 575,856
         2000                        7,884,414
         2001                          551,249
         2002                          592,284
         2003                          634,634
         Thereafter                 22,266,715
                                    ----------
                                  $ 32,505,152
                                    ==========

NOTE D - LINE OF CREDIT

         During 1998, the Trust obtained a line of credit for $300,000 with Milwaukee Western Bank. Interest-only payments are due monthly with an interest rate of .5% above the bank's reference rate (effective rate at December 31, 1998 of 8.25%). At December 31, 1998 the outstanding balance was $200,000. The due date of this line of credit is March 31, 1999. The line of credit is collateralized by the guarantee of WMC.

NOTE E - EQUITY

         During 1998, the Trust entered into agreements with American Real Estate Equities, LLC (AREE) and Wellington Management Corporation (WMC). Pursuant to the agreements the Trust entered into transactions with AREE and WMC related to issuance of warrants, issuance of Common Shares and contribution agreements for various properties (note B).

         The Trust issued warrants to acquire up to 791,667 Common Shares to each of AREE and WMC. The Warrants will become exercisable one year after the date of issuance (November 16, 1999) and will be exercisable for a nine-year period thereafter, at an exercise price of $5.37 per Common Share with respect to 395,833 Warrants held by each of AREE and WMC, $6.47 per Common Share with respect to 197,917 Warrants held by each of AREE and WMC, $7.74 per Common Share with respect to 118,750 Warrants held by each of AREE and WMC and $9.32 per Common Share with respect to 79,167 Warrants held by each of AREE and WMC. A value of $0.954 per warrant (based on a modified Black Scholes calculation) for a total of $1,510,000 has been recognized at December 31, 1998.

         The Trust issued 166,666 Common Shares to AREE in exchange for $1,000,000 during 1998.

         In March 1998, in connection with the refinancing of debt, the Trust entered into an agreement with Credit Suisse First Boston Mortgage Capital LLC which provides for the granting of warrants to purchase 47,500 Common Shares on any date through March 5, 2008 at a price of $3.949 per share. The warrants were not exercised during the year ended December 31, 1998. The value attributable to the detachable warrants was not material as of and for the year ended December 31, 1998.

         The Trust has a stock option plan (the "Old Plan") which provides for the granting of share options to officers, trustees and employees at a price determined by a formula in the Plan agreement. There are

                  Wellington Properties Trust and Subsidiaries

                           December 31, 1998 and 1997

54,387 options outstanding as of December 31, 1998. There were no options exercised under the plan during the year ending December 31, 1998.

         In November 1998, the Trust's shareholders approved a Share Option Plan (the "New Plan") which provides for the granting of share options to officers, trustees and employees at a price determined by a formula in the Plan agreement. The options are exercisable over a period of time determined by the Plan Committee, but no longer than ten years after the date they are granted. Compensation resulting from the share options is initially measured at grant date based on fair market value of the shares. The Plan was adopted as of November 16, 1998, and there are 54,387 options outstanding as of December 31, 1998. There were no options exercised under the Plan during the year ending December 31, 1998.

         The Trust has elected to implement the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation" in its financial statements. SFAS 123 requires that if not implemented, the impact be disclosed in the footnotes to the financial statements on a pro-forma basis. The impact of SFAS 123 on the net loss and loss per share of the Trust was not material as of and for the year ended December 31, 1998.

NOTE F - RELATED PARTY TRANSACTIONS

Management Fees

         The Trust has entered into Property Management Agreements with WMC Realty, Inc. (WRI), a wholly-owned subsidiary of Wellington Management Corporation (WMC), an affiliate of the Trust in which Arnold Leas (Chairman of the Board of Trustees) is President and Chief Executive Officer, and Hoyt Properties, Inc. (Hoyt), an entity controlled by Steve Hoyt (a trustee of the Trust) to serve as Property Managers of properties owned by the Trust. The Property Managers will manage the day to day operations of properties owned by the Trust and will receive a management fee for this service. Management fees consisted of $31,503 to Hoyt and $149,386 to WRI for the year ended December 31, 1998 and $122,391 to WRI for the year ended December 31, 1997.

Advisor Fees

         On August 2, 1994, the Trust contracted to retain WMC to serve as Advisor to the Trust. In payment for these services, the Advisor receives a fee equal to 5% of the gross proceeds of the public share offering. Advisor fees for the years ended December 31, 1998 and 1997 were $0. In addition, the Advisor is entitled to receive an Incentive Advisory Fee equal to 10% of the realized gain with respect to each sale or refinancing of property owned by the Trust. In the event a property is sold at a loss, no incentive advisory fees will be paid until the amount of the loss has been offset by gains from other sales. Incentive advisory fees for the years ended December 31, 1998 and 1997 were $0 and $18,265, respectively.

         In addition, the Advisor is entitled to recover certain expenses including travel, legal, accounting and insurance. These expenses totaled $149,178 and $114,133 for the years ended December 31, 1998 and 1997, respectively. Fees for services, such as legal and accounting, provided by the Advisor's employees, in the opinion of the Advisor may not exceed fees that would have been charged by independent third parties.

Termination Fees

         In connection with the purchase of properties by WPI (note B), the Trust terminated the advisory agreement with WMC on November 20, 1998. The termination fee, payable to WMC, is determined by taking 1% of the first $150,000,000 of the aggregate gross purchase price for properties acquired by WPI plus .25% of the aggregate gross purchase price for properties acquired in excess of $150,000,000.

                  Wellington Properties Trust and Subsidiaries

                           December 31, 1998 and 1997

Termination fees paid to WMC, which are expensed as incurred, amounted to $310,000 and $0 for the years ended December 31, 1998 and 1997, respectively.

Reimbursement of Certain Expenses by Related Parties

         WPI is in negotiations with AREE regarding the reimbursement by WPI to AREE of certain expenses incurred by AREE in the potential acquisition of properties and certain administrative expenses. The accompanying consolidated financial statements reflect all expenses incurred by AREE on behalf of WPI in connection with the acquisitions, with a corresponding liability to AREE totaling $1,504,423. In the event that the negotiations result in reimbursement of certain expenses at a later date, that recovery will then be reflected in the financial statements.

         In connection with the negotiation by the Trust of the contribution agreement between AREE and WPI, a $240,000 advance was paid to WMC by AREE for the benefit of WPI. This amount was reflected as an advance to related party in accompanying financial statements, with a related liability recorded due to AREE. Under the terms of the contribution agreement, the advance was to be repaid to AREE in the event certain transactions closed before December 31, 1998.

         In connection with the negotiations discussed above, WMC management has stated that the advance from WPI represents reimbursement from WPI for services rendered by WMC in the organization of WPI and the acquisition of properties. WMC management has stated that it does not intend to reimburse WPI for the $240,000 advance. Due to the uncertainty of the collectibility of this advance, the entire amount has been reserved as uncollectible in the accompanying financial statements.

NOTE G - OPERATING LEASES

         The Trust and its subsidiaries lease residential and commercial space to individual and corporate tenants. These leases expire at various times through 2005. The following is a schedule by year of minimum operating lease receipts under such operating leases.

             Year
             1999                                              $3,733,271
             2000                                               2,197,655
             2001                                               1,923,698
             2002                                                 995,421
             2003                                                 426,689
          Thereafter                                              358,477
                                                               ----------
               TOTAL                                           $9,635,211
                                                               ==========

         One of the commercial properties has one primary tenant who leases 55% of the property's rentable square footage. The future minimum operating lease receipts from this tenant represent approximately 19% of the above total.

NOTE H - SUBSEQUENT EVENT

         In March 1999, the Trust declared a Common Share split of 4.75 shares for 3 shares. All Common Share amounts in the accompanying financial statements have been restated to reflect the Common Share split.

                           Wellington Properties Trust
                           Consolidated Balance Sheet
                            June 30, 1999 (Unaudited)

Assets
    Real Estate Property
      Land                                                $  9,009,936
      Building                                              41,540,143
      Tenant improvements                                       43,809
      Appliances and equipment                                 976,096
                                                          ------------
                                                            51,569,984
      Accumulated depreciation                              (2,319,925)
                                                          ------------
                                                            49,250,059
   Cash                                                         98,397
   Escrowed cash                                               680,511
   Accounts receivable                                          32,458
   Prepaid expenses                                             23,550
   Investment in unconsolidated subsidiary                      90,000
   Deferred financing costs, net                               815,662
   Other assets                                                 25,000
                                                          ------------
            Total Assets                                  $ 51,015,637
                                                          ============

Liabilities and shareholders' equity
Liabilities
    Mortgage loans payable                                $ 32,049,484
    Line of credit                                             190,000
    Accounts payable and accrued liabilities                 1,336,559
    Related party payable                                    3,926,878
    Deferred rental revenue                                     66,648
    Tenant security deposits                                   158,744
    Dividends/distributions payable                            871,100
                                                          ------------
             Total liabilities                              38,599,413
                                                          ------------
Minority interests in consolidated subsidiary                8,755,376

Shareholders' equity
    Common shares - 100,000,000 authorized;
         1,351,935 shares issued and outstanding;
         par value $0.01                                        13,519
    Preferred Stock - 10,000,000 authorized; no shares
          issued and outstanding; par value $0.01                  ---
    Additional paid in capital                               9,069,682
    Accumulated deficit                                     (5,422,353)
                                                          ------------
             Total shareholders' equity                      3,660,848
                                                          ------------
Total liabilities and shareholders' equity                $ 51,015,637
                                                          ============


        The accompanying notes are an integral part of these statements.

                           Wellington Properties Trust
                      Consolidated Statements of Operations
                                   (Unaudited)
                         For the Six Month Period Ended



                                               June 30, 1999    June 30, 1998
Revenue:
    Rental revenue and tenant reimbursements     $ 3,414,376     $ 1,516,511
    Interest and other                                30,513             273
                                                 -----------     -----------
        Total revenue                              3,444,889       1,516,784
                                                 -----------     -----------

Expenses:
    Property operating and maintenance               822,468         295,608
    Real estate taxes and insurance                  596,233         219,290
    Depreciation and amortization                    681,103         293,879
    Interest expense                               1,295,213         633,928
    General and administrative                       387,480         147,745
    Management fees                                  170,015          74,515
    Termination of advisory agreement                950,000            --
    Nonrecurring expenses                          2,613,383            --
                                                 -----------     -----------
        Total expenses                             7,515,895       1,664,965
                                                 -----------     -----------

Loss before minority interests                    (4,071,006)       (148,181)
Less: Minority interests                           2,664,093            --
                                                 -----------     -----------

Loss allocated to Common Shares                  $(1,406,913)    $  (148,181)
                                                 ===========     ===========

Loss per share:  Basic and diluted               $     (1.04)    $     (0.13)
                                                 ===========     ===========

Weighted average number of shares:
     Basic and diluted                             1,350,730       1,144,793
                                                 ===========     ===========




        The accompanying notes are an integral part of these statements.

                           Wellington Properties Trust
                      Consolidated Statements of Operations
                                   (Unaudited)
                        For the Three Month Period Ended






                                               June 30, 1999   June 30, 1998
Revenue:
    Rental revenue and tenant reimbursements    $ 1,756,158     $   750,581
    Interest and other                               16,076             210
                                                -----------     -----------
        Total revenue                             1,772,234         750,791
                                                -----------     -----------

Expenses:
    Property operating and maintenance              450,153         135,118
    Real estate taxes and insurance                 279,368         109,645
    Depreciation and amortization                   357,526         148,283
    Interest expense                                650,225         319,511
    General and administrative                      192,721          74,598
    Management fees                                  87,390          36,907
    Termination of advisory agreement               950,000            --
    Nonrecurring expenses                         2,613,383            --
                                                -----------     -----------
        Total expenses                            5,580,766         824,062
                                                -----------     -----------

Loss before minority interests                   (3,808,532)        (73,271)
Less: Minority interests                          2,491,018            --
                                                -----------     -----------

Loss allocated to Common Shares                 $(1,317,514)    $   (73,271)
                                                ===========     ===========

Loss per share:  Basic and diluted              $     (0.97)    $     (0.06)
                                                ===========     ===========

Weighted average number of shares:
Basic and diluted                                 1,351,891       1,144,793
                                                ===========     ===========


        The accompanying notes are an integral part of these statements.

                           Wellington Properties Trust
                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                         For the Six Month Period Ended

                                                      June 30, 1999    June 30, 1998
Cash flows from operating activities:
   Net Loss                                            $(4,071,006)    $  (148,181)
   Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization                         681,103         293,879
   Changes in assets and liabilities:
     Decrease (increase) in accounts receivable
      and prepaid expenses                                  71,604         (50,861)
     Decrease in deferred costs                          1,723,255            --
     Decrease in accounts payable and
      accrued liabilities                                  (70,809)        (13,423)
     Increase in accounts payable related party          2,182,455          41,883
      Increase in tenant security deposits
       and deferred rents                                    3,409           5,308
                                                       -----------     -----------
         Net cash provided by operating activities     $   520,011     $   128,605
                                                       -----------     -----------


Cash flows from investing activities:
   Capital expenditures paid                               (93,380)        (40,806)
   Investment in unconsolidated subsidiary                 (90,000)           --
   Decrease (increase) in escrowed cash                    163,357         (45,137)
                                                       -----------     -----------
         Net cash flow used in investing activities        (20,023)        (85,943)
                                                       -----------     -----------

Cash flows from financing activities:
   Proceeds from mortgage loans payable                       --         2,750,000
   Loan fees                                                  --          (436,285)
   Payments on mortgage note                              (455,668)     (2,376,180)
   Payments on line of credit                              (10,000)           --
   Dividends paid                                          (89,824)       (125,794)
                                                       -----------     -----------
         Net cash flow used in financing activities       (555,492)       (188,259)
                                                       -----------     -----------

Net decrease in cash                                       (55,504)       (145,597)

   Cash at beginning of period                             153,901         113,945
                                                       -----------     -----------
   Cash at end of period                               $    98,397     $   (31,652)
                                                       ===========     ===========

   Supplemental Data:
         Interest paid                                 $ 1,318,972     $   641,035

         Dividends paid through issuance of
           Common Shares                               $   (62,383)    $  (124,287)
         Issuance of Common Shares                     $    62,383     $   124,287
                                                       -----------     -----------
                                                       $      --       $       --
                                                       ===========     ===========


        The accompanying notes are an integral part of these statements.

                           WELLINGTON PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 1999
                                   (Unaudited)

NOTE A - ORGANIZATION

Wellington Properties Trust ("Company") is a real estate investment trust ("REIT") organized in the state of Maryland. The Company was formed on March 15, 1994 to acquire, develop, own and operate investment real estate. As of June 30, 1999, the Company owned two residential and three commercial properties that contain a total of 376 apartment units and 247,546 commercial rentable square feet. The Company's interest in the commercial properties is held through Wellington Properties Investments, LP (the "Operating Partnership"), a Delaware limited partnership formed in 1998. The Company is the general partner of, and as of June 30, 1999, owns an approximately 8.8% interest in the Operating Partnership. On March 4, 1999, the Company acquired an 8% interest in Highlander Acquisition Company, LLC ("Highlander") which owns a 154 unit apartment community.


NOTE B - BASIS OF PRESENTATION

The consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the included disclosures are adequate to make the information presented not misleading. In the opinion of the Company, all adjustments (consisting solely of normal recurring matters, except with respect to the nonrecurring expense) necessary to fairly present the financial position of the Company as of June 30, 1999, the results of its operations for the six month periods and three month periods ended June 30, 1999 and 1998, and its cash flows for the six month periods ended June 30, 1999 and 1998 have been included. During the second quarter of 1999, the Company concluded that costs incurred and deferred in 1998 in connection with the potential acquisition of 27 properties had no future value because such potential acquisitions would not occur. Such costs approximated $2.6 million and were expensed in the second quarter along with the costs to terminate the advisory agreement of $950,000 (See Note H). The results of operations for such interim periods are not necessarily indicative of the results for a full year. For further information, refer to the Company's consolidated financial statements and footnotes included in the Annual Report of Form 10-KSB/Amendment No. 1 for the year ended December 31, 1998.


NOTE C - ACQUISITION OF PROPERTIES

On March 4, 1999, the Company acquired an 8% interest in Highlander at a cost of $90,000 funded in cash. The Company believes that cost approximates fair value.

On November 20, 1998, the Company through the Operating Partnership, acquired two office properties and one light industrial property in the Minneapolis, Minnesota metropolitan area. The combined purchase price of such properties totaled approximately $31.1 million, including closing costs. Such purchase price was funded through the issuance of an aggregate of 2,557,707 limited partnership units ("Units") in the Operating Partnership (valued at $5.37 per Unit, or an aggregate value of approximately $13.7 million) and the assumption of certain third-party indebtedness of approximately $17.1 million secured by such properties. The Units are exchangeable, under certain circumstances, on a one-for-one basis for common shares of beneficial interest, $.01 par value per share from and after the one-year anniversary of the date of issuance. (See Note
H).

                           WELLINGTON PROPERTIES TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                  June 30, 1999


NOTE D - MORTGAGE NOTES PAYABLE AND OTHER FINANCING

Maple Grove

The mortgage payable with respect to Maple Grove is collateralized by Maple Grove and an assignment of rents and had a principal balance as of June 30, 1999 of $12,680,308. The interest rate is fixed at 8.095%. Payments are due in monthly installments of principal and interest of $95,517 with a final balloon payment due June 1, 2004.
(See Note I.)

Lake Pointe

As of June 30, 1999, the Company was liable on a mortgage note payable of $2,722,891. The note requires monthly payments of $19,417 including interest at 7.6%. The mortgage is due March 2008 and is secured by Lake Pointe and an assignment of rents.

Thresher Square East

The financing consists of Commercial Development Revenue Refunding Bonds - Series 1996A issued by the City of Minneapolis, Minnesota; interest payable semi-annually at variable rates ranging from 5.25% to 7.25%; principal payable annually on or before May 1 in amounts ranging from $140,000 to $395,000 with a final payment due May 1, 2015; collateralized by a letter of credit, the Thresher Square East Office Complex, equipment and an assignment of rents. As of June 30, 1999 the principal balance was $3,955,000.

Thresher Square West

The financing consists of Commercial Development Revenue Refunding Bonds - dated October 1, 1992 issued by the City of Minneapolis, Minnesota; interest payable semi-annually at variable rates ranging from 6.50% to 7.60%; principal payable annually on or before June 1 in amounts ranging from $170,000 to $375,000 with a final payment due June 1, 2010; collateralized by a letter of credit, the Thresher Square West Office Complex and an assignment of rents and security agreement. As of June 30, 1999 the principal balance was $2,965,000.

Cold Springs

The financing consists of a note payable to Bremer Bank, N.A. in monthly installments of $51,518 including interest at a variable rate (effective rate of 9.25% at June 30, 1999) with a final balloon payment due on October 1, 2000; and collateralized by the Cold Springs Office Complex and fixtures. As of June 30, 1999 the principal balance was $5,533,491.

Additionally there is a note payable to Bremer Business Financial Corp., interest payments due monthly at a variable interest rate (effective rate of 10.75% at June 30, 1999) with principal balance due on September 30, 2000; and collateralized by the Cold Springs Office Complex and fixtures. As of June 30, 1999 the principal balance was $1,875,000.

                           WELLINGTON PROPERTIES TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                  June 30, 1999


NOTE D - MORTGAGE NOTES PAYABLE AND OTHER FINANCING - Continued

Nicollet VI

The financing consists of a 7.000% mortgage note payable to GMAC Commercial Mortgage Corporation in monthly installments of $15,635 including interest; final balloon payment due February 1, 2008; and collateralized by the Nicollet Business Campus VI Complex and an assignment of rents and security agreement. As of June 30, 1999 the principal balance was $2,317,794.

Line of Credit

During 1998, the Company obtained a line of credit for $300,000 with Milwaukee Western Bank. Payments of $5,000 of principal plus interest are due monthly with the final principal payment due on September 30, 1999. The interest rate is at 0.5% above the bank's reference rate (effective rate at June 30, 1999 of 8.75%). At June 30, 1999, the outstanding balance was $190,000. The line of credit is collateralized by the guarantee of Wellington Management Corporation ("WMC").


NOTE E - EQUITY

During 1998, the Company entered into agreements with American Real Estate Equities, LLC ("AREE") and WMC. Pursuant to the agreements the Company entered into transactions with AREE and WMC related to issuance of warrants, issuance of Common Shares and contribution agreements for various properties.

On November 16, 1998, the Company issued warrants to acquire up to 791,667 Common Shares to each of AREE and WMC. The Warrants were to become exercisable one year after the date of issuance (November 16, 1999) and would be exercisable for a nine-year period thereafter, at an exercise price of $5.37 per Common Share with respect to 395,833 Warrants held by each of AREE and WMC, $6.47 per Common Share with respect to 197,917 Warrants held by each of AREE and WMC, $7.74 per Common Share with respect to 118,750 Warrants held by each of AREE and WMC and $9.32 per Common Share with respect to 79,167 Warrants held by each of AREE and WMC. Effective June 30, 1999, all such warrants were returned to the Company and canceled. (See Note H).

                           WELLINGTON PROPERTIES TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                  June 30, 1999

NOTE F - DISTRIBUTIONS

On March 16, 1999, the Board of Trustees declared a split of 4.75 Common Shares for each 3.00 Common Shares effective on March 24, 1999 to shareholders of record as of March 22, 1999 ("Stock Split"). The Operating Partnership simultaneously declared a split of 4.75 Units for each 3.00 Units effective on March 24, 1999 to unitholders of record as of March 22, 1999. All amounts herein have been adjusted to give effect to the Stock Split.

On March 30, 1999, the Board of Trustees declared a cash distribution of $0.11 per share totaling approximately $148,679 to shareholders of record as of March 31, 1999. The Operating Partnership simultaneously declared a $0.11 per unit cash distribution to holders of Units. Such distribution totals $189,127. (See Note H.)

On July 15, 1999, the Board of Trustees declared a cash distribution of $0.11 per share totaling approximately $148,679 to shareholders of record as of June 30, 1999. The Operating Partnership simultaneously declared a $0.11 per unit cash distribution to holders of Units. Such distribution totals $189,127. (See Note H.)

The Board of Trustees further voted to defer payment of both 1999 cash distributions.


NOTE G - LOSS PER COMMON SHARE

Net loss per Common Share is computed based on the weighted average number of Common Shares outstanding for the period. Common share equivalents, consisting of outstanding warrants and options, are not included in the diluted loss per Common Share as they would be anti-dilutive.


NOTE H - RELATED PARTY TRANSACTIONS

Reimbursement of Certain Expenses by Related Parties

The Operating Partnership has been in negotiations with AREE regarding the reimbursement by the Operating Partnership to AREE of certain expenses incurred by AREE in the potential acquisition of properties and certain administrative expenses.

In connection with the negotiations during 1998 by the Company of the contribution agreement between AREE and the Operating Partnership, a $240,000 advance was paid to WMC by AREE for the benefit of the Operating Partnership. As of December 31, 1998, this amount was reflected as an advance to related party in accompanying financial statements, with a related liability recorded due to AREE. Under the terms of the contribution agreement, the advance was to be repaid to AREE in the event certain transactions closed before December 31, 1998. Due to the uncertainty of the collectibility of this advance, the entire amount was reserved as uncollectible as of December 31, 1998 and in connection with the agreement discussed below, has been written off as of June 30, 1999. Of the 30 properties to be acquired, three properties have been acquired as of June 30, 1999. Further, in connection with the agreements discussed below, WMC will retain cash received totaling $550,000 as partial consideration for termination of the advisory agreement.

                           WELLINGTON PROPERTIES TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                  June 30, 1999

Management Fees

The Company has entered into Property Management Agreements with WMC Realty, Inc. ("WRI"), a wholly-owned subsidiary of WMC, an affiliate of the Company in which Arnold Leas (Chairman of the Board of Trustees) is President and Chief Executive Officer, and Hoyt Properties Inc. ("Hoyt"), an entity controlled by Steve Hoyt (a trustee of the Company) to serve as Property Managers of properties owned by the Company. The Property Managers manage the day to day operations of properties owned by the Company and receive a management fee for this service. Management fees for the period January 1, 1999 through June 30, 1999 totaled $95,112 to Hoyt and $74,903 to WRI. Management fees for the period January 1, 1998 through June 30, 1998 totaled $0 to Hoyt (management agreement commenced November 1998) and $74,515 to WRI.

Advisor Fees

On August 2, 1994, the Company contracted to retain WMC to serve as Advisor to the Company. In payment for these services, the Advisor receives a fee equal to 5% of the gross proceeds of the public offering of common shares, which terminated October 1995. No advisor fees have been paid during 1999.

In addition, the Advisor is entitled to receive an Incentive Advisory Fee equal to 10% of the realized gain with respect to each sale or refinancing of property owned by the Company. In the event a property is sold at a loss, no Incentive Advisory Fees will be paid until the amount of the loss has been offset by gains from other sales. No Incentive Advisory Fees have been paid during 1999. In addition, the Advisor is entitled to recover certain expenses including travel, legal, accounting, and insurance. Fees for services, such as legal and accounting, provided by the Advisor's employees, in the opinion of the Advisor, may not exceed fees that would have been charged by independent third parties. The initial term of the agreement ended on December 31, 1995 and had been renewed automatically each year. The agreement was subject to termination without cause, by either party, on 60 days written notice and by the Company for cause immediately upon written notice.

Termination of Advisory Agreement

In connection with the purchase of properties by the Operating Partnership, the Company terminated the advisory agreement with WMC on November 20, 1998. The termination fee, payable to WMC, was estimated at $1.6 million and was to be determined by taking 1% of the first $150,000,000 of the aggregate gross purchase price for properties acquired by the Operating Partnership plus 0.25% of the aggregate gross purchase price for properties acquired in excess of $150,000,000. See agreement as of June 30, 1999 discussed below.

                           WELLINGTON PROPERTIES TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                  June 30, 1999

NOTE H - RELATED PARTY TRANSACTIONS - Continued

Agreements:  June 30, 1999

In the second quarter of 1999, due principally to the fact that the Operating Partnership was able to acquire only three properties since November 1998, the Company entered into discussion with AREE and WMC. As a result of these discussions, effective as of June 30, 1999:

o Recipients of 838,372 Units, received in the November 1998 acquisitions as described in Note C, have returned such Units to the Company for cancellation.

o AREE has returned the warrant covering 791,667 Common Shares to the Company. Further, the Company has agreed to issue 254,800 Class B Junior Cumulative Convertible Preferred Shares ("Class B Preferred Shares") to AREE in the third quarter of 1999 as consideration for an aggregate of $2,548,000 representing advances to the Company for working capital purposes and costs incurred in connection with the 1998 Transactions. The Class B Preferred Shares will bear the same rights, terms and preferences as the Class A Preferred Shares (defined below), but will rank junior as to payment of dividends and distributions upon liquidations. Of the total Class B Preferred Shares to be issued to AREE, 135,600 will be redeemable by the Company for $1.00 if certain conditions are not met prior to June 30, 2002.

o As consideration for the Termination of the Advisory Agreement between the Company and WMC, WMC has returned the warrant covering 791,667 Common Shares to the Company, the Company has agreed to issue 95,000 Class B Preferred Shares to WMC in the third quarter of 1999 and WMC will retain cash payments of $550,000 received during 1998.

The obligation by the Company to issue the Class B Preferred Shares has been reflected as a liability aggregating $3,498,000 on the Company's balance sheet as of June 30, 1999.

Listing Agreement

In January 1998, the Company entered into a listing agreement with WRI. The agreement provides that WRI would receive a fee equal to 3% of the sales price in the event of a sale of either of the Company's residential properties. In connection with the pending contract for the sale of Maple Grove Apartments, discussed below, WRI is expected to receive a fee totaling $501,000 upon consummation of the sale.

NOTE I - SUBSEQUENT EVENTS

The Company anticipates filing a Preliminary Registration Statement in August 1999 under the Securities Act of 1933 on Form SB-2 in order to commence the sale of 700,000 Class A Cumulative Convertible Preferred Shares ("Class A Preferred Shares") to the public ("Preferred Offering"). The Class A Preferred Shares will bear a liquidation value of $10.00 per share and will accrue a dividend equal to $0.475 per share, with such dividend payable every six months. The Class A Preferred Shares will be convertible into the number of Common Shares equal to the quotient obtained by dividing (1) $10.00 plus any dividends then accrued but unpaid on the Class A Preferred Shares, by (2) a price equal to 110% of the average closing bid price of Common Shares over the 10 trading days preceding the effective date of the registration statement covering the Class A Preferred Shares. The Company

                           WELLINGTON PROPERTIES TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                  June 30, 1999


 NOTE I - SUBSEQUENT EVENTS - Continued

will have the right to redeem the Class A Preferred Shares, under certain circumstances, after the two year anniversary date of the initial closing of the Preferred Offering.

The Company expects to use the net proceeds from the Preferred Offering to fund the continued growth of the Company.

Maple Grove is presently under contract for sale to an independent third party. The contract is subject to normal closing conditions and contingencies and provides for a purchase price of $16,700,000 to be paid by assuming the first mortgage of approximately $12,680,000 and paying the balance in cash at closing. The proposed buyer has advanced $400,000 of the cash purchase price in exchange for the Company's 10% promissory note.

No assurance can be given that the Preferred Offering or the sale of Maple Grove will be consummated and if consummated, would be on terms described above or otherwise.

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No   dealer,    salesperson   or   other
individual  has been  authorized to give
any     information    or    make    any
representation  not  contained  in  this
prospectus   in   connection   with  the
offering covered by this prospectus.  If
given  or  made,  such   information  or
representations  must not be relied upon
as having  been  authorized  by us. This
prospectus  does not constitute an offer               700,000 Shares
to sell, or a solicitation.  Neither the       Class A Cumulative Convertible
delivery of this prospectus nor any sale              Preferred Shares
made   hereunder   shall,    under   any
circumstances,   create  an  implication
that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

         TABLE OF CONTENTS

Prospectus Summary.................3
Risk Factors......................10
Use of Proceeds...................20
Dividend Policy...................21
Capitalization....................22
Price Range of Common
 Shares and Dividends.............23
Management Discussion and
 Analysis of Financial
 Condition and Results
 of Operations....................24
Business..........................30
Management........................53
Principal Shareholders............59
Certain Relationships and
 Related Transactions.............61         WELLINGTON PROPERTIES TRUST
Underwriting......................65
Description of Securities.........67
Certain Provisions of
 Maryland Law and of Our
 Declaration of Trust and Bylaws..72
Federal Income Tax Consequences...75
Legal Matters.....................81
Experts...........................81
Additional Information............82
Financial Statements..............F-1

Until  November 23,  1999,  all  dealers
effecting  transactions  in the  Class A     [logo of R.J. Steichen & Company]
Preferred   Shares,   whether   or   not
participating in this distribution,  may     [logo of Miller Johnson & Kuehn,
be   required   to   deliver  a  current                Incorporated]
prospectus with respect to those Class A
Preferred  Shares to purchasers  thereof
prior to or concurrent  with the receipt
of the confirmation of the sale of those
Class A Preferred Shares.                           October 28, 1999


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